SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )
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Filed by a Party other than the Registrant     ☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Sec. 240.14a-12

FIRST HORIZON NATIONAL CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 20, 2013

Dear Shareholders:

You are cordially invited to attend First Horizon National Corporation’s 2013 annual meeting of shareholders. We will hold the meeting on May 2, 2013 in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, at 10:00 a.m. local time. Accompanying this letter are the formal notice of the annual meeting, our 2013 proxy statement and our annual report to shareholders, which contains detailed financial information relating to our activities and operating performance during 2012. Though it is being delivered to you with our proxy statement, the annual report to shareholders is not deemed to be “soliciting material” under SEC Regulation 14A.

At the meeting, we will ask you to elect eleven directors; to vote on an advisory resolution to approve executive compensation (“say on pay”), and to ratify the appointment of KPMG LLP as our independent auditors for 2013. The accompanying proxy statement contains information about these matters.

Your vote is important. You may vote your proxy by telephone, over the internet or, if you received a paper proxy card by mail, you may also vote by signing, dating, and returning the proxy card by mail (as directed on the proxy card). Even if you plan to attend the meeting, please vote your proxy by telephone or over the internet or return your proxy card as soon as possible.

Sincerely yours,

D. BRYAN JORDAN
Chairman of the Board, President and Chief Executive Officer

FIRST HORIZON NATIONAL CORPORATION

165 Madison Avenue
Memphis, Tennessee 38103

NOTICE OF ANNUAL SHAREHOLDERS’ MEETING

May 2, 2013

The annual meeting of shareholders of First Horizon National Corporation will be held on May 2, 2013, at 10:00 a.m. local time in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee.

The items of business are:

(1)	Election of eleven directors to serve until the 2014 annual meeting of shareholders or until their successors are duly elected and qualified.

(2)	Vote on an advisory resolution to approve executive compensation.

(3)	Ratification of the appointment of auditors.

These items are described more fully in the following pages, which are made a part of this notice. The close of business on March 1, 2013 is the record date for the meeting. All shareholders of record at that time are entitled to vote at the meeting.

Management requests that you vote your proxy by telephone or over the internet or that you sign and return the form of proxy promptly, as applicable, so that if you are unable to attend the meeting your shares can nevertheless be voted. You may revoke a proxy at any time before it is exercised at the annual meeting in the manner described on page 1 of the proxy statement.

CLYDE A. BILLINGS, JR.
Senior Vice President,
Assistant General Counsel
and Corporate Secretary

Memphis, Tennessee
March 20, 2013

IMPORTANT NOTICE

Please (1) vote your proxy by telephone (2) vote your proxy over the internet or (3) mark, date, sign and promptly mail the form of proxy, as applicable, so that your shares will be represented at the meeting.

If you hold your shares in street name, it is critical that you instruct your broker or bank how to vote if you want your vote to count in the election of directors and the advisory resolution to approve executive compensation (Vote Item Nos. 1 and 2 of this proxy statement). Under current regulations, if you hold your shares in street name and you do not instruct your broker or bank how to vote in these matters, no votes will be cast on your behalf with respect to these matters. For additional information, see page 2 of the proxy statement.

PROXY STATEMENT
FIRST HORIZON NATIONAL CORPORATION
TABLE OF CONTENTS

PROXY STATEMENT
FIRST HORIZON NATIONAL CORPORATION
165 Madison Avenue
Memphis, Tennessee 38103

GENERAL MATTERS

The Board of Directors is soliciting proxies to be used at our annual meeting of shareholders to be held on May 2, 2013 at 10:00 a.m. local time in the Auditorium, First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, and at any adjournment or adjournments thereof. To obtain additional information on directions to be able to attend the meeting and vote in person, contact our Community Relations office at 866-365-4313.

In this proxy statement, First Horizon National Corporation will be referred to by the use of “we,” “us” or similar pronouns, or simply as “First Horizon,” and First Horizon and its consolidated subsidiaries will be referred to collectively as “the Corporation.” In this proxy statement, we refer to the notice of the 2013 annual meeting of shareholders, this proxy statement, our annual report to shareholders for the year ended December 31, 2012, and the proxy card as our “proxy materials.” Though the annual report to shareholders is included in the term “proxy materials,” it is not deemed to be “soliciting material” under SEC Regulation 14A.

Internet Availability of Proxy Materials. This year for the first time, we are using the SEC’s “notice and access” rule, which allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, beginning on or about March 20, 2013, we sent to most of our shareholders by mail or e-mail a notice of internet availability of proxy materials, which contains instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice.

If you received a paper copy of the notice, we encourage you to help us save money and reduce the environmental impact of delivering paper notices by signing up to receive all of your future proxy materials electronically.

If you own shares of common stock in more than one account—for example, in a joint account with your spouse and in your individual brokerage account—you may have received more than one notice. To vote all of your shares, please follow each of the separate voting instructions that you received for your shares of common stock held in each of your different accounts.

Voting by Proxy; Revocation of Proxy. The First Horizon Board of Directors is asking you to give us your proxy. Giving us your proxy means that you authorize another person or persons to vote your shares of our common stock at the annual meeting of shareholders in the manner you direct. Giving us your proxy allows your shares to be voted even if you will be unable to attend the annual meeting in person. You may revoke your proxy at any time before it is exercised by writing to the Corporate Secretary, by timely delivering a properly executed, later-dated proxy (including by telephone or internet) or by voting by ballot at the meeting. All shares represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified therein. If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations as follows:

FOR:

1.	Election of eleven directors to serve until the 2014 annual meeting of shareholders or until their successors are duly elected and qualified.

2.	Approval of an advisory resolution to approve executive compensation (“say on pay”).

3.	Ratification of the appointment of auditors.

Solicitation of Proxies. First Horizon will bear the entire cost of soliciting the proxies. In following up the original solicitation of the proxies, we may request brokers and others to send proxy materials to the beneficial owners of the shares and may reimburse them for their expenses in so doing. If necessary, we may also use several of our employees to solicit proxies from the shareholders, either personally or by telephone, letter or e-mail, for which they will receive no compensation in addition to their normal compensation. We have hired Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902 to aid us in the solicitation of proxies for a fee of $7,500 plus out-of-pocket expenses. An additional charge of $5.50 per holder will be incurred should we choose to have Morrow & Co. solicit individual holders of record.

Quorum and Vote Requirements. Our common stock is the only class of voting securities. There were 241,821,248 shares of common stock outstanding and entitled to vote as of March 1, 2013, the record date for the annual shareholders’ meeting. Each share is entitled to one vote. A quorum of the shares must be represented at the meeting to take action on any matter at the meeting. A majority of the votes entitled to be cast constitutes a quorum for purposes of the annual meeting. Both “abstentions” and broker “non-votes” will be considered present for quorum purposes, but will not otherwise have any effect on any of the vote items. The affirmative vote of a majority of the votes cast is required to elect the nominees as directors, and we have adopted a director resignation policy that requires a director who does not receive the affirmative vote of a majority of the votes cast with respect to his or her election to tender his or her resignation. (For additional information on our director resignation policy, see the summary of the policy in the “Corporate Governance and Board Matters—Introduction” section of this proxy statement beginning on page 4. The policy is also contained in our Corporate Governance Guidelines, which are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.) The affirmative vote of a majority of the votes cast is required to approve the advisory resolution to approve executive compensation and to ratify the appointment of auditors.

Effect of Not Casting Your Vote. If you hold your shares in street name it is critical that you instruct your broker or bank how to vote if you want your vote to count in the election of directors and the advisory resolution to approve executive compensation (Vote Item Nos. 1 and 2 of this proxy statement). Under current regulations, your broker or bank will not have the ability to vote your uninstructed shares in these matters on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your broker or bank how to vote, no votes will be cast on your behalf with respect to these matters. Your broker or bank will have the ability to vote uninstructed shares on the ratification of the appointment of auditors (Vote Item No. 3).

If you are a shareholder of record and you do not vote your proxy, no votes will be cast on your behalf on any of the items of business at the annual meeting unless you attend the annual meeting and vote your shares there.

Duplicate Mailings and Householding. Duplicate mailings in most cases are inconvenient for you and an unnecessary expenditure for us. As described below, we have taken steps to reduce them, and we encourage you to eliminate them whenever you can.

Some of our shareholders own their shares using multiple accounts registered in variations of the same name. If you have multiple accounts, we encourage you to consolidate your accounts by having all your shares registered in exactly the same name and address. You may do this by contacting our stock transfer agent, Wells Fargo Bank, N.A., by phone toll-free at 1-877-536-3558, or by mail to Shareowner Services, P.O. Box 64854, St. Paul, MN 55164-0854.

SEC rules allow us to mail a single copy of the notice of internet availability of proxy materials, annual report to shareholders, and proxy statement to all shareholders residing at the same address if certain conditions are met. This practice is referred to as “householding.” If your household receives only one copy of the proxy materials and if you wish to start receiving separate copies in your name, apart from others in your household, you must request that action by contacting our Stock Transfer Agent, Wells Fargo Bank, N.A., by phone toll-free at 1-877-602-7615 or by writing to it at Shareowner Services, Attn: Householding, P.O. Box 64854, St. Paul, MN 55164-0854. That request must be made by each person in the household who desires a separate copy. Within 30 days after your request is received we will start sending you separate mailings. If for any reason you and members of your household are receiving multiple copies and you want to eliminate the duplications, please request that action by contacting Wells Fargo using the contact information given in this paragraph above. In either case, in your communications, please refer to your account number and our company number (998). Please be aware that if you hold shares both in your own name and as a beneficial owner through a broker, bank or other nominee, it is not possible to eliminate duplications as between these two types of ownership.

If you and other members of your household are beneficial owners of shares, meaning that you own shares indirectly through a broker, bank, or other nominee, you may eliminate a duplication of mailings by contacting your broker, bank, or other nominee. If you have eliminated duplicate mailings but for any reason would like to resume them, you must contact your broker, bank, or other nominee.

If you are among the shareholders who receive paper copies of our proxy materials and your household receives only a single copy, and if you desire your own separate copies for the 2013 annual meeting, you may pick up copies in person at the meeting in May or download them from our website using the website address listed in the box below. If you would like additional copies mailed, we will mail them promptly if you request them from our Investor Relations department at our website, by phone toll-free at 1-800-410-4577, or by mail to Investor Relations, P.O. Box 84, Memphis, TN 38101. However, we cannot guarantee you will receive mailed copies before the 2013 annual meeting.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to Be Held on May 2, 2013.

This proxy statement is available at http://ir.fhnc.com/annual-proxy.cfm.

The following additional materials will also be available at the website listed above:

Annual Report to Shareholders

Proxy Card

CORPORATE GOVERNANCE AND BOARD MATTERS

Introduction

First Horizon is dedicated to operating in accordance with sound corporate governance principles. We believe that these principles not only form the basis for our reputation of integrity in the marketplace but also are essential to our efficiency and overall success. Some of our corporate governance principles, policies and practices are highlighted below.

Corporate Governance Highlights

•	Annual director elections

•	Directors elected by a majority of the votes cast in uncontested elections (plurality vote in contested elections)

•	Director resignation policy for directors who do not receive the affirmative vote of a majority of the votes cast

•	All current non-employee director nominees are independent under the NYSE listing standards.

•	Audit, Compensation and Nominating & Corporate Governance Committees consist solely of independent directors.

•	Independent director R. Brad Martin serves as lead director. The principal duties of the lead director are specified in the Corporate Governance Guidelines.

•	All directors serve on three or fewer public company boards (other than First Horizon); nine of eleven directors serve on one or no other public company boards.

•

Stock ownership guidelines require non-employee directors to own three times their annual (cash and equity) retainer in First Horizon stock (increased from two times in 2012); after this guideline is reached, 50% of the net shares received as a taxable distribution from the company’s stock plans must be retained until after retirement.

•	Average attendance at Board and committee meetings exceeded 94 percent in 2012.

•	Sustainability statement available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Community” area

•	Annual individual director performance evaluations

Our Corporate Governance Guidelines, which were initially adopted by our Board of Directors in 2004 but which incorporate long-standing corporate policies and practices, provide our directors with guidance as to their legal accountabilities, promote the functioning of the Board and its committees, and set forth a common set of expectations as to how the Board should perform its functions. Our Corporate Governance Guidelines (as revised to date) are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are also available to shareholders upon request to the Corporate Secretary.

We have also adopted a Code of Business Conduct and Ethics, which incorporates many of our long-standing policies and practices and sets forth the overarching principles that guide the conduct of every aspect of our business, and a Code of Ethics for Senior Financial Officers, which promotes honest and ethical conduct, proper disclosure of financial information and compliance with applicable governmental laws, rules and regulations by our senior financial officers and other employees who have financial responsibilities. These Codes are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are also available to shareholders upon request to the Corporate Secretary. Any waiver of the Code of Business Conduct and Ethics for an executive officer or director will be promptly disclosed to shareholders in any manner that is acceptable under the NYSE listing standards, including but not limited to distribution of a press release, disclosure on our website, or disclosure on Form 8-K. The Corporation intends to satisfy its disclosure obligations under Item 5.05 of Form 8-K related to amendments or waivers of the Code of Ethics for Senior Financial Officers by posting such information on the Corporation’s website. We have also adopted a policy that highlights our commitment to having an effective compliance and ethics program by exercising due diligence to prevent and detect criminal conduct and otherwise by promoting an organizational culture that encourages ethical conduct and a commitment to compliance with the law.

Our Board has adopted a director resignation policy that requires a director who does not receive the affirmative vote of a majority of the votes cast with respect to his or her election to tender his or her resignation. Under the policy, the Nominating & Corporate Governance Committee must promptly consider the resignation offer and a range of possible responses and make a recommendation to the Board. The Board will act on the Nominating & Corporate Governance Committee’s recommendation within 90 days following certification of the shareholder vote. Thereafter, the Board will promptly disclose its decision regarding whether to accept the director’s resignation offer, including an explanation of the decision (or the reason(s) for rejecting the resignation offer, if applicable), in a Form 8-K (or other appropriate report) filed with or furnished to the Securities and Exchange Commission. If any director’s resignation under the policy is not accepted by the Board, such director will serve the remainder of the term for which he or she was elected and until his or her successor has been duly elected and qualified. Any director who tenders his or her resignation pursuant to the director resignation policy shall not participate in the Nominating & Corporate Governance Committee recommendation or Board action regarding whether to accept the resignation offer. If a majority of the members of the Nominating and Corporate Governance Committee did not receive the affirmative vote of a majority of the votes cast at the same election, then all the directors who are “independent” under the listing standards of the New York Stock Exchange and who received the affirmative vote of a majority of the votes cast shall appoint a committee amongst themselves to consider the resignation offers and recommend to the Board whether to accept them. This committee may, but need not, consist of all of the independent directors who received the affirmative vote of a majority of the votes cast. The director resignation policy is contained in our Corporate Governance Guidelines, which are available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.

First Horizon made several enhancements to its corporate governance policies and practices during 2012. In response to shareholder concerns, we adopted a sustainability statement that highlights some of our sustainability practices, and we responded to the 2012 Carbon Disclosure Project, a carbon emissions survey. Our sustainability statement is available on our website at www.fhnc.com under the “Sustainability” heading in the “Community” area. In keeping with the company’s efficiency and sustainability efforts, the Board made changes to facilitate the company’s use of the SEC’s “notice and access” rule, which allows us to furnish our proxy materials to our shareholders over the internet instead of mailing paper copies of those materials. The Board also made refinements to the Board and Committee self-evaluation process and updated the duties of the lead director. Finally, it revised the charters of each of the Audit Committee, the Compensation Committee and the Executive & Risk Committee to clarify the responsibilities of each Committee.

Under our Bylaws, First Horizon is managed under the direction of and all corporate powers are exercised by or under the authority of our Board of Directors. Our Board of Directors currently has eleven members. All of our directors are also directors of First Tennessee Bank National Association (the “Bank” or “FTB”). The Bank is our principal operating subsidiary. The Board has four standing committees: the Executive & Risk Committee, the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee, each of which is described in more detail beginning on page 9.

Independence and Categorical Standards

Independence. Our common stock is listed on the New York Stock Exchange. The NYSE listing standards require a majority of our directors and all of the members of the Compensation Committee, the Nominating & Corporate Governance Committee and the Audit Committee of the Board of Directors to be “independent.” Under these standards, our Board of Directors is required to determine affirmatively that a director has no material relationship with the Corporation for that director to qualify as independent. In order to assist in making independence determinations, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, has adopted the categorical standards set forth below. In making its independence determinations, each of the Board and the Nominating & Corporate Governance Committee considered the relationships between each director and the Corporation, including those that fall within the categorical standards.

Based on its review and the application of the categorical standards, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, determined that all ten of our current non-employee directors (Messrs. Carter, Compton, Emkes, Gilchrist, Martin, Niswonger, Reed, and Yancy and Mmes. Gregg and Palmer) are independent under the NYSE listing standards. Three other individuals, James A. Haslam, III, Michael D.

Rose, and William B. Sansom, served as directors of First Horizon during part of 2012 but have since retired. The Board, upon the recommendation of the Nominating & Corporate Governance Committee, determined that Messrs. Haslam and Sansom are independent. Mr. Rose, our Chairman of the Board until January 1, 2012 and a director until April 17, 2012, was not independent under the NYSE listing standards prior to his retirement because until April 20, 2009, our Bylaws provided that the position of Chairman of the Board was an officer position. However, the Board, upon the recommendation of the Nominating & Corporate Governance Committee, determined that Mr. Rose became independent as of April 20, 2012, three years after he ceased to be an executive officer of First Horizon. The Nominating & Corporate Governance Committee and the Board determined that all transactions and relationships with each director identified above as independent fell within our categorical standards except as discussed with respect to Mr. Rose’s service as Chairman as described above. Mr. Jordan, as our Chief Executive Officer, is not independent.

The categorical standards established by the Board, which were last revised in 2010, are set forth below and are also available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area.

With respect to each director who is identified above as independent under the NYSE listing standards, the Board considered the following types or categories of transactions, relationships or arrangements in determining the director’s independence under the NYSE standards and our categorical standards.

•

Provision by the Corporation, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following banking and financial services and services incidental thereto to directors, their immediate family members and/or to entities with which directors or their immediate family members are affiliated: deposit accounts (all directors except Mr. Gilchrist); cash management services (Messrs. Carter, Compton, Emkes, Haslam, Martin, Niswonger, Sansom and Yancy and Ms. Gregg); health savings account depository services (Mr. Carter and Ms. Gregg); repurchase agreements (Mr. Niswonger); loans (including mortgage loans), letters of credit, guaranties, credit cards and/or other lines of credit (all directors except Mr. Gilchrist); interest rate swaps (Messrs. Haslam and Martin); investment management (Messrs. Emkes, Haslam, Reed, and Sansom); broker/dealer services (Messrs. Emkes, Haslam, Martin, Niswonger, Reed, Rose, Sansom and Yancy and Ms. Palmer); financial planning (Mr. Reed); capital markets (Messrs. Emkes and Haslam); trust services (Messrs. Emkes, Haslam, Martin, Niswonger, Reed, Rose and Sansom and Ms. Gregg); insurance brokerage (Messrs. Emkes, Haslam, Niswonger, Reed, Rose and Yancy and Ms. Gregg); safe deposit boxes (Messrs. Carter, Haslam, Martin and Niswonger and Ms. Gregg); pay card services (Mr. Carter and Ms. Gregg); purchasing card services (Messrs. Emkes and Haslam) and currency exchange (Messrs. Haslam, Martin, Niswonger and Sansom).

•

Provision by an entity affiliated with a director or his or her immediate family member, in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons, of the following products and services to the Corporation or its subsidiaries: package delivery and print services (Mr. Carter); beverages (Mr. Compton); fuel and ancillary purchases for business travel by employees of the Corporation (Messrs. Compton and Haslam); hotel lodging for business travel by employees of the Corporation (Messrs. Niswonger and Reed); venues for business development and for holding seminars and other corporate functions (Messrs. Niswonger and Reed); provision of ministerial administrative claims payment services with respect to the administration of First Horizon’s self-insured health plan (Ms. Gregg).

•

Charitable contributions by the Corporation, its subsidiaries or the First Horizon Foundation to charitable organizations with which a director or immediate family member is affiliated (Messrs. Carter, Emkes, Haslam, Martin, Niswonger, Rose, Sansom and Yancy and Mmes. Gregg and Palmer).

•	Employment by the Corporation in a non-executive position of an immediate family member of a director (Mr. Yancy).

Categorical Standards. Each of the following relationships between the Corporation and its subsidiaries, on the one hand, and a director, an immediate family member of a director, or a company or other entity as to which the director or an immediate family member is a director, executive officer, employee or shareholder (or holds a similar position), on the other hand, will be deemed to be immaterial and therefore will not preclude a determination by the Board of Directors that the director is independent for purposes of the NYSE listing standards:

1.

Depository and other banking and financial services relationships (excluding extensions of credit which are covered in paragraph 2), including transfer agent, registrar, indenture trustee, other trust and fiduciary services, personal banking, capital markets, investment banking, equity research, asset management, investment management, custodian, securities brokerage, financial planning, cash management, insurance brokerage, broker/dealer, express processing, merchant processing, bill payment processing, check clearing, credit card and other similar services, provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

2.

An extension of credit, provided that, at the time of the initial approval of the extension of credit as to (1), (2) and (3), (1) such extension of credit was in the ordinary course of business, (2) such extension of credit was made in compliance with applicable law, including Regulation O of the Federal Reserve, Section 23A and 23B of the Federal Reserve Act and Section 13(k) of the Securities and Exchange Act of 1934, (3) such extension of credit was on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, and (4) the extension of credit has not been placed on non-accrual status.

3.

Contributions (other than mandatory matching contributions) made by the Corporation or any of its subsidiaries or First Horizon Foundation to a charitable organization as to which the director is an executive officer, director, or trustee or holds a similar position or as to which an immediate family member of the director is an executive officer; provided that the amount of the contributions to the charitable organization in a fiscal year does not exceed the greater of $500,000 or 2% of the charitable organization’s consolidated gross revenue (based on the charitable organization’s latest available income statement).

4.

Vendor or other business relationships (excluding banking and financial services relationships and extensions of credit covered by paragraph 1 or 2 above), provided that the relationship is in the ordinary course of business and on substantially the same terms and conditions as those prevailing at the time for comparable transactions with non-affiliated persons.

5.	All compensation and benefits provided to non-employee directors for service as a director.

6.

All compensation and benefits provided in the ordinary course of business to an immediate family member of a director for services to the Corporation or any of its subsidiaries as long as such immediate family member is compensated comparably to similarly situated employees and is not an executive officer of the Corporation or based on salary and bonus within the top 1,000 most highly compensated employees of the Corporation.

Excluded from relationships considered by the Board is any relationship (except contributions included in category 3) between the Corporation and its subsidiaries, on the one hand, and a company or other entity as to which the director or an immediate family member is a director or, in the case of an immediate family member, an employee (but not an executive officer or significant shareholder), on the other hand.

The fact that a particular relationship or transaction is not addressed by these standards or exceeds the thresholds in these standards does not create a presumption that the director is or is not independent.

The following definitions apply to the categorical standards listed above:

“Corporation” means First Horizon National Corporation and its consolidated subsidiaries.

“Executive Officer” means an entity’s president, principal financial officer, principal accounting officer (or, if there is no such accounting officer, the controller), any vice president of the entity in charge of a principal business unit, division or function, any other officer who performs a policy-making function, or any other person who performs similar policy-making functions for the entity.

“Immediate family members” of a director means the director’s spouse, parents, children, siblings, mothers-in-law, fathers-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law and anyone (other than domestic employees) who shares the director’s home.

“Significant shareholder” means a passive investor [meaning a person who is not in control of the entity] who beneficially owns more than 10% of the outstanding equity, partnership or membership interests of an entity. “Beneficial ownership” will be determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934.

Board Leadership Structure and Role in Risk Oversight

Board Leadership Structure. First Horizon’s Board leadership structure has evolved significantly in the past several years. Prior to January 2007, the Chairman of the Board and Chief Executive Officer roles were held by the same individual (except for two transition periods relating to CEO succession). In January 2007, the Board made certain governance changes in order to facilitate the implementation of strategic changes it was then initiating, including the appointment of a new CEO and of a separate individual as the Chairman of the Board. Under the Bylaws, the position of Chairman of the Board was at that time an executive officer position, but on April 20, 2009, the Board adopted amendments to the Bylaws that made the position of Chairman of the Board a non-officer position. Finally, effective as of January 1, 2012, the Board elected Mr. Jordan, our President and CEO, as Chairman of the Board as well.

Under First Horizon’s current Bylaws, the Chairman of the Board presides at all meetings of the shareholders and of the Board (except, with respect to meetings of the Board, as the Board may otherwise determine) and has the powers and performs the duties as are normally incident to the position and as may be assigned by the Board. The Chief Executive Officer is responsible for carrying out the orders of and the resolutions and policies adopted by the Board, has general management of the business of the Corporation and exercises general supervision over all of its affairs.

Under our Corporate Governance Guidelines, the Board designates our independent lead director from time to time from among the members of the Nominating & Corporate Governance Committee. Mr. Martin, who is independent under the listing standards of the NYSE, is currently serving as lead director for the Board. The lead director’s responsibilities include, among other things, supporting the Chairman of the Board in developing (in conjunction with the Corporate Secretary) the agenda for each Board meeting and in defining the scope, quality, quantity and timeliness of the flow of information between management and the Board; presiding at executive sessions of the Board; taking any actions he deems necessary or appropriate in connection with the Board and committee self-evaluation process; receiving reports from directors who have concerns about another director’s performance pursuant to our process for individual director performance evaluations; and receiving communications from shareholders pursuant to our process for communications with the Board.

We believe that our current board leadership structure, with a combined CEO and Chairman position and with a separate lead director who is independent under the NYSE listing standards and has the principal duties specified in the Corporate Governance Guidelines, is most appropriate for our company at this time. Given the challenging economic and regulatory environment we face and the headwinds created by a strategy pursued by former management, we have re-focused on our regional banking and capital markets businesses, endeavoring to control what is controllable and to prepare for what is not. We believe that combining the roles of CEO and Chairman facilitates our prudent management of the company in this environment. Holding both roles best positions Mr. Jordan as CEO and Chairman to be aware of major issues facing the company on a day-to-day and long-term basis and to identify key risks and developments facing the company that should be brought to the Board’s attention. The combined role also provides a single point of leadership for the company at a time when it is crucial for the company to maintain a unified message and strategic direction.

The combined CEO/Chairman position is counterbalanced by our strong lead director position, currently held by Mr. Martin, a long-time director and chair of the Executive & Risk Committee. The lead director, who has the responsibilities described above, provides an independent voice on issues facing the company and ensures that key issues are brought to the Board’s attention. The Board and its committees also regularly hold executive sessions with no members of management present, thereby providing an opportunity for the independent directors to discuss their views freely; the executive sessions of the Board are presided over by the lead director. There were four such executive sessions of the Board during 2012. The Board itself has a high degree of independence, with all ten of the non-employee directors qualifying as independent under the NYSE listing standards.

We recognize that different board leadership structures may be appropriate for First Horizon at different times and in different situations. As part of our Board self-evaluation process, the Board annually evaluates the company’s leadership structure to ensure that it provides the most appropriate structure. As stated in our Corporate Governance Guidelines, the Board is free to select its Chairman and First Horizon’s Chief Executive Officer in the manner it considers in the best interests of the company at any given point in time. The Board has separated the roles of Chairman and CEO in the recent past and will consider doing so in the future should circumstances arise that make such separation appropriate.

Board Role in Risk Oversight. As stated in our Corporate Governance Guidelines, oversight of risk management is central to the role of the Board. In 2010, the Board conducted a comprehensive review of the company’s risk management processes and made several changes to restructure and enhance those processes; these changes are reflected in a Board policy on risk management governance. The changes include delegation of primary responsibility for enterprise risk management oversight to the Credit Policy & Executive Committee, which was at the same time renamed as the Executive & Risk Committee to reflect the Committee’s new risk-related duties. In addition to the credit risk oversight responsibility that the Committee already had, the Committee’s charter was revised to authorize and direct the Committee to assist the Board in its oversight of First Horizon’s enterprise risk management governance and processes, including the management of market, operational, liquidity, interest rate sensitivity and equity investment risks, including emerging risks, the adoption and implementation of significant risk and compliance policies and First Horizon’s risk appetite. In fulfilling its risk responsibilities, the Board delegated the following duties to the Committee: to review periodically and recommend to the Board the risk appetite parameters to be employed by management in operating the company; to receive information on First Horizon’s business practices, policies and procedures related to the risks listed above; to monitor results to ensure alignment with First Horizon’s risk appetite; to review periodic risk and compliance reports from the Chief Risk Officer and the Chief Credit Officer, including reports on major risk exposures and steps taken to monitor, mitigate and control such exposures; to review periodically with management regulatory correspondence and actions; and to establish risk management and compliance policies required to be approved by the Board or a committee of the Board.

Other Board committees continue to play a role in First Horizon’s risk management processes as well. In accordance with the NYSE listing standards and its charter, the Audit Committee, which formerly had primary responsibility for oversight of risk management, retains an oversight role in that area, including receiving reports from the internal auditor regarding risk governance, risk assessment and risk management, the adequacy of the company’s policies and compliance with legal and regulatory requirements. Pursuant to its charter, the Audit Committee also reviews employee complaints or material reports or inquiries received from regulators or government agencies and management’s responses; meets periodically with the company’s Chief Risk Officer to discuss any risk and compliance matters that may have a material effect on the company’s financial statements or internal controls; discusses any significant compliance issues raised in reports or inquiries received from regulators or government agencies; reviews periodic reports regarding the Compliance and Ethics Program on the effectiveness of that program; and discusses with the General Counsel pending and threatened claims that may have a material impact on the financial statements. The chair of the Audit Committee, Ms. Palmer, is currently also a member of the Executive & Risk Committee, which facilitates coordination between the Audit Committee and the Executive & Risk Committee relative to their respective risk oversight responsibilities. The Compensation Committee is chiefly responsible for compensation-related risks. The charter of the Committee requires the Committee to oversee our compliance with all applicable laws and regulations, both currently in existence and as may be adopted in the future, relating to (i) appropriate management of the risks associated with incentive compensation programs or arrangements or (ii) public, regulatory, or other reporting associated with such risks. The Trust Committee is responsible for overseeing the fiduciary activities of the Bank, including risks arising in connection with such activities. The Trust Committee receives reports from Trust Division management regarding the investment and distribution of fiduciary account funds and fiduciary account records. Each of these committees also receives regular reports from management regarding the company’s risks and reports regularly to the full Board concerning risk.

Composition of Board Committees

The Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee are each composed of directors who are independent, as defined above under the heading “Independence and Categorical Standards” beginning on page 5. The current membership of each of the Board’s standing committees is set forth in the table below. Membership and chairmanship continued during the entire period from January 1, 2012 until the filing of this proxy statement unless otherwise indicated in the notes following the table.

Executive & Risk Committee	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee

D. Bryan Jordan R. Brad Martin (chair) Scott M. Niswonger[1] Vicki R. Palmer Colin V. Reed[2]	Robert B. Carter Mark A. Emkes Corydon J. Gilchrist[3] Vicky B. Gregg Vicki R. Palmer (chair) Luke Yancy III	John C. Compton Mark A. Emkes R. Brad Martin Colin V. Reed (chair)	Robert B. Carter (chair) John C. Compton Corydon J. Gilchrist[3] R. Brad Martin Scott M. Niswonger

1.	Mr. Niswonger joined the Executive & Risk Committee as of October 16, 2012.

2.	Mr. Reed joined the Executive & Risk Committee and ceased to be a member of the Nominating & Corporate Governance Committee as of April 16, 2012.

3.	Mr. Gilchrist became a director on July 16, 2012, and his membership on these committees commenced on that date.

Mr. Yancy also serves as chair of the Trust Committee, a standing committee of the Bank on which Ms. Gregg and Mr. Niswonger also serve. James A. Haslam, III, Michael D. Rose and William B. Sansom also served as directors during a portion of 2012 and served on committees as follows: Mr. Haslam served on the Compensation and Executive & Risk Committees until October 16, 2012; Mr. Rose served on the Executive & Risk Committee until April 16, 2012; and Mr. Sansom served on the Executive & Risk Committee and on the Trust Committee of the Bank until April 16, 2012.

The Executive & Risk Committee

The Executive & Risk Committee was established by our Board of Directors and operates under a written charter, which was last amended in October 2012 to clarify the Committee’s responsibilities with respect to financial center closings. The charter is currently available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are available to shareholders upon request to the Corporate Secretary.

The Board has delegated primary responsibility for enterprise risk management oversight to the Executive & Risk Committee. Additional information on the Committee’s risk-related duties is available under the heading “Board Leadership Structure and Role in Risk Oversight” beginning on page 8 above. In connection with its credit risk responsibilities, the Committee oversees First Horizon’s independent Credit Risk Assurance department. As an executive committee, the Committee is authorized and empowered to exercise during the intervals between meetings of the Board all authority of the Board of Directors, except as prohibited by applicable law and provided that it may not approve acquisitions, divestitures or the entry into definitive agreements (not in the ordinary course of business) where the purchase or sale price or transaction amount exceeds $100 million. Also, no authority has been delegated to the Committee in its charter to approve any acquisition involving the issuance of our stock.

The Audit Committee

In General. The Audit Committee was established by our Board of Directors and operates under a written charter that was last amended and restated in October 2012 primarily to clarify the Committee’s role in the appointment and removal of First Horizon’s internal auditor. The charter is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area and is also attached to this proxy statement at Appendix A. Paper copies are available to shareholders upon request to the Corporate Secretary.

Subject to the limitations and provisions of its charter, the Committee assists our Board in its oversight of our accounting and financial reporting principles and policies, internal audit controls and procedures, the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the independent auditor and our internal audit function. The Committee is directly responsible for the appointment (subject, if applicable, to shareholder ratification), retention, compensation and termination of the independent auditor as well as for overseeing the work of and evaluating the independent auditor and its independence. The members of the Committee are themselves independent, as that term is defined in the NYSE listing standards (described above), and meet the additional independence requirements prescribed by Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. In addition, the Board of Directors has determined that all the members of the Committee are financially literate as required by the NYSE listing standards. The Audit Committee’s Report is included below.

Audit Committee Financial Expert. The Board of Directors has determined that Vicki R. Palmer (chair of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. After receiving her B.A. in economics and business administration from Rhodes College and her M.B.A. in finance from The University of Memphis, Ms. Palmer was employed as a commercial loan officer with the Bank, where she was trained in and worked daily in evaluating financial statements of corporate customers in connection with their credit applications. In 1978, she joined Federal Express Corporation as Manager of Corporate Finance, and her major areas of responsibility included debt financing, cash management and pension asset management. Ms. Palmer joined The Coca-Cola Company in 1983 as Manager of Pension Investments, thus becoming responsible for the company’s worldwide pension assets. Upon moving to Coca-Cola Enterprises, Inc. (“CCE”) in 1986, she was involved at the inception of the company with the evaluation of company-wide financial results and the establishment of internal controls. Until January 2004, Ms. Palmer served as Senior Vice President, Treasurer and Special Assistant to the CEO. In this position, she was responsible for management of CCE’s $12 billion multi-currency debt portfolio; its $2.5 billion pension plan and 401(k) plan investments; currency management; global cash management; and commercial and investment banking relationships. In 2004, she became Executive Vice President, Financial Services and Administration, responsible for overseeing treasury, pension and retirement benefits, asset management, internal audit and risk management. In this position she was a member of CCE’s Risk Committee, which was charged with establishing policy and internal controls for hedging and financial and non-financial derivatives. In addition, she served on CCE’s Senior Executive Committee and had oversight responsibility for CCE’s enterprise-wide risk assessment process. Ms. Palmer also served for over ten years on CCE’s Financial Reporting Committee, which reviewed the company’s financial statements and dealt periodically with accounting issues, and in her most recent position with CCE she supervised the treasurer who served on this committee. Ms. Palmer retired as a CCE officer on April 1, 2009. She is currently the President of The Palmer Group, LLC, a general consulting firm. She was a member of our Audit Committee from January 1995 to April 1999 and chaired the Committee from April 1996 to April 1999, and she returned to that Committee as chair in April 2003. She is also a member of the audit committee of another public company, Haverty Furniture Companies Inc.

The Board of Directors has also determined that Vicky B. Gregg (a member of the Audit Committee) is an audit committee financial expert, as that term is defined in Item 407(d)(5) of SEC Regulation S-K. A nurse by education, Ms. Gregg received training in finance and accounting upon entering the management training program at Humana, Inc. She went on to hold a variety of positions with Humana over the course of fifteen years, culminating in the position of Regional Vice President, and later became President and CEO of Volunteer State Health Plan, a subsidiary of BlueCross BlueShield of Tennessee (“BCBST”) and one of the largest Medicaid health maintenance organizations in the country. Both positions involved oversight responsibility for financial statements that were filed with state insurance regulators. She served as Chief Executive Officer of BCBST from 2003 until her retirement in 2012. In that position, she had overall responsibility for the financial statements, actively supervising the Chief Financial Officer, who reported to her, and regularly reviewing results and discussing issues relating to the BCBST financial statements with the CFO. During her tenure as CEO, BCBST prepared financial statements in accordance with accounting practices prescribed by state insurance laws and regulations as well as financial statements in conformity with U.S. generally accepted accounting practices, and the BCBST board voluntarily elected to adopt the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting. As BCBST CEO, Ms. Gregg regularly signed certificates regarding the effectiveness of BCBST’s internal controls over financial reporting in accordance with Section 404. In addition, the audit committee, of which Ms. Gregg as CEO was an ex officio member, was accountable for BCBST’s internal controls, and the head of BCBST’s internal audit division reported to the audit committee and the CFO.

Each of Mesdames Palmer and Gregg meet in all respects the independence requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Audit Committee Report and the statements regarding members of the Committee who are not independent (if any) shall not be incorporated by reference into any such filings.

Audit Committee Report. The roles of the Audit Committee (“Committee”) are (1) to assist First Horizon’s Board of Directors in its oversight of (a) the Corporation’s accounting and financial reporting principles and policies and internal audit controls and procedures, (b) the integrity of its financial statements, (c) its compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications and independence, and (e) the performance of the independent auditor and internal audit function; and (2) to prepare this report to be included in First Horizon’s annual proxy statement pursuant to the proxy rules of the SEC. The Committee operates pursuant to a charter that was last amended and restated by the Board in 2012. As set forth in the Committee’s charter, management of First Horizon is responsible for preparation, presentation and integrity of the Corporation’s financial statements and for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the internal auditor is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out audits of the Corporation’s annual financial statements and effectiveness of internal control over financial reporting, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q and certain other procedures.

In the performance of its oversight function, the Committee has considered and discussed the audited financial statements with management and the independent auditors. The Committee has also discussed with the Chief Executive Officer and Chief Financial Officer their respective certifications that were included in First Horizon’s Annual Report on Form 10-K for the year ended December 31, 2012. The Committee has also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. Finally, the Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, has adopted an audit and non-audit services pre-approval policy and considered whether the provision of non-audit services by the independent auditors to First Horizon is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

While the Board of Directors has determined that each member of the Audit Committee has the broad level of general financial experience required to serve on the Committee and that Ms. Palmer and Ms. Gregg are audit committee financial experts as that term is defined in Item 407(d)(5) of Regulation S-K, none of the members of the Committee currently devotes specific attention to the narrower fields of auditing or accounting or is professionally engaged in the practice of auditing or accounting, nor are they performing the functions of auditors or accountants, nor are they experts in respect of auditor independence. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of First Horizon’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that First Horizon’s auditors are in fact “independent.”

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee’s charter, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Submitted by the Audit Committee of our Board of Directors.

Audit Committee

Vicki R. Palmer, Chair Robert B. Carter Mark A. Emkes Corydon J. Gilchrist Vicky B. Gregg Luke Yancy III

The Nominating & Corporate Governance Committee

In General. The Nominating & Corporate Governance Committee operates under a written charter that is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Paper copies are available to shareholders upon request to the Corporate Secretary. The charter was last amended in 2009. The purposes of the Nominating & Corporate Governance Committee are (1) to identify and recommend to the Board individuals for nomination as members of the Board and its committees, (2) to develop and recommend to the Board a set of corporate governance principles applicable to the Corporation, and (3) to oversee the evaluation of the Board and management.

Nominations of Directors; Consideration of Diversity in Identifying Director Nominees. With respect to the nominating process, the Nominating & Corporate Governance Committee discusses and evaluates possible candidates in detail and suggests individuals whose potential membership on the Board could be explored in greater depth. The Committee recommends new nominees for the position of independent director based on the following criteria:

•	Personal qualities and characteristics, experience, accomplishments and reputation in the business community.

•	Current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business.

•	Diversity of viewpoints, background, experience and other demographics.

•	Ability and willingness to commit adequate time to Board and committee matters.

•	The fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities.

The Nominating & Corporate Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the Committee to recommend them to the Board of Directors, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account the needs of the Corporation and the composition of the Board of Directors.

As described above and set forth in our Corporate Governance Guidelines, diversity, broadly defined to mean diversity of viewpoints, background, experience and other demographics, is one criterion on which the Committee bases its recommendations of new nominees for director positions. The inclusion of diversity in the listed criteria for director nominees reflects the Board’s belief that diversity, broadly defined, is important to the effective functioning of the Board. More generally, our Board-adopted Code of Business Conduct and Ethics reflects First Horizon’s firm commitment to non-discrimination and equal opportunity for employees, customers and suppliers and to treatment of everyone without discrimination or harassment based on race, color, religion, sex, sexual orientation, gender identity, national origin, age, veteran status or disability. However, neither the Committee nor the Board has a formal policy with regard to the consideration of diversity in identifying director nominees.

Once a candidate is identified whom the Committee wants seriously to consider and move toward nomination, the Chairman of the Board, the Chief Executive Officer and/or other directors as the Committee determines will enter into a discussion with that candidate.

Shareholder Recommendations of Director Nominees. The Nominating & Corporate Governance Committee will consider individuals recommended by shareholders as director nominees, and any such individual is given appropriate consideration in the same manner as individuals recommended by the Committee. Shareholders who wish to submit individuals for consideration by the Nominating & Corporate Governance Committee as director nominees may do so by submitting, in compliance with the procedures and along with the other information required by our Bylaws (as described below), a notice in writing that gives such individuals’ names to the Corporate Secretary. Our Bylaws require that to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not less than 90 days nor more than 120 days prior to the date of the meeting. However, if fewer than 100 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, a notice by a shareholder to be timely must be so delivered or received not later than the close of business on the 10th day following the earlier of (i) the day on which such notice of the date of such meeting was mailed or (ii) the day on which such public disclosure was made. A shareholder’s notice must state:

•

the name, age, business address and residence address of the person whom the shareholder proposes to nominate; the principal occupation or employment of such person; the class and number of shares of the Corporation that are beneficially owned by such person on the date of the notice;

•

any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (including, without limitation, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	the name and address, as they appear on our books, of the shareholder giving the notice and any other shareholders known by such shareholder to be supporting the proposed nominee; and

•

the class and number of shares of our stock which are beneficially owned by the shareholder giving the notice on the date of the notice and by any other shareholders known by the shareholder giving the notice to be supporting the proposed nominee on the date of such shareholder’s notice.

The Compensation Committee

In General. The Compensation Committee operates under a written charter that is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area and that is also attached to this proxy statement at Appendix B. Paper copies are available to shareholders upon request to the Corporate Secretary. The charter was last amended and restated by the Board of Directors in July 2012 to make explicit the Committee’s authority to oversee compensation matters throughout the Corporation, other than certain excepted plans as to which the Board has retained authority, and to make certain technical updates.

The purposes of the Compensation Committee are (1) to discharge the Board’s responsibilities relating to the compensation of our executive officers, (2) to produce an annual report on executive compensation for inclusion in our proxy statement, in accordance with the rules and regulations of the SEC [the current report is set forth below], (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate our management, and (5) to carry out certain other duties as set forth in the Committee’s charter.

Most of our executive compensation plans specify that they will be administered by a committee. The Committee’s charter provides that the Committee will administer plan-committee functions under our various executive-level compensation plans. Under the charter, at least two members of the Committee must be “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and at least two members of the Committee must be “non-employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. Many of our plans have similar provisions concerning their respective plan committees. The charter stipulates that if a Committee member is disqualified under one or the other of those tests, then that member must recuse him- or herself from participating in decisions impacted by the relevant test. In that situation, the remaining members would constitute the Committee for that action. On occasion, in connection with a specific action, a Committee member may feel that his or her qualification under one of those tests may be in doubt for some reason; in that case, the member may elect recusal to avoid any risk of possible disqualification.

Processes and Procedures Regarding Executive and Director Compensation. The charter of the Compensation Committee provides that the Committee has the authority to review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation and to fix the compensation, including bonus and other compensation and any severance or similar termination payments, of executive officers. The Committee also has the authority, pursuant to its charter, to make recommendations to the Board concerning the adoption or amendment of employee benefit plans, management compensation plans, incentive compensation plans and equity-based plans, including plans applicable to executive officers, and to make recommendations to the Board concerning director compensation. The charter also provides that the Committee will oversee the Corporation’s compliance with all applicable laws and regulations, both currently in existence and as may be adopted in the future, relating to appropriate management of the risks associated with incentive compensation programs or arrangements, to the compensation of the Corporation’s executive officers and to any reporting associated with either. The Committee may not delegate any of the authority described in this paragraph related to executive and director compensation to any other persons. In 2012, the Committee met five times (and took action by written consent once) for the principal purposes of executing its responsibilities under the Committee’s charter, and all five of those meetings concluded with an executive session during which management was not present.

The Committee periodically conducts a review of the Corporation’s director compensation program. The last comprehensive review took place during late 2012 and early 2013. During each comprehensive review, director compensation is reviewed and considered by management and recommended to the Committee, either as a short list of alternatives or as single-item recommendations. In general, management uses a consultant in formulating many of its recommendations, both for advice in designing director compensation and as a source of peer-company data. (Additional information on the use of consultants in compensation matters is provided below.) Management also prepares various presentations, analyses, and other tools for the Committee to use in considering director compensation decisions. As a result of the most recent review process, several changes were made. First, in support of First Horizon’s efficiency efforts and in recognition of the reduced size and scope of the company’s businesses, the Board of Directors approved a reduction of the cash retainer amount from $45,000 to $25,000 annually, representing a 44% reduction. In addition, the daily board and committee cash meeting fees have been replaced with fee stock units granted each year on the date of the annual shareholder meeting and vesting in the following year on April 2. These stock units will be calculated based on the number of board and committee meetings scheduled rather than on the number of such meetings actually held, and director attendance will not affect the stock units paid. The number of fee stock units to be granted to the chair of the Compensation Committee was increased by $2,000 per scheduled meeting. The annual grant of restricted stock units did not change, except for modifications to the grant and vesting dates. Finally, the lead director will receive an additional annual retainer of $20,000, to be paid in fee stock units. The changes are effective beginning April 1, 2013. A complete description of our director compensation program can be found under the heading “Director Compensation” beginning on page 67 of this proxy statement.

The Committee determines the CEO’s salary in executive session independent of management, generally on an annual basis. That determination is based on a review of the CEO’s personal plan results for the prior year, along with peer CEO salary data provided by management’s compensation consultant as well as input from the Committee’s independent compensation consultant. The CEO is not involved in the determination of his own salary.

Our CEO recommends to the Committee salary levels for the executive officers other than himself. Other compensation matters (bonus, equity awards, etc.) involving executives are considered and reviewed by management, including the CEO, and recommended to the Committee, either as a short list of alternatives or as single-item recommendations. Management uses a consultant in formulating many of its recommendations, both for advice and as a source of peer-company data. Management also prepares various presentations, analyses, forecasts, and other tools for the Committee to use in considering compensation decisions during the year. The Committee’s independent consultant reviews all proposals and makes recommendations to the Committee.

Management monitors and considers new or modified benefit programs used by other companies, or needed within our company, to attract and retain key employees. Recommendations are presented by management to the Committee for review and discussion. The CEO ultimately oversees these management processes. New benefit plans, or significant amendments to existing plans, typically are approved by the full Board based on recommendations from the Committee. Enrollment and other administrative actions associated with the benefit plans are handled mainly through third party vendors in accordance with the terms in the Board-approved plans. If executive-level exceptions are required for administration of the plans, such as approval of an early retirement, management generally reviews the facts of the situation and provides a recommendation to the Committee for approval.

Management uses national compensation consulting firms to provide advice with respect to executive and director compensation matters. Management also uses a number of other specialist firms to provide data relevant to specific needs such as funding for nonqualified deferred compensation and any special compensation arrangements that are unique to specific business units such as the capital markets industry. The consultants provide competitive data/trends, keep management informed of best practices and work with management to develop programs that permit the Corporation to attract and retain the talent needed. In 2012, management engaged McLagan as its primary advisor for executive and director compensation matters. Among other things, management directed McLagan to provide objective advice to management, the Committee and the Board on executive and director compensation, to provide expertise in executive and director compensation design, market practices in our industry and data to support recommendations, and to ensure timely reports to management and the Committee on all critical accounting, tax, securities law and market developments and trends relating to executive and director compensation. In addition, management engages nationally-recognized law firms as appropriate to provide advice on compliance with new laws, administration of stock plans, and compensation-related agreements and arrangements.

In 2012, the Compensation Committee continued its engagement of Frederic W. Cook & Co., Inc. to provide it with independent analysis and advice on all compensation-related matters. Among other things, the independent consultant assists the Committee in its reviews of compensation program actions recommended by management, reviewing the chosen peer group and survey data for competitive comparisons and advising the Committee on best practices and ideas for board governance of executive compensation. The Cook firm was specifically directed to undertake no work on behalf of management, and the firm has no other relationships with the Corporation or management. The Committee has considered the factors listed in the SEC’s rules for determining whether the work performed by the Cook firm has raised any conflict of interest and has concluded that no such conflict of interest exists.

Compensation Risk. Management and the Committee seek to balance several competing corporate goals: to provide competitive compensation packages which motivate employees to achieve key corporate goals through appropriate risk-taking; to discourage inappropriate risk-taking; and to comply with evolving regulatory standards concerning compensation and risk management. At least once each year the Committee meets with management to review and assess risks associated with incentive compensation plans of the Corporation. For 2012 management surveyed incentive plans used throughout the Corporation using several specific criteria for identifying those incentive plans which represented material inherent risk. Those criteria were payout levels (overall and per person), qualitative assessment of the impact on company risk-taking, and qualitative assessment of the plan’s administration. For those plans judged to have material inherent risk, management assessed the residual risk of each taking into account, among other things, the specific inherent risks which had been identified for the plan, the specific controls established in relation to those risks, and the implementation of those controls in the operation of the plan. Management then conducted a review in which residual risk was assessed for those plans identified as having material inherent risk. Based on that work, management has reported to the Committee that each incentive plan which entails material inherent risk has low residual risk after considering applicable controls and other relevant factors.

Management also considered recent past and possible future enhancements of incentive plans related to risk management. Key secondary goals continue to be: (i) to identify incentive plans where goals could be profit-based rather than revenue-based; and (ii) to identify plans where mandatory deferral mechanisms could be introduced or significantly enhanced. A recent shift away from revenues in favor of profits continued in 2012 and is intended to expand the scope of the incentive to encompass the costs associated with creating revenues. A mandatory deferral feature can be used to measure the results of a one-year incentive against a time frame longer than a single year so that, for example, potential unforeseen or unknowable costs of an activity have time to come to light. Deferral also is used to buttress the Corporation’s compensation recovery policy and its stock ownership guidelines.

The Corporation believes that substantial progress towards the secondary goals has been achieved. For example, most 2012 corporate annual bonuses, including those of most executive officers, used a profit metric and also incorporated a qualitative assessment of risk related to performance. In 2012 the Corporation continued a mandatory deferral feature for the Management Incentive Plan annual bonuses: 40% of most MIP bonuses earned for 2012 were deferred in the form of service-vested restricted shares. The value of those shares is at risk for changes in the Corporation’s stock price during the vesting period. Also in 2012, a mandatory deferral feature was added to additional incentive programs in other parts of the company, building upon changes implemented in 2011, and for most banking employees 2012 bonus opportunities used a profit metric tailored, in many cases, to the applicable division or unit.

Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings by reference, including this proxy statement, in whole or in part, the following Compensation Committee Report shall not be incorporated by reference into any such filings.

Compensation Committee Report. The Compensation Committee of our Board of Directors has reviewed and discussed with management, among other things, the section of this proxy statement captioned “Compensation Discussion and Analysis” beginning on page 29. Based on that review and discussion, the Compensation Committee recommended to our Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation Committee

Colin V. Reed, Chair John C. Compton Mark A. Emkes R. Brad Martin

Compensation Committee Interlocks and Insider Participation

Messrs. Compton, Emkes, Haslam, Martin, and Reed, all non-employee directors, served as members of the Board of Director’s Compensation Committee during 2012. Mr. Haslam’s service on the Committee ended on October 16, 2012, when he retired as a director. All the other Committee members served throughout 2012, and no other directors served on the Compensation Committee during 2012. Refer to the table in “Corporate Governance and Board Matters—Composition of Board Committees” above for additional committee information. No interlocking relationships existed with respect to any of the members of the Committee.

Board and Committee Meeting Attendance

During 2012, the Board of Directors held five meetings (four of which took place over a period of two days each) and took action by written consent three times (one of these actions was taken only by the Bank’s Board). The Compensation Committee held five meetings and took action by written consent once, the Nominating & Corporate Governance Committee held five meetings, the Audit Committee held nine meetings and the Executive & Risk Committee held eight meetings. The average attendance at Board and committee meetings exceeded 94 percent. No incumbent director attended fewer than 75 percent of the meetings of the Board and the committees of the Board on which he or she served during 2012. As set forth in our Corporate Governance Guidelines, our directors are expected to make every effort to attend every meeting of First Horizon’s shareholders. For the last 10 years, all of our directors have been in attendance at every annual meeting of shareholders, except for one director in 2004 and one director in 2012.

Executive Sessions

To ensure free and open discussion and communication among the non-management directors of the Board and its committees, our Corporate Governance Guidelines provide that the non-management directors will meet in regularly scheduled executive sessions and as often as the Board shall request, with no members of management present. During 2012, the non-management directors met four times in executive session of the Board. Our Corporate Governance Guidelines also provide that if any non-management directors are not independent under NYSE listing standards, the independent, non-management directors will meet in executive session at least once a year. During 2012, our independent, non-management directors met in executive session four times. The lead director, currently Mr. Martin, presides at the executive sessions of the Board.

Communication with the Board of Directors

A shareholder who desires to communicate with the Board of Directors on matters other than director nominations should submit his or her communication in writing to the lead director, c/o Corporate Secretary, First Horizon National Corporation, 165 Madison Avenue, Memphis, Tennessee 38103, and identify himself or herself as a shareholder. The Corporate Secretary will forward all communications to the lead director for a determination as to how to proceed. Other interested parties desiring to communicate with the Board of Directors should submit their communications in the same manner.

Procedures for the Approval, Monitoring, and Ratification of Related Party Transactions

The Audit Committee of the Board has adopted procedures for the approval, monitoring, and ratification of transactions between First Horizon, on the one hand, and our directors, executive officers or 5% shareholders, their immediate family members, their affiliated entities and their immediate family members’ affiliated entities, on the other hand. A copy of our procedures is available on our website at www.fhnc.com under the “Corporate Governance” heading in the “Investor Relations” area. Our procedures require management to submit any proposed “related party transaction” (defined as a transaction that is required to be disclosed in our proxy statement pursuant to the requirements of Item 404(a) of Regulation S-K promulgated by the SEC) or amendment to an existing related party transaction to the Audit Committee for approval or ratification. In some cases, the matter may be determined by the chair of the Audit Committee. In considering whether to approve a given transaction, the Audit Committee (or chair) must consider:

•

whether the terms of the related party transaction are fair to First Horizon and on terms at least as favorable as would apply if the other party was not, or did not have an affiliation with, a director or executive officer of First Horizon;

•	whether First Horizon is currently engaged in other related party transactions with the related party at issue or other related parties of the same director or executive officer;

•	whether there are demonstrable business reasons for First Horizon to enter into the related party transaction;

•	whether the related party transaction would impair the independence of a director; and

•

whether the related party transaction would present an improper conflict of interest for any director or executive officer of First Horizon, taking into account the size of the transaction, the overall financial position of the director or executive officer, the direct or indirect nature of the interest of the director or executive officer in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee deems relevant.

Transactions with Related Persons

The Corporation, the Bank and the subsidiaries of each, as applicable, have entered into lending transactions and/or other banking or financial services transactions in the ordinary course of business with our executive officers, directors, nominees, their immediately family members and affiliated entities, and the persons of which we are aware that beneficially own more than 5 percent of our common stock, and we expect to have such transactions in the future. Such transactions were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Corporation, and did not involve more than the normal risk of collectibility or present other unfavorable features.

STOCK OWNERSHIP INFORMATION

As of December 31, 2012, there were 6,583 shareholders of record of our common stock. To our knowledge, there were four persons who owned beneficially, as that term is defined by Rule 13d-3 of the Securities Exchange Act of 1934, more than five percent (5%) of our common stock as of December 31, 2012. Certain information concerning beneficial ownership of our common stock by those persons as of December 31, 2012 is set forth in the following table:

Security Ownership of Certain Beneficial Owners

Name and Address of Beneficial Owner*	Amount and Nature of Beneficial Ownership	Percent of Class
The Guardian Life Insurance Company of America	12,345,012	5%
State Street Corporation	16,294,116	6.6%
T. Rowe Price Associates, Inc.	22,695,107	9.1%
The Vanguard Group, Inc.	16,797,192	6.79%

*	Addresses appear in the text below.

The information in the table above with respect to The Guardian Life Insurance Company of America is based on information set forth in Schedule 13G/A, filed with the Securities and Exchange Commission on February 15, 2013 jointly by The Guardian Life Insurance Company of America and its subsidiaries, Guardian Investor Services LLC and RS Investment Management Co. LLC, 7 Hanover Square, New York, NY 10004. According to this Schedule 13G/A, The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC each has shared voting power with respect to 12,085,380 shares of our common stock and shared dispositive power with respect to 12,345,012 shares of our common stock.

The information in the table above with respect to State Street Corporation (“State Street”) is based on information set forth in Schedule 13G, filed with the Securities and Exchange Commission on February 11, 2013 on behalf of its subsidiaries State Street Bank and Trust Company, SSGA Funds Management, Inc., State Street Global Advisors Limited, State Street Global Advisors Ltd., State Street Global Advisors Australia Limited, State Street Global Advisors Japan Co., Ltd., and State Street Global Advisors, Asia Limited (collectively, “State Street”) by State Street, State Street Financial Center, One Lincoln Street, Boston, Massachusetts 02111. According to this Schedule 13G, State Street has shared voting power and shared dispositive power with respect to all 16,294,116 shares of our common stock that it beneficially owns.

The information in the table above with respect to T. Rowe Price Associates, Inc. (“TRP”) is based on information set forth in Amendment No. 3 to Schedule 13G, filed with the Securities and Exchange Commission on February 8, 2013 by TRP, 100 E. Pratt Street, Baltimore, Maryland 21202. According to this document, TRP has sole voting power with respect to 3,161,242 shares of our common stock and sole dispositive power with respect to 22,695,107 shares of our common stock.

The information in the table above with respect to The Vanguard Group, Inc. (“Vanguard”) is based on information set forth Amendment No. 1 to Schedule 13G, filed with the Securities and Exchange Commission on February 12, 2013 by Vanguard, 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. According to this Schedule 13G, Vanguard has sole voting power with respect to 355,606 shares of our common stock, shared dispositive power with respect to 342,145 shares of our common stock and sole dispositive power with respect to 16,455,047 shares of our common stock.

The table below sets forth certain information concerning beneficial ownership of our common stock by each director and nominee, each executive officer named in the Summary Compensation Table, and the directors and executive officers as a group. The information in the table is as of December 31, 2012 except as otherwise noted in the notes to the table.

Security Ownership of Management

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Robert B. Carter	34,803(3)	*
John C. Compton	49,212(3)	*
Mark A. Emkes	24,996(3)	*
Corydon J. Gilchrist	54,066(3)	*
Vicky B. Gregg	11,503(3)	*
D. Bryan Jordan	1,054,840(4)	*
Michael E. Kisber	438,033(4)	*
William C. Losch, III	170,009(4)	*
R. Brad Martin(5)	567,604(3)	*
Christine B. Munson	252,411(4)	*
Scott M. Niswonger	513,481(3)	*
Vicki R. Palmer	108,039(3)	*
David T. Popwell	229,824(4)	*
Colin V. Reed	75,304(3)	*
Charles T. Tuggle, Jr.	201,067(4)	*
Luke Yancy III	33,465(3)	*
Directors and Executive Officers as a Group (19 persons)	4,205,629(4)	1.72%

*	No current individual director, nominee or executive officer beneficially owns more than one percent (1%) of our common stock that is outstanding.

(1)	The respective directors, nominees and officers have sole voting and investment powers with respect to all of such shares except as specified in notes (3) and (4).

The numbers of shares covered by stock options reported in the table have been adjusted proportionately to reflect the effects of dividends paid in common stock from October 1, 2008 through January 1, 2011.

No current director or executive officer beneficially owns any of the depositary shares, each representing a 1/4000th interest in a share of non-cumulative perpetual preferred stock, Series A, issued by First Horizon on January 31, 2013.

(2)

The share balance for Mr. Kisber does not include 27,994 shares deferred prior to January 2005 under our stock option program and our restricted stock incentive plan, which at that time permitted participants to defer receipt of shares upon the exercise of options and receipt of shares prior to the lapsing of restrictions imposed on restricted stock awards, respectively. These shares are not currently issued and are not considered to be beneficially owned for purposes of Rule 13d-3, but are reflected in a deferral account on our books as phantom stock units or restricted stock units.

(3)

Includes the following shares of restricted stock with respect to which the non-employee director possesses sole voting power, but no investment power: Mr. Carter—0; Mr. Compton—0; Mr. Emkes—0; Mr. Gilchrist—0; Ms. Gregg—0; Mr. Martin—982; Mr. Niswonger—0; Ms. Palmer—982; Mr. Reed—3,851; and Mr. Yancy—248. Includes the following shares as to which the named non-employee directors have the right to acquire beneficial ownership through the exercise of stock options granted under our director plans, all of which are 100% vested or will have vested within 60 days of December 31, 2012: Mr. Carter—0; Mr. Compton—0; Mr. Emkes—0; Mr. Gilchrist—0; Ms. Gregg—282; Mr. Martin—47,071; Mr. Niswonger—0; Ms. Palmer—88,268; Mr. Reed—0; and Mr. Yancy—12,761. Also includes, for each of Messrs. Carter, Compton, Emkes, Martin, Niswonger, Reed and Yancy and Mesdames Gregg and Palmer, 4,955 shares, and for Mr. Gilchrist, 4,266 shares, as to which each of those directors acquired beneficial ownership through the vesting within 60 days of December 31, 2012 of restricted stock units granted as part of their director compensation. For additional information, see the section titled “Director Compensation” beginning on page 67 of this proxy statement.

(4)

Includes the following shares of restricted stock with respect to which the named person or group has sole voting power but no investment power: Mr. Jordan—217,238; Mr. Kisber—77,751; Mr. Losch—84,447; Ms. Munson—0; Mr. Popwell—75,712; Mr. Tuggle—91,145; and the director and executive officer group—675,627. Includes the following shares as to which the named person or group has the right to acquire beneficial ownership through the exercise of stock options granted under our stock option plans, all of which are 100% vested or will have vested within 60 days of December 31, 2012: Mr. Jordan—543,388; Mr. Kisber—223,412; Mr. Losch–45,444; Ms. Munson—162,997; Mr. Popwell—107,106; Mr. Tuggle—58,892; and the director and executive officer group—1,385,325. Also includes shares held at December 31, 2012 in 401(k) Savings Plan accounts. Director and executive officer group totals include all of our directors and executive officers as of the date of this proxy statement. Susan L. Springfield became an executive officer on January 1, 2013, and her beneficial ownership as of that date is included in the group totals. The group totals do not include executive officers and directors who were not executive officers or directors, as applicable, as of the date of this proxy statement (Mr. Jardine and Ms. Munson).

(5)	The number of shares for Mr. Martin includes 48,014 shares held by the R. Brad Martin Family Foundation.

VOTE ITEM NO. 1—ELECTION OF DIRECTORS

The Board of Directors is proposing for election all eleven of our current directors: Messrs. Carter, Compton, Emkes, Gilchrist, Jordan, Martin, Niswonger, Reed, and Yancy and Mmes. Gregg and Palmer, at the 2013 annual meeting, to hold office until the 2014 annual meeting of shareholders or until their successors are duly elected and qualified. Mr. Gilchrist was elected by the Board of Directors in July 2012. He was recommended as a nominee for a position on our Board by Mr. Jordan, our CEO. If any nominee proposed by the Board of Directors is unable to accept election, which the Board of Directors has no reason to anticipate, the persons named in the enclosed form of proxy will vote for the election of such other persons as directed by the Board, unless the Board decides to reduce the number of directors pursuant to the Bylaws.

The Board and the Nominating & Corporate Governance Committee regularly assess the composition of the Board as a whole and the contributions of each director. The Nominating & Corporate Governance Committee’s charter assigns to that Committee the duty to identify individuals believed to be qualified to become Board members, and to recommend to the Board the individuals to stand for election or reelection as directors. In nominating candidates, the Committee may take into consideration such factors as it deems appropriate, including personal qualities and characteristics, experience, accomplishments and reputation in the business community; current knowledge and contacts in the communities in which the Corporation does business and in the Corporation’s industry or other industries relevant to the Corporation’s business; diversity of viewpoints, background, experience and other demographics; ability and willingness to commit adequate time to Board and committee matters; and the fit of the individual’s skills and personality with those of other directors and potential directors in building a Board that is effective and responsive to its duties and responsibilities and the needs of the Corporation.

In addition, at each of its regularly scheduled meetings, the Nominating & Corporate Governance Committee reviews the composition of the Board as a whole, considering the mix of skills and experience that directors bring to the Board, and evaluates Board composition in light of the company’s then-current business needs as well as applicable legal, regulatory and NYSE requirements. Among the areas considered by the Committee are each director’s independence under the NYSE listing standards; experience, including experience as a public company officer or director; primary area of business expertise; geographical markets experience; and projected retirement date. In accordance with the requirements of the National Bank Act and the Corporation’s focus on its core banking franchise in Tennessee, the Committee also considers the proportion of directors who reside in Tennessee (or within 100 miles of Memphis). In light of this review, the Committee assesses whether the Board has the necessary tools to perform its oversight functions effectively and recommends, as appropriate, new nominees for consideration by the Board. The Board, with oversight provided by the Committee, also conducts an annual self-evaluation that includes an evaluation of whether Board members have an appropriately broad and diverse range of experience and whether committee members have the right expertise, background and skills to be effective and responsive to their duties and responsibilities as committee members.

The Nominating & Corporate Governance Committee also conducts annual individual director evaluations. To facilitate these evaluations, the Board has adopted a Statement of Expectations of Directors. The Statement of Expectations contains specific activities and conduct each director should engage in or adhere to and includes consideration of each director’s background, expertise and skills. The Statement of Expectations is provided to each new director at the time of orientation and to all directors once a year. Each year, the Nominating & Corporate Governance Committee conducts evaluations against the Statement of Expectations of the performance of each director prior to determining whether to recommend him or her to the Board for renomination.

Set forth below are the particular experiences, qualifications, attributes or skills that led the Board to conclude that each nominee and incumbent director should serve as a director of First Horizon, as well as the age, current principal occupation (which has continued for at least five years unless otherwise indicated), name and principal business of the organization in which his or her occupation is carried on, directorships in other reporting companies

(including those held within the last five years but not currently held), and year first elected to our Board. All of our directors are also directors of the Bank. Director committee appointments are disclosed in a table on page 10 in the “Corporate Governance and Board Matters—Composition of Board Committees” section of this proxy statement above.

NOMINEES FOR DIRECTOR

ROBERT B. CARTER (53) is Executive Vice President—FedEx Information Services and Chief Information Officer of FedEx Corporation, a provider of transportation, e-commerce and business services. He was Executive Vice President and Chief Information Officer of FedEx from 2000 to 2007. Mr. Carter serves as a director of one other public company, Saks Incorporated. He was elected as a director of First Horizon in 2007. Mr. Carter is independent under the NYSE listing standards. He has extensive experience in the field of information technology and, in his current position as FedEx’s CIO, has the experience of serving as a public company executive officer. His service on the Human Resources and Compensation and Corporate Governance Committees of Saks has enhanced his knowledge of the governance of public companies and the compensation of their executive officers. He also serves on the board of a non-profit organization.

JOHN C. COMPTON (51) is a private investor and consultant and currently serves as Strategic Advisor to Pilot Flying J, Knoxville, Tennessee, a national operator of travel centers. He served as CEO of Pilot Flying J until February 2013. Prior to September 2012, he served for twenty-nine years in various senior leadership positions with PepsiCo Inc., a global food, snack and beverage company, including Chief Executive Officer of PepsiCo Americas Foods, President and CEO of Quaker, Tropicana, Gatorade and CEO of PepsiCo North America, culminating in his service as President of PepsiCo. Mr. Compton was elected as a director of First Horizon in 2011. He is independent under the NYSE listing standards. Mr. Compton has extensive experience in sales, marketing, operations and general management as well as experience with the various matters, including finance and accounting, employee matters, mergers and acquisitions, risk assessment, civic affairs and government relations, associated with executive positions at public companies. Mr. Compton also served on the board of directors of the Pepsi Bottling Group from March 2008 until the company’s merger with PepsiCo in 2010. Pepsi Bottling Group was a public company prior to the merger.

MARK A. EMKES (60) was appointed the Commissioner of the Department of Finance and Administration of the State of Tennessee in January 2011. Prior to his service as Commissioner, he served as the Chairman, Chief Executive Officer and President of Bridgestone Americas, Inc. and as a director of its parent company, Tokyo-based Bridgestone Corporation, a worldwide tire and rubber manufacturer (“Bridgestone”). Mr. Emkes is a director of two other public companies, Clarcor Inc. and Greif, Inc., and was elected as a director of First Horizon in 2008. Mr. Emkes is independent under the NYSE listing standards. His current position has afforded him experience in finance and governmental affairs, and his past positions with Bridgestone gave him wide-ranging experience in retailing, wholesaling and manufacturing as well as experience with the various matters, including finance and accounting, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations, associated with being the CEO of a large subsidiary of a public company. He serves on Greif’s Compensation Committee and Clarcor’s Compensation and Director Affairs/Corporate Governance Committees, and that service has enhanced his knowledge of public company executive compensation and governance matters. As a resident of Nashville, his knowledge of the Nashville market fits well with our strategy of focusing on our core banking franchise in Tennessee. He also serves on the boards of several non-profit and trade organizations.

CORYDON J. GILCHRIST (42) is a private investor and a Chartered Financial Analyst. From 2000 to 2011 he was a portfolio manager and partner at Marsico Capital Management. While at Marsico, Mr. Gilchrist was the sole portfolio manager for Marsico’s 21st Century Fund and the lead portfolio manager for Marsico’s Global Fund. Before joining Marsico, he was a senior analyst and portfolio manager covering emerging markets at The Principal Financial Group. He was elected by the Board of Directors as a director of First Horizon in July 2012. He is independent under the NYSE listing standards. Mr. Gilchrist’s years of work in macro and micro investment analysis have afforded him an understanding of business value, business risk, and strategic decision-making as well as experience analyzing various matters, including finance and accounting, securities markets, corporate governance, mergers and acquisitions, risk assessment, and government relations, that affect public companies.

VICKY B. GREGG (58) retired as President and Chief Executive Officer and a director of BlueCross BlueShield of Tennessee (“BCBST”) in December 2012. BCBST is a non-for-profit organization that, together with its subsidiaries, provides a comprehensive range of group and individual health insurance plans, products and services. She had held those positions with BCBST since February 2003. Before becoming President and Chief Executive Officer, Ms. Gregg served as BCBST’s President and Chief Operating Officer, overseeing all aspects of the company’s day-to-day operations. Ms. Gregg is a director of one other public company, Team Health Holdings, Inc. She has been a director of First Horizon since 2011. Ms. Gregg is independent under the NYSE listing standards and is an audit committee financial expert as defined in Item 407(d)(5) of SEC Regulation S-K. Additional information about the background and experiences that qualify her as an audit committee financial expert is provided under the heading “Audit Committee Financial Expert” beginning on page 11 of this proxy statement. Ms. Gregg has a diverse health care background that includes clinical care, hospital administration, long term care, and healthcare benefits and financing. Her executive experience in the health care industry has provided her with expertise in health care and health care finance and extensive experience in the matters involved in running a large company, including finance and accounting, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. She also serves on the boards of a number of other non-profit and trade organizations and in the past has also served on several appointed commissions, including the Tennessee Governor’s Roundtable.

D. BRYAN JORDAN (51) is Chairman of the Board, President and Chief Executive Officer of First Horizon and the Bank. He was elected Chairman of the Board of Directors effective January 1, 2012 and has held the positions of President and Chief Executive Officer since 2008. Mr. Jordan was the Chief Financial Officer of First Horizon and the Bank from 2007 to 2008, and prior to that he served in various positions at Regions Financial Corporation and its subsidiary Regions Bank, including (beginning in 2002) as Chief Financial Officer. Prior to 2000, he held various finance and accounting related positions at Wachovia Corporation. He has extensive experience in the banking and financial services industry as well as the experience typically associated with serving as CEO of a public company, including finance and accounting, securities markets and compliance, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. He also serves on the board of several non-profit organizations.

R. BRAD MARTIN (61) is the Chairman of RBM Venture Company, Memphis, Tennessee, a private investment company. Mr. Martin was Chairman of the Board and Chief Executive Officer of Saks Incorporated, Birmingham, Alabama, a retail merchandising company, until his retirement in 2007. He had held the CEO position at Saks or its predecessor companies since 1989. Mr. Martin is a director of three other public companies, Chesapeake Energy Corporation, Dillards, Inc., and FedEx Corporation. He has also held directorships at Gaylord Entertainment Company, Harrah’s Entertainment, Inc., lululemon athletica inc., and Ruby Tuesday, Inc. within the last five years, although he is not serving in those positions currently. He has been a director of First Horizon since 1994. Mr. Martin is independent under the NYSE listing standards. He has expertise in retailing as well as the experiences typically associated with serving as a CEO of a public company, including finance and accounting, securities markets and compliance, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations. He has served on the audit, compensation and/or nominating and corporate governance committees of several other public companies, further adding to his experience with the business and affairs of public companies. He also serves on the board of several non-profit organizations.

SCOTT M. NISWONGER (65) is the Chairman and founder of Landair Transport, Inc., a time-definite trucking, warehousing, and supply-chain management company. He previously served as Chief Executive Officer (until 2003) of Landair and as Chairman of the Board (until 2005) and Chief Executive Officer (until 2003) of Forward Air, Inc., which operated as one company with Landair until the two were separated into two public companies in 1998; Landair has since again become a private company. He was elected as a director of First Horizon by the Board of Directors in 2011. Mr. Niswonger is independent under the NYSE listing standards. In his current role as Chairman of Landair and as the former CEO of both Landair and Forward Air, he gained extensive experience in matters affecting both public and private companies, including sales, marketing and logistics, finance and accounting, employee matters, mergers and acquisitions, risk assessment, civic affairs and government relations, corporate governance and securities markets and compliance. As a resident of east Tennessee, his knowledge of the east Tennessee market fits well with our strategy of focusing on our core banking franchise in Tennessee. Mr. Niswonger serves on the boards of several non-profit organizations and has in the past served as Chair of the Economic Development and Growth Board for the State of Tennessee. He is also a certified airline transport pilot.

VICKI R. PALMER (59) is the President of The Palmer Group, LLC, Atlanta, Georgia, a general consulting firm. Between 2004 and 2009, she served as Executive Vice President, Financial Services and Administration, Coca-Cola Enterprises Inc. (“CCE”), Atlanta, Georgia, a bottler of soft drink products. Ms. Palmer is a director of one other public company, Haverty Furniture Companies, Inc. She has been a director since 1993. Ms. Palmer is independent under the NYSE listing standards and is an audit committee financial expert as defined in Item 407(d)(5) of SEC Regulation S-K. Additional information about the background and experiences that qualify her as an audit committee financial expert is provided under the heading “Audit Committee Financial Expert” beginning on page 11 of this proxy statement. Ms. Palmer also has experience with public company governance and financial matters, having served on the audit and governance committees at Haverty Furniture, where she has been a director since 2001. She also serves on the board of several non-profit organizations.

COLIN V. REED (65) is the Chairman of the Board and Chief Executive Officer of Ryman Hospitality Properties, Inc. (“Ryman”), Nashville, Tennessee, a real estate investment trust. Ryman is the successor by merger to Gaylord Entertainment Company (“Gaylord”), a diversified hospitality and entertainment company whose conversion to a real estate investment trust and subsequent merger into Ryman was led by Mr. Reed. Mr. Reed was elected Chairman of the Board of Gaylord in 2005 and Chief Executive Officer in 2001. Mr. Reed is a director of one other public company, Ryman. He also served in the past as a director of one other public company. He has been a director since 2006. Mr. Reed is independent under the NYSE listing standards. Mr. Reed has extensive experience in accounting matters, having spent several years in chief accountant, financial controller and chief financial officer positions of public companies. Mr. Reed also has expertise in retailing as well as the experiences typically associated with serving as a CEO of a public company, including finance and accounting, securities markets and compliance, corporate governance, employee matters, mergers and acquisitions, risk assessment, civic affairs, and government relations.

LUKE YANCY III (63) is President and Chief Executive Officer of the Mid-South Minority Business Council Continuum, Memphis, Tennessee, a nonprofit organization that promotes minority and women business enterprises. Prior to 2000, Mr. Yancy was President, West Region, of AmSouth Bank and, prior to its acquisition by AmSouth in 1999, First American Bank. He has extensive experience in banking, including service as commercial lending division head, group manager of business lending and consumer lending and senior credit officer. Mr. Yancy has been a director since 2001. He is independent under the NYSE listing standards. As CEO of Mid-South Minority Business Council Continuum, Mr. Yancy possesses broad knowledge of the mid-south community, which lies within the footprint of our regional banking franchise. He is a board member of several non-profit organizations, including the Memphis Regional Chamber of Commerce, LeMoyne Owen College, the Memphis Sports Development Corporation, and Methodist Healthcare and has wide-ranging ties in the mid-south community.

The Board of Directors unanimously recommends that the shareholders vote for the election of all director nominees as described in Item No. 1.

VOTE ITEM NO. 2—ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

In 2012, our company’s performance momentum continued as we executed on our long-stated strategic priorities. Our core businesses in regional banking and capital markets maintained strong returns, and we saw significant improvements in several critical areas. In regional banking, we experienced strong core deposit and loan growth as well as improvements in productivity metrics. We maintained deposit share leadership in four of our major metro markets while receiving recognition for our outstanding customer service.

Our capital markets business, with its unique business model, remains an industry leader in fixed income sales trading and strategies for approximately 6,000 institutional clients. We also continued to make significant progress in getting the residual issues from our former mortgage and real estate businesses behind us, working down the non-strategic loan portfolio as balances ran off and credit quality significantly improved.

Our operating environment in 2012 continued to be weak in many key areas; however, our leadership team has positioned the company for long-term growth by controlling what we can control, focusing on our bonefish financial targets and aggressively reducing expenses without sacrificing customer service or our revenue production capabilities.

Through this trying business environment, our firstpower culture has remained strong and the morale of our people high. Our recent employee survey scores have remained remarkably resilient because of the strength and commitment of our people. Our plan for 2013 is to continue to focus on our “blue chip” goals of providing a positive differentiated customer experience while driving steadily to our long term profitability targets.

Performance highlights for 2012 in key areas, compared with 2011, include:

Regional Banking Segment

•	Average loans increased 10% despite a weak economic environment for growth.

•	Average core deposits increased 11% despite an extremely low rate environment generally and declining rates throughout the year.

•	Deposit growth in our middle Tennessee market significantly outpaced our competitors there, and our mid-Atlantic offices showed strong growth in business.

•	Net interest spread remained relatively stable at 354 basis points, down only 2 basis points from 2011, primarily due to our efforts to maintain loan pricing and manage deposit costs.

Capital Markets Segment

•	Fixed income average daily revenues held relatively steady at $1.2 million.

•	Expanded our portfolio advisory services business to state and local government customers.

•	Return on assets of 2.5%.

Non-Strategic Segment

•

Recognized about $300 million of mortgage repurchase provision expense, including $250 million in second quarter 2012 to cover estimated future losses from Fannie and Freddie mortgage repurchase requests. This action resulted in $0 mortgage repurchase provision for the second half of 2012.

•	Average loans decreased 18%, consistent with expectations. Loans in this segment generally are legacy assets from exited businesses, so that loans that mature are not renewed or replaced.

Consolidated Results

•	Consolidated period end loan growth of 2%.

•	Net charge-offs declined 43%.

•	Non-performing assets down 20%.

Strategic Actions

•	Repurchased 14.2 million common shares.

•	Raised our common cash dividend rate in January 2013 to 5 cents per share per quarter, up from 1 cent in 2011 and 2012.

•	Tier 1 (regulatory) capital ratio remained strong at 13.1%.

Efficiency

•	Implemented $137 million of cost savings in core businesses’ annual run-rate by year-end.

•

During 2011 and 2012, we completely transformed our information technology organization, systems and infrastructure to deliver a differentiated customer experience. We ranked 14th overall and highest among all banking organizations in the 2012 Information Week 500 list of the nation’s most innovative users of business technology.

In 2012 and continuing into 2013, our broad strategic goal remains the same: build a strong foundation for the future so that when the business climate improves, we are positioned to take full advantage. This goal shaped compensation decisions throughout the company in 2012.

Achieving our strategic objectives depends significantly on our ability to attract and retain key employees. Our compensation policies and philosophies are designed to align the interests of our employees with the interests of our shareholders in attaining our business objectives and performance goals and increasing shareholder value. We seek to attract, retain, incent, and reward individuals who contribute to the long-term success of the company. Specific compensation tools and programs inevitably are adjusted to address changes in the industry and our company. As described below, significant successes in our core businesses within the context of the continued impact of economic headwinds were the predominant factors impacting compensation decisions made with respect to our named executive officers for 2012.

Key compensation practices linking performance to compensation over multiple years include:

•

Heavy weighting of performance awards as a percentage of regular annual compensation. For our CEO the performance weighting in 2012 was about 50% (measuring the performance awards at target); for most other named executives the weighting was about 40%. More than half of these performance awards were PSUs with a three-year performance period.

•

Heavy weighting of stock-based awards as a percentage of regular annual compensation. For our CEO the stock weighting in 2012 was about 60% (measuring the performance awards at target and valuing options at 25% of the exercise price); for most other named executives the weighting was about 50%. Stock awards directly link the value of the award to the performance of our stock in the market, and awards generally have three to four year terms.

•

Holding Period. Our stock ownership guidelines require that executives hold 50% of their net after tax shares from awards until retirement. For those few executives holding less than the guideline minimum, the requirement is 75%. This requirement extends the effective time horizon of the stock awards substantially.

•

Nearly exclusive use of equity to fund special retention and performance awards. The most recent executive-level special retention awards (2011) were in the form of restricted stock, and 2012’s special CEO performance award was in the form of five-year PSUs.

The Compensation Discussion and Analysis beginning on page 29 of this proxy statement provides a detailed discussion of 2012 compensation for our executive officers. We encourage you to review closely both that section and the tabular disclosure that follows it.

Under Section 14A of the Securities Exchange Act, our shareholders are entitled to an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and the related material. This advisory vote, commonly known as a “say on pay” proposal, gives our shareholders the opportunity to endorse or not endorse our executive pay program. At the 2011 annual meeting, our shareholders had the opportunity to cast an advisory vote on how frequently we should hold a “say on pay” vote. The Board recommended and the shareholders approved an annual frequency for the “say on pay” vote, and the Board subsequently determined that we would in fact conduct a “say on pay” vote at each annual meeting.

We believe that the information we have provided within the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support the long-term success of First Horizon. Accordingly, the Board of Directors unanimously recommends that you vote in favor of the following resolution:

“RESOLVED, that the holders of the common stock of First Horizon National Corporation (“Company”) approve, on an advisory basis, the compensation of the Company’s executive officers named in the Summary Compensation Table of the Company’s proxy statement for the 2013 annual meeting of shareholders as such compensation is disclosed in such proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and the related disclosure contained in the proxy statement.”

Because your vote is advisory, it will not be binding upon the Board, and the vote on this item will not be construed as overruling a Board decision or as creating or implying any additional fiduciary duty by the Board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 2.

VOTE ITEM NO. 3—RATIFICATION OF APPOINTMENT OF AUDITORS
Appointment of Auditors for 2013

KPMG LLP audited our annual financial statements for the year 2012. The Audit Committee has appointed KPMG LLP to be our auditors for the year 2013. Although not required by law, regulation or the rules of the New York Stock Exchange, the Board has determined, as a matter of good corporate governance and consistent with past practice, to submit to the shareholders as Vote Item No. 3 the ratification of KPMG LLP’s appointment as our auditors for the year 2013, with the recommendation that the shareholders vote for Item No. 3. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders with the opportunity to make a statement and to respond to appropriate questions. The 2012 engagement letter with KPMG LLP was subject to alternative dispute resolution procedures. If the shareholders do not vote to ratify KPMG LLP’s appointment as our auditors for the year 2013, the Board of Directors will consider what course of action would be appropriate.

Fees Billed to Us by Auditors During 2011 and 2012

The table below and the paragraphs following it provide information regarding the fees billed to us by KPMG LLP during 2011 and 2012 for services rendered in the categories of audit fees, audit-related fees, tax fees and all other fees.

	2011	2012
Audit Fees	$1,195,000	$1,682,500
Audit-Related Fees	418,500	$428,500
Tax Fees	0	$100,000
All Other Fees	0	0

Total	$1,613,500	$2,211,000

Audit Fees. Represents the aggregate fees billed to us by KPMG LLP for professional services rendered for the audit of our financial statements, including the audit of internal controls over financial reporting, and review of our quarterly financial statements or for services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees. Represents the aggregate fees billed to us by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and that are not reported under “Audit Fees” above. The amount for both years consists of fees for audits of subsidiaries, compliance attestation and other procedures and reports on controls placed in operation and tests of operating effectiveness.

Tax Fees. Represents the aggregate fees billed to us by KPMG LLP for professional services for tax compliance, tax advice, and tax planning. The amount for 2012 consists primarily of tax advice in connection with subsidiary restructuring.

All Other Fees. Represents the aggregate fees (if any) billed to us by KPMG LLP for products and services other than those reported under the three preceding paragraphs.

None of the services provided to us by KPMG LLP and described in the paragraphs entitled “Audit-Related Fees,” “Tax Fees” and “All Other Fees” above were approved pursuant to the de minimis exception of SEC Rule 2-01(c)(7)(ii)(C).

The Audit Committee has adopted a policy providing for pre-approval of all audit and non-audit services to be performed by KPMG LLP, as the registered public accounting firm that performs the audit of our consolidated financial statements that are filed with the SEC. Services either may be approved in advance by the Audit Committee specifically on a case-by-case basis (“specific pre-approval”) or may be approved in advance (“advance pre-approval”). Advance pre-approval requires the Committee to identify in advance the specific types of service that may be provided and the fee limits applicable to such types of service, which limits may be expressed as a limit by type of service or by category of services. Unless the type of service to be provided by KPMG LLP has received advance pre-approval under the policy and the fee for such service is within the limit pre-approved, the service will require specific pre-approval by the Committee. The terms of and fee for the annual audit engagement must receive the specific pre-approval of the Committee. “Audit,” “Audit-related,” “Tax,” and “All Other” services, as those terms are defined in the policy, have the advance pre-approval of the Committee, but only to the extent those services have been specified by the Committee and only in amounts that do not exceed the fee limits specified by the Committee. Such advance pre-approval shall be for a term of 12 months following the date of pre-approval unless the Committee specifically provides for a different term. Unless the Committee specifically determines otherwise, the aggregate amount of the fees pre-approved for All Other services for the fiscal year must not exceed seventy-five percent (75%) of the aggregate amount of the fees pre-approved for the fiscal year for Audit services, Audit-related services, and those types of Tax services that represent tax compliance or tax return preparation. The policy delegates the authority to pre-approve services to be provided by KPMG LLP, other than the annual audit engagement and any changes thereto, to the chair of the Committee. The chair may not, however, make a determination that causes the 75% limit described above to be exceeded. Any service pre-approved by the chair will be reported to the Committee at its next regularly scheduled meeting.

The Board of Directors unanimously recommends that the shareholders vote for Item No. 3.

OTHER MATTERS

The Board of Directors, at the time of the preparation and printing of this proxy statement, knew of no other business to be brought before the meeting other than the matters described in this proxy statement. If any other business properly comes before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their best judgment.

SHAREHOLDER PROPOSAL AND NOMINATION DEADLINES

If you intend to present a shareholder proposal at the 2014 annual meeting, it must be received by the Corporate Secretary, First Horizon National Corporation, P.O. Box 84, Memphis, Tennessee, 38101, not later than November 20, 2013, for inclusion in the proxy statement and form of proxy relating to that meeting.

In addition, Sections 2.8 and 3.6 of our Bylaws provide that a shareholder who wishes to nominate a person for election to the Board or submit a proposal at a shareholders’ meeting must comply with certain procedures whether or not the matter is included in our proxy statement. These procedures require written notification to us, generally not less than 90 nor more than 120 days prior to the date of the shareholders’ meeting. If, however, we give fewer than 100 days’ notice or public disclosure of the shareholders’ meeting date to shareholders, then we must receive the shareholder notification not later than 10 days after the earlier of the date notice of the shareholders’ meeting was mailed or publicly disclosed. Shareholder proposals and nominations for election to the Board must be submitted to the Corporate Secretary. The shareholder must disclose certain information about the nominee or item proposed, the shareholder and any other shareholders known to support the nominee or proposal. Section 2.4 of our Bylaws provides that our annual meeting of shareholders will be held each year on the date and at the time fixed by the Board of Directors. The Board of Directors has determined that our 2014 annual meeting will be held on April 29, 2014. Thus, shareholder proposals and nominations submitted outside the process that permits them to be included in our proxy statement must be submitted to the Corporate Secretary between December 30, 2013 and January 29, 2014, or the proposals will be considered untimely. Untimely proposals may be excluded by the Chairman or our proxies may exercise their discretion and vote on these matters in a manner they determine to be appropriate.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This section of our proxy statement discusses and analyzes our compensation programs applicable to those senior executives named in the various tables and narratives contained in the Executive Compensation discussion of this proxy statement. Those executives, referred to as the “named executive officers” or “NEOs” for 2012, are:

Named Executive Officer	Position

D. Bryan Jordan	Chairman of the Board, President and Chief Executive Officer
William C. Losch III	Executive Vice President—Chief Financial Officer
Michael E. Kisber	President—FTN Financial
David T. Popwell	President—Banking
Charles T. Tuggle, Jr.	Executive Vice President—General Counsel
Christine B. Munson*	Executive Vice President—Corporate Banking

*	Ms. Munson retired on December 31, 2012.

Executive Highlights

2012 Corporate Performance

In 2012, our company’s performance momentum continued as we executed on our long-stated strategic priorities. Our core businesses in regional banking and capital markets maintained strong returns, and we saw significant improvements in several critical areas. In regional banking, we experienced strong core deposit and loan growth as well as improvements in productivity metrics. We maintained deposit share leadership in four of our major metro markets while receiving recognition for our outstanding customer service.

Our capital markets business, with its unique business model, remains an industry leader in fixed income sales trading and strategies for approximately 6,000 institutional clients. We also continued to make significant progress in getting the residual issues from our former mortgage and real estate businesses behind us, working down the non-strategic loan portfolio as balances ran off and credit quality significantly improved.

Our operating environment in 2012 continued to be weak in many key areas; however, our leadership team has positioned the company for long-term growth by controlling what we can control, focusing on our bonefish financial targets and aggressively reducing expenses without sacrificing customer service or our revenue production capabilities.

Through this trying business environment, our firstpower culture has remained strong and the morale of our people high. Our recent employee survey scores have remained resilient because of the strength and commitment of our people. Our plan for 2013 is to continue to focus on our “blue chip” goals of providing a positive differentiated customer experience while driving steadily to our long-term profitability targets.

Performance highlights for 2012 in key areas, compared with 2011, include:

Regional Banking Segment

•	Average loans increased 10% despite a weak economic environment for growth.

•	Average core deposits increased 11% despite an extremely low rate environment generally and declining rates throughout the year.

•	Deposit growth in our middle Tennessee market significantly outpaced our competitors there, and our mid-Atlantic offices showed strong growth in business.

•	Net interest spread remained relatively stable at 354 basis points, down only 2 basis points from 2011, primarily due to our efforts to maintain loan pricing and manage deposit costs.

Capital Markets Segment

•	Fixed income average daily revenues held relatively steady at $1.2 million.

•	Expanded our portfolio advisory services business to state and local government customers.

•	Return on assets of 2.5%.

Non-Strategic Segment

•

Recognized about $300 million of mortgage repurchase provision expense, including $250 million in second quarter 2012 to cover estimated future losses from Fannie and Freddie mortgage repurchase requests. This action resulted in $0 mortgage repurchase provision for the second half of 2012.

•	Average loans decreased 18%, consistent with expectations. Loans in this segment generally are legacy assets from exited businesses, so that loans that mature are not renewed or replaced.

Consolidated Results

•	Consolidated period end loan growth of 2%.

•	Net charge-offs declined 43%.

•	Non-performing assets down 20%.

Strategic Actions

•	Repurchased 14.2 million common shares.

•	Raised our common cash dividend rate in January 2013 to 5 cents per share per quarter, up from 1 cent in 2011 and 2012.

•	Tier 1 (regulatory) capital ratio remained strong at 13.1%.

Efficiency

•	Implemented $137 million of cost savings in core businesses’ annual run-rate by year-end.

•

During 2011 and 2012, we completely transformed our information technology organization, systems and infrastructure to deliver a differentiated customer experience. We ranked 14th overall and highest among all banking organizations in the 2012 Information Week 500 list of the nation’s most innovative users of business technology.

In 2012 and continuing into 2013, our broad strategic goal remains the same: build a strong foundation for the future so that when the business climate improves, we are positioned to take full advantage. This goal shaped compensation decisions throughout the company in 2012.

Achieving our strategic objectives depends significantly on our ability to attract and retain key employees. Our compensation policies and philosophies are designed to align the interests of our employees with the interests of our shareholders in attaining our business objectives and performance goals and increasing shareholder value. We seek to attract, retain, incent, and reward individuals who contribute to the long-term success of the company. Specific compensation tools and programs inevitably are adjusted to address changes in the industry and our company. As described below, significant successes in our core businesses within the context of the continued impact of economic headwinds were the predominant factors impacting compensation decisions made with respect to our named executive officers for 2012.

Key Compensation Practices Aligning Long-Term Performance with Executive Pay

Key practices linking performance to compensation over multiple years include:

•

Heavy weighting of performance awards as a percentage of regular annual compensation. For our CEO the performance weighting in 2012 was about 50% (measuring the performance awards at target); for most other named executives the weighting was about 40%. More than half of these performance awards were PSUs with a three-year performance period.

•

Heavy weighting of stock-based awards as a percentage of regular annual compensation. For our CEO the stock weighting in 2012 was about 60% (measuring the performance awards at target and valuing options at 25% of the exercise price); for most other named executives the weighting was about 50%. Stock awards directly link the value of the award to the performance of our stock in the market, and awards generally have three to four year terms.

•

Holding Period. Our stock ownership guidelines require that executives hold 50% of their net after tax shares from awards until retirement. For those few executives holding less than the guideline minimum, the requirement is 75%. This requirement extends the effective time horizon of the stock awards substantially.

•

Nearly exclusive use of equity to fund special retention and performance awards. The most recent executive level special retention awards (2011) were in the form of restricted stock, and 2012’s special CEO performance award (discussed below) was in the form of five-year PSUs.

Details regarding these practices are discussed throughout this Compensation Discussion and Analysis section.

Relationship of Performance to 2012 CEO Pay

The compensation practices noted above apply generally to our executives. In 2012, key elements of Mr. Jordan’s compensation tracked those practices as follows:

•

Based on target opportunity levels for all performance incentives, Mr. Jordan’s total direct compensation package was $3.4 million. Mr. Jordan’s 2012 package was structured so that 40% of the package (at target) would be paid in cash, 60% in equity, similar to past practice.

•	His annual cash salary rate was $800,000, unchanged since 2008 when he was promoted to CEO.

•	His annual salary stock unit rate was $320,000, unchanged from 2011. The value of those units will rise or fall with the value of our stock until they are paid in 2013.

•

His target annual bonus opportunity was $960,000, unchanged from 2011. As discussed below, his actual bonus paid was $1,000,000, which is 104% of the target amount. The Committee approved an above-target award to recognize his outstanding leadership and achievement of difficult financial goals as well as personal plan goals. As was true in 2011, 40% of the 2012 bonus earned was paid in the form of service-vested restricted shares, and the balance was paid in cash. A key performance metric for 2012 bonuses was a corporate earnings goal. For 2012, this goal was achieved at 97% of target. Other performance factors for bonuses included the outcome of a balanced scorecard process by which our company was ranked against peers on wide range of measures; a personal plan evaluation; a quality of earnings evaluation; an assessment of non-strategic objectives and results; and an assessment of risk management factors.

•

His regular annual equity awards in 2012 totaled $1,320,000, of which 60% were performance stock units (PSUs) and 40% were stock options. In converting the dollar value of each award into units or shares: PSUs were valued at 100% of the market value of the underlying shares at the grant date with no discount for risk of forfeiture or delay in payment; and stock options were valued at 25% of the market value of the underlying shares. The actual realizable value of these awards, assuming applicable conditions are met, will rise or fall with the value of our stock. As discussed below, the key performance goal for the 2012 PSU awards is our company’s return on equity ranking relative to peers during the three years 2012 to 2014.

•

The Compensation Committee granted Mr. Jordan a special performance award consisting of $3 million of PSUs. These PSUs have two key features: one of the two performance goals must be achieved during the five-year term of the award or it will forfeit in full; and Mr. Jordan must continue as an employee for the five-year term of the award even if performance is achieved sooner. The performance goals are: (i) our stock maintains a price of at least $20 per share for 60 consecutive trading days during the five-year term; or (ii) total shareholder return for a share of our stock is at least $20 measured over the five-year term. Our stock value on the grant date was $9.22, so achieving the $20 benchmark would more than double shareholder value. The purposes of this award are to provide a clear and demanding goal for Mr. Jordan directly linked to a meaningful increase in shareholder value, and to provide a strong retention incentive for Mr. Jordan over a five-year period.

Mr. Jordan was recruited as CFO in 2007, and then promoted to CEO in September 2008, to rebuild First Horizon and reverse the decline in its financial performance. Previous management embarked on a strategy to build a national mortgage and real estate related lending business. These businesses were significantly impacted by the financial crises; they have resulted in large losses for FHN since 2007 that continue to drag earnings. Mr. Jordan has led the restructuring of the company, the development and implementation of new strategies, recruitment of a new management team, and a return to profitability. The Compensation Committee considered his significant contributions in turning around the company and his future value to the company when making decisions about his pay, including the special performance award discussed above. In 2012 Mr. Jordan met or exceeded his personal goals, and he successfully continued to strengthen the company and provide critical leadership through an extremely challenging time for the banking industry.

Mr. Jordan’s target pay level is below the median of FHN’s peer group. He may achieve higher or lesser pay based on performance. The pay mix for Mr. Jordan is in line with company peers. Mr. Jordan’s cash salary has been frozen since 2008. While paid as part of fixed salary, salary stock units inherently have strong deferral and stock-linkage features which make them more favorable to the company than cash salary and somewhat less volatile than traditional bonus and stock awards. The use of restricted shares to pay part of the annual bonus provides similar deferral and stock-linkage benefits for the company. Most major compensation components (salary stock units, bonus opportunity, and equity awards) are linked to corporate performance goals, stock price performance, or both, and provide a retention incentive as well.

For the last five years actual compensation of the CEO position has been significantly below target levels due to the non-achievement of performance goals established in MIP (annual cash bonus) opportunities and performance stock awards. Twice in the past five years no MIP bonus was paid to the CEO, and only twice have the goals of a performance stock award been achieved at or above the minimum threshold. Even though in 2012 Mr. Jordan earned a bonus amount above the target level, his actual compensation for 2012 nevertheless will be significantly below target if the three-year performance of the 2012 PSUs ultimately falls well below the target level.

CEO Performance Outcomes Last Five Years

Year	MIP (annual cash bonus)			Performance Stock Awards
	Opportunity at Target ($)	Amount Earned		Opportunity at Target ($)*	Amount Earned
		$	% of Target		$*	% of Target

2008	$1,000,000	$0	0%	$2,147,050	$0	0%
2009**	$1,000,000	$339,041	34%	$1,600,000	$1,600,000	100%
2010***	N/A	N/A	0%	$680,000	$340,000	50%
2011	$960,000	$864,000	90%	$792,000	None Yet	0%
2012	$960,000	$1,000,000	104%	$792,000	None Yet	0%

*	Valued at grant. Actual values at payout depend on then-current market values and are likely to differ.

**	Bonuses and performance stock awards were curtailed by TARP rules in 2009. 100% of Mr. Jordan’s 2009 stock award was granted in the form of a performance award; none vested solely based on service.

***	Bonuses were prohibited and performance stock awards were curtailed by TARP rules in 2010.

Investor Feedback and Our Responses

The Compensation Committee made nearly all key decisions regarding 2012 compensation for the named executives early in 2012. At that time the Committee was aware of the outcome of the shareholder advisory vote at the 2011 annual meeting which related to 2010 compensation. Of the shares voted in respect of this item at the 2011 meeting, 96.0% were “For,” 3.4% were “Against,” and 0.6% voted to abstain. The 2011 vote totals were similar to the results in 2010. The 2011 vote outcome was part of the mix of factors considered by the Committee early in 2012, and had no direct or separately identifiable effect on the Committee’s decisions.

Compensation Committee Administration

The Compensation Committee of the Board administers all plans and programs connected with the compensation of our NEOs. Information concerning the Compensation Committee, its current members, and its charter is provided under the caption “The Compensation Committee” beginning on page 14 of this proxy statement.

Overview

In late 2010 the company repaid the U.S. Treasury its TARP investment in us. As a result, our compensation practices in 2011 and 2012 differed substantially from 2010, when TARP rules imposed significant restrictions on the forms of compensation allowed. After 2010 cash salaries have been held relatively steady, but other elements have changed substantially: salary stock unit levels fell significantly; annual bonus opportunities were reinstated; and equity awards were increased somewhat to more competitive levels.

The key corporate performance measure for 2012 bonuses was adjusted core pre-tax earnings. Based on actual results along with other factors discussed below, bonuses were paid to the NEOs for 2012 at 100%-104% of target, except for Mr. Kisber’s bonus, which was earned under the MIP but was determined by the incentive pool created under the Capital Markets Incentive Compensation Plan.

NEO Pay Components

In 2012 the principal components of total direct compensation for our NEOs were cash salary, salary paid in salary stock units, annual bonus, and long-term equity-based awards. Bonuses for 2012 were paid 60% in cash and 40% in service-vested restricted stock. The annual equity awards for NEOs in 2012 were issued 60% as performance stock units (PSUs) and 40% as service-vested at-market stock options. The following table presents an overview of the components of 2012 compensation for our NEOs, the details of which are provided in later sections.

Regular Compensation Components for NEOs in 2012

Compensation Component	Primary Purpose	Key Features

Cash salary	Provide competitive baseline compensation to attract and retain executive talent

Salaries are determined based on prevailing market levels with adjustments for individual factors such as performance, experience, skills, and tenure. Cash salaries for NEOs have not increased significantly since 2009 other than for Mr. Popwell and Ms. Munson, who were promoted into new roles in 2011.

Salary stock units (SSUs)	Provide competitive compensation as part of salary which provides a retention incentive and promotes alignment with shareholders’ interests

SSUs are granted quarterly in arrears at a fixed dollar rate. Each unit is equivalent to a share of our stock priced at the time of grant. SSUs accumulate during each year and are paid in cash during the following year based on our stock value at the time of payment.

Compensation Component	Primary Purpose	Key Features

Annual bonus	Create a financial incentive for achieving or exceeding one-year company and/or executive management team goals, provide a retention incentive, and promote alignment with shareholders’ interests

For the CEO and most other NEOs, the 2012 bonus opportunity was performance-based under our shareholder-approved Management Incentive Plan. For corporate and banking officers the key metrics in 2012 were adjusted core pre-tax earnings coupled with several non- numeric factors such as the outcome of a balanced scorecard process, earnings quality, and risk management. Most NEO bonuses were paid 60% in cash and 40% in service-vested restricted stock.

Annual equity awards: performance stock units (PSUs) & service-vested stock options

Provide performance and service-vested equity-based incentives which reward achievement of specific earnings or other corporate goals, provide a retention incentive, and promote alignment with shareholders’ interests

PSUs were 60% of the annual equity award package in 2012 for most NEOs. The PSUs’ performance goal depends upon our return on equity ranking relative to peers during the performance period 2012-14.

Retirement and tax- deferral benefits	Provide competitive opportunities for executives to prepare for retirement and defer payment of taxes on a portion of earned compensation	Benefits are offered through broad-based and restoration pension plans, broad-based 401(k) savings plans, and officer deferred compensation programs.

Perquisites and benefits	Provide personal benefits to meet competitive pressures for talent	Many benefits (such as health insurance) are provided under broad-based programs.

Change in control (CIC) benefits

Given the continuing consolidation in the banking industry, these allow us to compete for executive talent during normal times. If a CIC situation were to arise, these benefits motivate our executive team to remain with the company and focus on corporate objectives during the pursuit, closing, and transition periods of the transaction.

Severance agreements and equity awards have “double triggers” and are paid only if employment terminates in connection with a CIC event. Key benefits for NEOs are cash severance payments based on cash salary and annual bonus and accelerated vesting of equity awards.

Compensation Philosophies and Practices

Alignment of NEO and Other Executives’ Interests with Shareholder Interests

Our compensation plans and programs are designed to align the interests of our executives with the interests of our shareholders. A substantial portion of NEO compensation deliberately is linked to our company’s stock price.

Retention, Attraction, and Competition

Our compensation plans and programs are designed to attract and retain a talented workforce. Our employees are a significant and valuable asset. We recruit from a broad pool of talent, and our people in turn may be recruited by competitors and other financial services firms as well as general industry firms. Our total compensation opportunity at each level must be competitive. If it is not, then over the long term we risk losing our best people while hampering our ability to replace them. Nevertheless, one of the expense-reduction steps recommended by management and approved by the Compensation Committee in 2012 was a 5% reduction in 2013 total compensation opportunity for most members of the executive team.

Use of Peer Group Data

The Committee reviews the compensation practices of a peer group of selected banks of comparable size to ensure our pay programs remain competitive and allow for the hiring and retention of key talent. These are the banks with whom we most typically compete for talent.

For many years the Committee has considered specific data from a group of peer companies (“Peer Banks”) in setting many of the compensation components for executives. The Peer Banks used for MIP awards in 2012 were 14 regional financial services companies selected by the Committee using information provided by management’s consultant in 2012, McLagan. Management worked with McLagan to develop recommendations and the Committee approved the Peer Banks group for 2012. The Peer Banks group is adjusted as we and the industry change. The 2012 Peer Banks were largely unchanged from those selected for 2011, with one bank (Marshall & IIsley) eliminated due to a change in control transaction. The Peer Banks used for 2012 were:

Peer Banks Used for 2012 MIP Awards

Associated Banc-Corp.	Commerce Bancshares Inc.	M&T Bank Corp.	TCF Financial Corp.
BOK Financial Corp.	Cullen/Frost Bankers Inc.	People’s United Financial	Webster Financial Corp.
City National Corp.	First Niagara Financial Group	Synovus Financial Corp.	Zions Bancorporation
Comerica Inc.	Huntington Bancshares

The Total Shareholder Return Performance Graph (“TSR graph”) that appears in our annual report to shareholders (on page 194 of that report) uses the published Keefe, Bruyette & Woods regional banking index (ticker KRX) against which to compare our total shareholder return, or TSR, which measures stock price performance plus reinvested dividends. The KRX index is comprised of approximately 50 regional U.S. banks. The annual PSU awards granted to executives in 2012 used the KRX index banks as the group against which our return on equity will be ranked over the three-year performance period of those awards.

The Committee uses market data to help establish the size and terms of the components of direct compensation for executives. To ensure that the majority of each executive’s total compensation opportunity is earned through annual or long-term results, cash and stock unit salaries are targeted at the median of the market for each position. Actual salaries may be higher or lower than median based on individual factors (performance, experience, skills, and tenure) or our retention needs. Bonus and equity awards are targeted similarly: target-level compensation is intended to be paid for median performance, and maximum compensation is intended to be paid for top-quartile performance. In some cases relative performance is estimated based on projections of market or peer performance, but in 2012 significant metrics were based on our company’s ranking relative to the Peer Banks.

Benefits and other peripheral components of our compensation program were established and are maintained so that the combination of benefits we offer remains generally competitive with other institutions in the financial services industry based on generally known practices and trends rather than upon statistical analyses or formal benchmarking to any specific group. Those components include retirement and savings programs and benefits, perquisites, and change in control severance agreements as well as change in control features in many plans.

For the special compensation components, including retention bonuses and individual retirement and severance arrangements, relevant market data often is not available. In those cases the Committee relies on recommendations from management along with external advice from the Committee’s consultant to determine the types, amounts, or terms of such benefits that are reasonable and appropriate for the circumstances.

Relative Sizing & Mix of Direct Compensation Components

The direct components of executive compensation are cash salary, salary paid in salary stock units (or SSUs), annual bonus, and annual equity-based incentive awards. In 2012 retention equity awards also were granted to selected NEOs, as discussed under “Components of Compensation Program”; these non- regular awards are not included in the following discussion. In setting the size of the direct compensation components for 2012, the Committee considered the total compensation opportunity at target payout levels for each position. The target total mix of the direct components is summarized in the following table. This table illustrates the regular annual pay packages planned by the Committee early in 2012. See “Summary Compensation Table” beginning on page 46 for additional information concerning amounts paid or earned in 2012.

2012 Mix of Regular Annual Direct Compensation
Opportunity Components Using Target Levels

NEO	Annual Cash Salary	Salary Stock Units	Annual Bonus Target	2012 Annual Equity Award	Total

Mr. Jordan	24%	9%	28%	39%	100%
Mr. Losch	34%	13%	23%	30%	100%
Mr. Kisber*	10%	15%	50%	25%	100%
Mr. Popwell	33%	13%	25%	29%	100%
Mr. Tuggle	34%	13%	23%	30%	100%
Ms. Munson**	33%	13%	25%	29%	100%

*	Mr. Kisber’s compensation package is designed differently from that of the other NEOs.

**	Ms. Munson retired on December 31, 2012.

Normally, the amount of each component is determined in relation to cash salary. Cash salaries, and overall compensation target levels, are based largely on these factors: individual experience, individual performance, level of responsibility, and competitive practices. A specific need for retention also can play a role. The size of each direct component for the named executives as a percentage of cash salary is shown in the following table.

2012 Sizing of Major Compensation Components
As a Percentage of Annual Cash Salary

NEO	Salary Stock Units	Annual Bonus Target	2012 Annual Equity Awards
			Service-vested Stock Options	Performance Stock Units	Total Equity

Mr. Jordan	40%	120%	66%	99%	165%
Mr. Losch	40%	70%	36%	54%	90%
Mr. Kisber*	150%	500%	100%	150%	250%
Mr. Popwell	40%	75%	36%	54%	90%
Mr. Tuggle	40%	70%	36%	54%	90%
Ms. Munson**	40%	75%	36%	54%	90%

*	Mr. Kisber’s compensation package is designed differently from that of the other NEOs.

**	Ms. Munson retired on December 31, 2012.

Annual bonuses for 2012 were payable 60% in cash and 40% in service-vested restricted stock. For NEOs the mix of 2012 equity awards was 60% performance stock units, or PSUs, and 40% service-vested stock options. In the current business and stock market environment, the Committee believes that this mix of equity provides appropriate incentives both to focus on performance goals and to remain with the company in difficult times.

As mentioned above, the components of executive compensation generally are determined based on the responsibilities of and the competitive market for each position, and on the individual’s experience and performance. There is no fixed weighting of those factors. Ordinarily, cash salary increases would affect overall target levels, but in 2012 there were no regular cash salary increases for the named executives. Certain benefits such as pensions are also related to cash salary and (up to certain limits) SSU levels. There is no other significant interdependence among the compensation components. The percentages shown for all regular 2012 equity awards in the tables above relate to the salary rate that was in effect on February 14, 2012 and the closing stock value on that date, which was $9.46 per share.

The Committee’s overall objective is to provide a competitive pay package and thus set competitive target and maximum opportunities. A key factor considered during the setting of targets relates to the appropriate mix of base pay versus pay at risk for performance, and the mix between short-term and long- term compensation. The tables above show that the CEO’s compensation package is more heavily weighted in favor of performance-based pay than most other of the named executives and also is more heavily weighted in favor of long-term versus short-term incentives than most of the other named executives, consistent with the greater responsibilities of this position and prevalent market practices among our Peer Banks.

Tax Gross-Up Practices

A tax gross-up feature requires the employer to pay the income or other taxes incurred by the employee in connection with a particular payment or benefit. Effectively the feature gives the payment or benefit to the employee on a tax-free basis. Several years ago the Committee removed tax gross-up features from our programs, and the Committee does not approve new features of that type. The only such features which remain are connected with legacy programs as to which we had, and continue to have, a contractual commitment to provide the feature.

Derivatives and Hedging

We have a policy which prohibits our executives from engaging in transactions involving derivative instruments connected to our common stock. Such instruments include call options, put options, collars, and swaps, among other things. The policy also prohibits our executives from engaging in any derivative or other transaction (such as a short sale) that effectively causes the executive to profit from a decline in our stock value. The practical effect of this policy is to eliminate the ability of an executive to hedge his or her holdings in our stock.

Holding Periods

Our stock awards do not have explicit post-vesting or post-exercise holding periods. However, each award is explicitly linked to our Stock Ownership Guidelines (discussed at page 41 below). Those Guidelines require each executive to hold at least 50% of the net after tax shares received from awards until retirement from the company. If certain minimum ownership levels are not maintained, that requirement rises to 75% until the minimum level is met.

Components of Compensation Program

Base Salary

Consistent with our practices and our compensation philosophy, the Compensation Committee establishes our CEO’s base salary annually based on achievement of objectives in his individualized written personal plan and competitive practices within the industry. The CEO develops a personal plan each year that contains financial and strategic goals. The CEO submits that plan to the Committee for review and approval. The Board of Directors also reviews the plan.

For executive officers other than our CEO, the Committee approves base salaries each year, taking the CEO’s recommendations into account. In 2012, salary rates of the NEOs generally were frozen at 2011 levels.

Annual Bonus

The bonus opportunity offered to each NEO (other than Mr. Kisber, whose bonus is discussed separately at the end of this section) for each year under our MIP is based on targets that are approved by the Committee early in that year. In general, each MIP bonus is based on achievement of company and/or business unit financial targets as well as individual personal plan objectives. In assessing achievement of financial targets, the Committee may determine to exclude certain items such as accounting changes and certain other non-recurring events. For most NEOs MIP bonuses are affected in part by individual performance, and for all NEOs MIP bonuses can be reduced based on several corporate as well as individual factors.

For 2012, the Committee established a maximum MIP bonus opportunity per person equal to 2% of adjusted 2012 core pre-tax earnings. This measure is pre-tax earnings adjusted to exclude the results of our Non-Strategic segment as well as certain one-time or unusual financial or accounting items.

Within that maximum, the Committee may exercise discretion to determine the final bonus amount. Early in 2012 the Committee established a grid framework to guide the exercise of that discretion. Individual bonuses are to be determined by applying an adjusted corporate rating and an adjusted individual rating to the individual target bonus levels for each NEO. The corporate rating for 2012 was based on budgeted core pre-tax earnings as illustrated in the following table. The concept of “core” pre-tax earnings excludes results from our Non-Strategic segment. A discretionary adjustment was planned based on a multi-point balanced scorecard which rates the company against the Peer Banks (discussed below). The earnings levels used to create the corporate rating grid were based on our budget for the year 2012, and were selected primarily to provide an incentive to achieve or exceed budget. In all cases core pre-tax earnings were adjusted for specific matters such as changes in accounting principles and certain unusual or non-recurring items such as certain accounting method changes or litigation/contingency settlements. For each executive, his or her bonus was subject to further adjustments for individual personal plan results, risk management results, quality of earnings, and contributions to Non-Strategic results. All points on the grid and all calculated bonus amounts were subject to further discretionary adjustment up or down by the Committee, but could not exceed the overall maximum of 150% of target.

2012 MIP Bonus Calculation Grid

Adjusted 2012 Core Pre-Tax Earnings	Percent of Budget	Core PTE Rating*	Balanced Scorecard Adjustment	Final Corporate Rating	Individual Rating	Other Discretionary Adjustment Factors	Bonus Target Amount	Calculated MIP Bonus Amount

			Discretionary adjustment factor based on multi- point balanced scorecard of FHN versus Peer Banks	Final corporate rating of 0% to 150%	Execution of personal plan goals for the year results in a personal plan rating of 0% to 150%	• Risk management results • Quality of earnings • Contribution to Non- Strategic outcomes	Bonus targets are pre-set percentages of cash salary, ranging from 70% to 120% for the NEOs	Bonus = [Final Corporate Rating] x [Individual Rating] x [any adjustments] x [Bonus Target Amount]; not to exceed 150% of Target
$389 million or more	125% or higher	150%

$311 million	100%	100%

$233 million	75%	50%

$156 million or less	50% or lower	0%

*	Rating is interpolated if results fall between two points on the grid.

The balanced scorecard used to adjust the Corporate Rating in 2012 ranked our company among Peer Banks on the following financial measures: total assets; market capitalization; Tier 1 capital ratio; ratio of total common equity to total assets; ratio of loans to deposits; ratio of non-performing assets to total assets; ratio of loan reserves to total loans; ratio of net charge-offs to average loans; net interest margin; efficiency ratio; return on average assets; return on average equity; fee income percentage; ratio of securities to total assets; shareholder return; and the ratio of share price to tangible book value. The scorecard uses financial measures and peer rankings, but was not used in a quantitative manner to determine a specific numerical rating. Instead, the Committee considered the scorecard results overall in a discretionary manner to adjust the quantitative corporate rating.

In 2012, the CEO’s personal plan included six major performance areas: strategic, financial, customer, shareholder, employees, and risk management & credit quality. Except as mentioned below, these areas had no particular weighting and were not applied in a quantitative manner. Although other NEOs’ personal plans generally were not identical to the CEO’s, there was substantial overlap, and all other NEO plans were intended to support achievement of the CEO’s personal plan and at the same time to be related to operations managed by the NEO. All NEO personal plans, including the CEO’s, were subject to Committee review and approval.

The outcomes of the bonus process for the NEOs other than Mr. Kisber are summarized in the following table.

2012 Named Executive Officer (NEO) Bonus Outcomes

NEO	Core PTE Rating	Balanced Scorecard Adjustmt*	Final Corporate Rating	Individual Rating	Impact of Other Adjustmts	Bonus Target ($)	Calculated Bonus ($)	Final Bonus ($)

Mr. Jordan	97%	103%	100%	104%	NA	960,000	$960,000	1,000,000
Mr. Losch	97%	103%	100%	100%	NA	280,000	280,000	280,000
Mr. Popwell	97%	103%	100%	100%	NA	337,500	337,500	337,500
Mr. Tuggle	97%	103%	100%	100%	NA	332,500	332,500	332,500
Ms. Munson**	97%	103%	100%	100%	NA	318,750	318,750	318,750

*	Zero adjustments are reflected as 100% and positive adjustments exceed 100%.

**	Ms. Munson retired on December 31, 2012.

Adjusted core pre-tax earnings for 2012 were $300.4 million. That resulted in an overall maximum bonus per person of $6 million, and an adjusted core pre-tax earnings rating of 97%.

In addition, the Committee’s assessment of the balanced scorecard process mentioned above resulted in a 100% rating. Our performance on five of the 17 scorecard categories was above or well above the median. We achieved improvement on 3 other categories and showed no decline in six of the nine remaining categories.

The following facts, among others, influenced the Committee’s exercise of discretion in determining the other ratings noted above; none were given any particular weighting. The company’s $250 million charge in second quarter 2012 to address the Government-Sponsored Enterprises mortgage repurchase issue led to a loss to common shareholders of $28 million for 2012 but resulted in no mortgage repurchase provision in both the third and fourth quarters of 2012. The company executed on its strategic priorities throughout 2012, earning customer service honors, loaning more to both business and consumer customers, growing deposits, meeting efficiency goals, improving asset quality, returning capital to shareholders and increasing the positive impact of its core businesses of banking and capital markets by winding down its nonstrategic businesses. Loans and deposits increased in 2012, and the company continued to return capital to shareholders by paying dividends and repurchasing $131 million of common stock throughout the year. First Tennessee remained the top bank in our West and East Tennessee regions and continued to gain market share in Middle Tennessee in 2012. In the regional bank, average loans were up 10 percent, core deposits were up 11 percent and revenues were up 3 percent for 2012. FTN Financial, First Horizon’s capital markets group, continued to be a major contributor to fee income and provided significant returns for First Horizon. Fixed income average daily revenue for the group was $1.2 million for 2012. The company met its efficiency goals for 2012 by streamlining operations, consolidating branches based on customer preferences and cutting jobs based on business needs. Asset quality continued to improve. Non-performing assets were down 20% and net charge-offs were down 43% from 2011 to 2012. Capital ratios remained strong, well above well-capitalized levels. Shareholders received a quarterly cash dividend of $.01 per share each quarter in 2012. The company repurchased $131 million of common stock in 2012 compared to $44 million in 2011. Early in 2013 the company was able to renew its common stock repurchase program and to increase its quarterly dividend rate to five cents.

Bonuses for 2012 were paid 60% in cash and 40% in the form of restricted stock. For each NEO listed above (other than Mr. Kisber, whose restricted stock is discussed below) the stock will vest 33% per year over three years if the NEO remains with the company through the vesting dates. The effective value of the restricted stock to each NEO will depend upon our stock price at the time of vesting.

Mr. Kisber is the president of our capital markets business unit (FTN Financial). His cash bonus for 2012 was earned under the MIP, but was determined by the overall incentive pool created under the Capital Markets Incentive Compensation Plan to provide a compensation opportunity consistent with that of capital markets competitors. The incentive pool generally is funded as a specified percentage of divisional net profits, as defined, plus an additional percentage if net profits exceed a specified return on expense. Mr. Kisber’s 2012 compensation package generally is a percentage of the pool approved by the Committee each year, not to exceed 15% and subject to certain limits imposed by the Committee. The Committee imposed a $3 million overall limit on Mr. Kisber’s 2012 bonus. The first $2 million was to be paid in cash and any amount over that, up to $1 million, would be paid in restricted stock units, or RSUs. The RSUs would provide for service vesting 18 months after grant and would be payable in cash. The Committee also retained the discretion under the MIP to reduce any calculated bonus amount for Mr. Kisber. Capital markets’ operating contribution to FHN’s pretax earnings in 2012 was $107 million, and Mr. Kisber’s earned bonus for 2012 was $2,000,000 in cash and $1,000,000 in RSUs.

Annual Equity Awards

Overview of Equity Awards in 2012

In 2012 the Committee divided the long-term incentives for NEOs into two pieces: 40% of each award was in the form of service-vested stock options, and 60% consisted of performance-based PSUs. This provided a mix of awards combining a substantial retention incentive with a strong emphasis on targeted performance.

Overview of Performance Equity Program

Consistent with competitive practice, since 2004 the Committee has made annual grants of performance equity awards with a multi-year performance period. The financial goals established at the beginning of each performance period are company-wide in focus and are uniform for all executives. Since grants are made annually, financial results in any given year can affect several outstanding awards. The Committee adjusts the performance goals each year based on the company’s objectives at that time, and often alters the type of the award based on competitive pressures and other factors.

The performance equity program provides an incentive for executives to achieve targeted financial results over a period longer than an annual period and links a significant portion of each executive’s pay to overall corporate results irrespective of the business unit in which they work, and also links that portion of pay to our stock price.

Performance Goal of Annual PSU Awards

The PSUs granted in 2012 were granted as target numbers of stock units; the actual payout could range from 0% to 150% of the amount granted. For the 2012 PSU awards, the company’s adjusted return on equity (ROE) averaged over the three-year period 2012-2014 will be ranked against the three-year average ROE results of those banks which, at the end of the performance period, comprise the KBW Regional Bank Index (ticker symbol KRX). Top quartile performance will result in a payout percentage of 150%, bottom quartile will result in 0%, and performance in the middle quartiles will result in payouts ranging from 50% to 150%. Only whole-year ROE results will be counted in making the rankings. The adjustments for our ROE number consist of several exclusions including certain items related to non-strategic businesses, certain accounting changes, litigation settlements, restructuring or right-sizing expenses, and a number of unusual or significant items described under certain specific areas of accounting guidance.

The goals of the 2012 PSUs are structurally similar to the 2011 PSU awards and are based on our results compared to other banks. In 2012 the Committee chose to use the KRX banks rather than the Peer Banks for the PSU goal. The KRX banks currently are fifty U.S. regional banks, a wider range of institutions than those in our Peer Bank group. For the purposes of the PSU award the Committee decided that the wider group would provide a more suitable framework against which to measure our performance over a three year period. The use of a relative goal, rather than an internal financial goal, was continued from 2011. That structure is likely to provide a relatively wider range of realistically possible outcomes, where at least some payout can be achieved but maximum payout would be a “stretch” outcome, than many other types of goal structures. This structure was continued because of the volatile and currently adverse environment for us and our industry. This approach was chosen in part to provide flexibility; to a degree, the awards should self-adapt to factors which will unfold over a three-year time horizon and which cannot be predicted in advance.

PSU Performance Achievement in Recent Years

Since 2008, long-term performance goals established for PSUs were fully achieved for one year, 2009, and so far have achieved at the 50% payout level for a second year, 2010. For the other years the goals have not been achieved at all (2008) or have not been achieved to date. As a result, the PSUs granted in 2008 and earlier years all forfeited, and the 2011 and 2012 PSUs will forfeit if those goals are not met at minimum payout levels during their respective 3-year performance periods.

Service-Vested Stock Options

Service-vested stock option awards vest in equal installments each of the first four years of the seven-year term if the recipient remains employed with the company through the vesting dates. Each option is priced at market at the time of grant. A stock option provides a direct retention incentive over its vesting period. The retention incentive is not directly dependent upon any performance measures and therefore would not be weakened if achievement of performance goals became unlikely during the vesting period. Since the value of the award depends upon our stock value rising during the term of the option, these awards also align a significant portion of compensation with the interests of shareholders.

In 2012 the Committee approved the grant of options to executives in dollar amounts measured as a percentage of base salary. Details of this process are discussed at page 36 above. The approved dollar amounts were converted into a fixed number of option shares by valuing each option at 25% of the exercise price, which was market value on the grant date. The actual value of a seven-year employee option cannot be determined in any definitive way but can be crudely estimated using various methods. At the time of approving these grants the Committee believed that using a 25% valuation method probably understated the actual values of the options. An understatement in that value would result in granting more option shares than would be the case if a more accurate value were used. The Committee intended this result in 2012. Our executives received no regular grants of options from 2008 to 2010, with the exception of Mr. Kisber who received a grant of options in 2008 under the management program. The Committee desired to provide a modest boost to the stock options held by our executive team without modifying the Committee’s compensation framework.

Special CEO Performance Award

In 2012 the Committee granted Mr. Jordan a special performance award consisting of PSUs. Unlike the annual awards, the CEO’s special PSUs have two key features: one of the two performance goals must be achieved during the five year term of the award or it will forfeit in full; and Mr. Jordan must continue as an employee for the five year term of the award even if performance is achieved sooner. The performance goals are: (i) our stock maintains a price of at least $20 per share for 60 consecutive trading days during the five year term; or (ii) total shareholder return for a share of our stock is at least $20 measured over the five year term. Our stock value on the grant date was $9.22, so achieving the $20 benchmark would more than double shareholder value. The amount of the award was $3 million, based on our stock value at grant. If performance is achieved, the award’s pre-tax value would be roughly twice that. The purposes of this award are to provide a clear and demanding goal for Mr. Jordan directly linked to a meaningful increase in shareholder value over the next five years, and to provide a strong retention incentive for Mr. Jordan over that five year period. Mr. Jordan has led the restructuring of the company, the development and implementation of new strategies, recruitment of a new management team, and a return to profitability. The Committee considered his significant contributions in turning around the company and his future value to the company when making decisions about his pay, including this special performance award. In 2012 Mr. Jordan met or exceeded his personal goals, and he successfully continued to strengthen the company and provide critical leadership through an extremely challenging time for the banking industry.

Stock Ownership Guidelines

Under our stock ownership guidelines the CEO is required to maintain beneficial ownership over time of at least six times his cash salary. Other named executives are expected to maintain beneficial ownership levels over time of two or three times their cash salaries, depending upon position. For this purpose, fully-owned shares, restricted stock, and shares held in tax-deferred plans are counted, but stock options are not counted. If sufficient shares are not owned to satisfy the ownership guideline, 75% of the net after-tax shares received from our stock incentive plans must be retained until the target ownership level is achieved. If the target ownership level is achieved, the guidelines require executives to continue to hold 50% of the net after-tax shares received from our stock plans for the balance of their careers with the company and until the first trading window period following termination of employment. Nevertheless, executives who reach age 55 generally are permitted to sell shares held at least three years to diversify their portfolio in preparation for retirement. We intend for the combined emphasis on corporate performance in setting executive compensation and meaningful stock ownership to strongly link the interests of our executives with those of our shareholders.

For guideline purposes, compliance is assessed annually based on an average stock price measured in the third quarter. In the 2012 assessment only one named executive fell below the guideline levels.

Deferral Plans and Programs

For many years we have offered many employees and directors the means to save for retirement on a pre-tax basis through various nonqualified deferral plans and programs. Personal tax management is our primary objective in providing this benefit. An important secondary objective is to encourage our senior personnel to save for retirement. We also provide this benefit in order to remain competitive in retaining talent and recruiting new talent.

During 2012, the types of compensation that could be deferred included cash salary and the cash portion of the annual MIP bonus. Amounts deferred earned at-market returns indexed to the performance of certain mutual funds selected by the participant.

Other Compensation

Broad-Based Plans and Programs (Other than Retirement)

We provide a broad-based welfare benefit package in line with competitors. This allows all employees to receive certain benefits, such as healthcare coverage, which are not readily available to individuals except through their employer, and allows employees to receive these benefits on a pre-tax basis.

Other Benefits and Perquisites

We also provide additional benefits in line with those offered to other executives in our industry to remain competitive in retaining talent and attracting new talent to join us. The following additional benefits are provided executives, including the NEOs:

•

Survivor Benefit Plan—This plan provides a benefit of 2.5 times base salary if death occurs during active service, which is reduced to 1.0 times salary spread over a 10-year period if death occurs following departure due to disability or early or normal retirement. This benefit is provided to about 500 employees, including all NEOs, and other employees approved by the CEO on a case by case basis. It is provided as an alternative to the plan available to all employees due to the caps in the insurance coverage available under the broad-based plan.

•

Executive disability program—Our regular disability plan for all employees in the company provides up to 60% of monthly pay (including base salary, bonus, commissions and incentive compensation) income replacement. The executive program benefit is capped at $25,000 per month, with an optional additional benefit of up to $5,000 per month that can be purchased by the executive.

•

Perquisites—Our goal is to offer perquisites that are customary (and therefore necessary to remain competitive) and, in some cases, that relate to executives’ business duties. Details of executive perquisites are discussed beginning on page 50 of this proxy statement in footnote (i) to the Summary Compensation Table.

Retirement Benefits

We provide retirement plan benefits, discussed in this section below, that we believe are customary in our industry. We provide them to remain competitive in retaining talent and attracting new talent to join us.

Savings Plan

We provide all qualifying full-time employees with the opportunity to participate in our tax-qualified 401(k) savings plan. The plan allows employees to defer receipt of earned salary, up to tax law limits, on a tax-advantaged basis. Accounts may be invested in a wide range of mutual funds and in our common stock. Up to tax law limits, in 2012 we provided a 50% match for the first 6% of salary each participant with at least one year of service elects to defer into the plan. Matched contributions can be invested in company stock or other available investment options and mutual funds at the participant’s election. The match rate increased to 100% beginning in 2013 when benefits under our pension plans became frozen.

Savings Restoration Plan

Our savings plan is subject to certain dollar limitations on qualifying contributions imposed by the tax laws. Our savings restoration plan provides a restorative benefit to all of the executive officers who participate in the savings plan, including all participating NEOs and other employees approved by the CEO on a case by case basis, so that beginning in 2013 when benefits under our pension plans became frozen the combined qualified and restoration contributions are allowed as if those tax limitations did not exist.

Pension Plan

Our pension plan is a traditional broad-based pension plan that provides for a defined benefit to be paid to eligible employees upon retirement. The plan has been closed so that employees hired after August 31, 2007 (including Mr. Losch) are not eligible to participate. The benefit is based upon a participant’s average base salary for the highest 60 consecutive months of the last 120 months of service, years of credited service, and social security benefits (under an offset formula). Benefits are normally payable in monthly installments after age 65. Tax laws limit the qualifying salary that can be used, and thus the benefit that can be paid, under the pension plan to a dollar amount that is adjusted each year for inflation. The formula works in a traditional manner so that longevity with the company is rewarded. Benefits under the plan have been frozen effective December 31, 2012. As a result, no additional years of service or changes in base compensation will affect benefit levels.

Pension Restoration Plan

Our pension plan is subject to certain dollar limitations on qualifying compensation and benefits imposed by the tax laws. Our pension restoration plan provides a restorative benefit to all of the executive officers who participate in the pension plan, including all participating NEOs, and other employees approved by the CEO on a case by case basis, so that the combined pension and restoration benefit is calculated as if those tax limitations did not exist. The pension and pension restoration plans thus generally operate as a single plan in terms of defining the pension benefit payable to executives. This plan is provided in response to the IRS caps on qualified pension plan benefits. Benefits under the plan have been frozen effective December 31, 2012.

Other Post-Employment Benefits

Change in Control (CIC) Benefits Generally

Over the past 25 years the financial services industry experienced an extraordinary period of consolidation as old legal barriers, which prevented multi-state banking and restricted the business lines in which bank holding companies could engage, were relaxed or eliminated. That activity abated during the past few years, but the current business and regulatory environment appears likely to provide a strong impetus for many companies to seek an acquisition partner in the years ahead. Although these circumstances have created substantial business opportunities for us and others, they have also created substantial personal uncertainties for executive officers and employees at all levels. Our CIC severance agreements and CIC plan features were first put in place a number of years ago in response to these uncertainties.

Change in Control Severance Agreements

We have CIC severance agreements with our active executive officers with the exception of Mr. Kisber. These are not employment agreements. The CIC severance agreements provide significant benefits if employment is terminated in connection with a CIC event. Additional information about these contracts is provided under the caption “Change in Control Severance Agreements” in the “Change in Control” section beginning on page 65 of this proxy statement.

The primary objectives of our severance agreements are to allow us to compete for executive talent during normal times and, if a CIC situation were to arise, to provide an incentive for our executive team to remain with the company, focused on corporate objectives, during the pursuit, closing, and transition periods that accompany CIC transactions in our industry.

Change in Control Features Under Other Plans and Programs

Under many of our plans and programs, a CIC event will cause benefits to vest, be paid, or be calculated and paid at target or maximum levels. The main objective of these features is to allow us to offer competitive compensation packages so as to attract and retain top talent in an industry where consolidation continues at a robust pace. Our plans provide that awards have a double-trigger standard, which means that those plans and programs that have CIC features typically provide for the acceleration of vesting or payment of an award when a CIC event occurs resulting in termination of employment. Performance awards that accelerate generally are paid on the assumption that performance would have occurred at target. In addition to the objectives for the CIC provisions stated above, we believe these special CIC outcomes are appropriate for these awards because: (i) it is unfair for the executive to give up stock-based awards when all shareholders are receiving the benefit of the CIC transaction in relation to their stock holdings; (ii) it is unfair for the executive to forfeit awards based on service when he or she has provided the company with those services that were needed but are not any longer; and (iii) in most cases there will be no fair way to honor our commitment to pay awards based on company performance because there will be no appropriate way to measure our performance when the performance period ends.

Special Retirement and Severance Agreements

On selective occasions, the Compensation Committee will approve special retirement or severance arrangements with departing executive officers. Our executives do not have employment agreements, and we have no obligation to provide anyone with a special retirement or severance arrangement. When such an agreement or arrangement is provided, the terms vary with the circumstances. We believe such an arrangement can be a useful tool in those situations where a non-competition covenant or other legal restriction is desirable, or in recognition of long and valued service to the company, or to provide an incentive related to a transitional situation, and we intend to consider using them in the future in those situations that are appropriate.

Special Retirement Agreement with Ms. Munson

In November, 2012, the company and Ms. Munson entered into a retirement agreement. Under the agreement Ms. Munson agreed to retire effective at year-end. Additional information concerning the terms of Ms. Munson’s agreement is provided under the heading “Special Retirement Agreement with Ms. Munson” beginning on page 65 of this proxy statement.

Deductibility of Compensation for Tax Purposes

Section 162(m) of the Internal Revenue Code of 1986, as amended (“Tax Code”), generally disallows a tax deduction to public companies for compensation exceeding $1 million paid during the year to the CEO and the three other highest-paid executive officers at year-end (excluding the Chief Financial Officer). Certain performance-based compensation is not, however, subject to the deduction limit. The Committee considered these tax implications in rendering its compensation decisions. The impact of this rule was not material to the company in 2012.

Use of Compensation Consultants

McLagan was initially engaged by the Chief Human Resources Officer in 2010 due to its outstanding reputation and extensive experience in the banking industry, and the relationship continued in 2012. The Chief Human Resources Officer has responsibility for initiating or terminating the relationship. McLagan serves as a consultant to management on all incentive and executive compensation matters, even though the Committee has engaged its own consultant to review all incentive and executive compensation matters, as discussed below. McLagan analyzes our Peer Banks group and recommends additions and deletions based primarily on asset size and business similarities. In addition to competitive market analyses, McLagan presents to management emerging best practices in the areas of pay mix, annual, mid-term and long-term incentives; provides insight on performance metrics used by Peer Banks; and recommends changes as appropriate, such as changes to the type and mix of executive equity-based awards, performance metrics, and target award levels.

In 2012, the Compensation Committee continued to engage a separate, independent, consulting firm, Frederic W. Cook & Co. (“Cook”), to provide analysis and advice on all executive compensation-related matters (including assessment of peer groups, competitive market data, pay mix, and compensation design). Among other things, Cook assists the Committee in its reviews of compensation program actions recommended by management. Cook has no other relationships with the Corporation or management. Key engagement items for Cook in 2012 were:

•	In advance of Committee meetings, review and comment upon written meeting materials.

•	Participate in key pre-meeting conferences with management and the Committee chairman on compensation matters.

•	At least once during the year, meet with the Committee in executive session; this took place in July 2012.

•	At least once during the year, provide the Committee with a report on industry, legislative, and other important trends affecting our compensation programs; this took place in July 2012.

•	Assist in the development of the special performance award granted to the CEO.

Additional information concerning our use of compensation consultants appears under the caption “The Compensation Committee” beginning on page 14 of this proxy statement.

Role of Management in Compensation Decisions

Management administers our compensation plans, monitors the compensation programs used by other companies, and considers whether new or amended compensation programs are needed to maintain the competitiveness of our company to attract and retain key employees. Recommendations are presented by management to the Committee for review, discussion, and approval. The CEO ultimately oversees the development of these management recommendations. If executive-level exceptions are appropriate, such as approval of an executive’s early retirement, management generally reviews the facts of the situation and provides a recommendation to the CEO and, ultimately, to the Committee for approval.

Compensation Committee Report

The Compensation Committee Report is located on page 17 of this proxy statement under the caption “The Compensation Committee.”

Recent Compensation

Summary Compensation Table

The Summary Compensation Table which appears below provides compensation information about the following persons: Mr. Jordan, who served as our Chief Executive Officer, or CEO, during the periods presented; Mr. Losch, who served as our Chief Financial Officer, or CFO; and Messrs. Kisber, Popwell, and Tuggle and Ms. Munson, who were our most highly compensated executive officers at year-end 2012 other than Mr. Jordan and Mr. Losch. All of the named executive officers (NEOs) were officers of both First Horizon and the Bank.

A comprehensive Summary Compensation Table, along with detailed footnotes and commentary, is presented in the following pages. To provide context for that information, the following table provides summary information for the named executives regarding amounts actually paid in 2012, except that the 2012 bonus (which was paid early in 2013) is included rather than the bonus related to any earlier year. For this purpose, amounts are considered “paid” if they were paid or deferred on a fully-vested basis. All amounts are shown before reduction for withholding taxes and other payroll deductions.

Compensation Actually Paid—2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Cash Salary Paid	Cash Bonus Paid for 2012	Salary Stock Units Paid	Stock Awards Vested	401(k) Match and Deferral Earnings	Cash Cost of Perks

D.B. Jordan	$800,000	$600,000	$332,864	$2,577,778	$50,457	$26,422
W.C. Losch	$400,000	$168,000	$166,427	$414,225	$7,500	$13,716
M.E. Kisber	$600,000	$2,000,000	$936,200	$799,271	$67,002	$14,120
D.T. Popwell	$450,000	$202,500	$297,577	$368,675	$7,500	$21,262
C.T. Tuggle	$475,000	$199,500	$197,629	$450,400	$26,239	$20,215
C.B. Munson	$425,000	$318,750	$241,689	$695,688	$35,862	$24,161

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)

Bonus. The bonus for 2012 generally was paid 60% in cash and 40% in service-vested RS. The RS has a service-vesting condition and therefore is not counted with the exception of Ms. Munson. Ms. Munson’s bonus for 2012 was paid as 100% cash due to her retirement at year-end. Mr. Kisber’s bonus was paid as $2,000,000 in cash and $1,000,000 in service-vested RSUs.

(d)

SSUs paid. All SSUs that were paid in 2012 were granted in 2011 with the exception of Mr. Popwell and Ms. Munson, who both also had SSUs that were granted in 2010. Amounts shown reflect actual cash paid at vesting, which was based on the 10 day average closing price of First Horizon’s stock which was determined prior to the vesting date.

(e)

Stock awards vested. Awards vesting in 2012 consisted of performance stock units, restricted stock, and stock options. Stock awards that vested in 2012 are valued based on the market value of First Horizon’s stock on the vesting date. Stock options are valued based on the “spread” at vesting. The spread is the difference between market value and the option price. For 2012, all spreads were negative, meaning the option price was higher than market, and accordingly all options were valued at zero. None of the named executives exercised stock options in 2012.

(f)

401(k) Match and Deferral Earnings. Included in this column are amounts paid by First Horizon as matching contributions to the 401(k) savings plan in 2012 along with earnings paid or accrued by First Horizon on fully-vested deferred compensation accounts. Not included are earnings on 401(k) accounts; those earnings either are not paid by First Horizon or consist of regular dividends paid on company stock held in the plan.

(g)	Perks. Perquisites and other personal benefits were provided to the named executives in 2012. The cost of those benefits to First Horizon is shown in column (g).

The amounts shown in the Summary Compensation Table below include all compensation earned in 2012, including amounts deferred by those persons for all services rendered in all capacities to us and our subsidiaries. If the 2012 named executive officers were also named executive officers in the previous two years, their compensation from those years is also included. If a 2012 named executive officer served during any portion of the year as an executive officer, his or her 2012 compensation as an officer or employee is provided for the entire year. Additional executive compensation information is provided in tabular form in the following pages. A complete discussion and analysis of our compensation objectives and rationale, along with information on compensation of non-employee directors, is located in the “Compensation Discussion and Analysis” and “Director Compensation” sections of this proxy statement beginning on pages 29 and 67, respectively. No named executive officer who served as a director was compensated as a director of First Horizon or the Bank.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards* ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation* ($)	Change in Pension Value & NonQualified Deferred Compensation Earnings($)	All Other Compensation ($)	Total ($)

D.B. Jordan	2012	$800,000	—	$2,774,729	$1,092,599	$1,000,000	$319,523	$78,302	$6,065,153
President & CEO	2011	$800,000	—	$1,184,730	$1,020,014	$864,000	$172,402	$61,229	$4,102,375
	2010	$2,266,667	—	$1,133,333	—	—	$136,688	$36,582	$3,573,270
W.C. Losch	2012	$400,000	—	$458,267	$321,351	$280,000	—	$29,966	$1,489,584
EVP & CFO	2011	$400,000	—	$873,362	$253,242	$252,000	—	$26,286	$1,804,890
	2010	$800,000	—	$400,000	—	—	—	$24,591	$1,224,591
M.E. Kisber	2012	$600,000	—	$1,790,315	$964,056	$3,000,000	$157,633	$44,424	$6,556,428
President-FTN Financial	2011	$600,000	—	$1,785,201	$1,055,187	$3,026,100	$146,999	$24,093	$6,637,580
D.T. Popwell	2012	$450,000	—	$421,054	$260,292	$337,500	$220,324	$40,898	$1,730,068
President-Banking**	2011	$438,506	—	$756,238	$218,424	$330,000	$108,589	$24,671	$1,876,428
C.T. Tuggle	2012	$475,000	—	$487,947	$321,351	$332,500	$498,875	$42,514	$2,158,187
EVP & General Counsel	2011	$475,000	—	$943,060	$300,377	$300,000	$344,984	$25,257	$2,388,678
	2010	$950,000	—	$475,000	—	$—	$254,062	$17,841	$1,696,903
C.B. Munson***	2012	$425,000	—	$397,650	$245,833	$318,750	$727,967	$484,598	$2,599,798
EVP-Corporate Banking

*

2011 MIP bonuses were paid in 2012 partly in restricted stock or stock units. The full amount of the bonus paid is reported in column (g) (for 2011). The related restricted stock or unit award is not separately reported in this table under column (e) or otherwise, but is reported in the “Grants of Plan-Based Awards in 2012” table appearing below. Mr. Jordan received a special one-time performance and retention award in 2012 to recognize his significant contributions in turning the company around and his future value to the company. It will vest only if there is a significant increase in shareholder value during the next five years.

**	Mr. Popwell was promoted to President—Banking on January 1, 2013. Previously he was EVP—Regional Banking.

***	Ms. Munson retired on December 31, 2012.

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)

Salary. During 2010, the salaries of Messrs. Jordan, Losch, and Tuggle were paid partly in cash and partly as fully vested salary stock units, or SSUs. Each SSU is equivalent to a share of company stock. These SSUs were a form of mandatory deferred salary whose terms were restricted by the U.S. Department of the Treasury’s TARP program; they were fully vested at the time of grant due to those restrictions. Those 2010 SSUs were fully paid in cash during 2011 based on stock values near the time of payment. Later SSUs were granted with normal service-vesting conditions and so are included in column (e).

(d)	Bonus. There were no discretionary bonuses awarded to the named executive officers for 2012. The values of bonus awards paid under the MIP are shown in column (g).
(e)-(f)

Accounting Values. The dollar values associated with awards shown in columns (e) and (f) reflect the grant date fair value of the awards during each year shown, based on applicable financial accounting values. Those accounting values are determined as of the grant date of each award using the same assumptions and valuation method used for accounting purposes in our financial statements. Values shown for all years have been conformed to the current accounting rules. The accounting valuation method makes several assumptions about the growth and volatility of our stock value, the expected actual duration in the case of options, vesting, forfeiture, and other matters. A discussion of those assumptions and methods appears in note 20 to our 2012 annual report to shareholders. Actual future events may be substantially inconsistent with those assumptions. Accordingly, the actual values realized by an award holder may, and often will, differ substantially from the accounting values reflected in columns (e) and (f).
(e)

Stock Awards. Column (e) includes the accounting values of most SSUs, restricted stock, and performance stock unit (PSU) equity awards granted during each year indicated. These amounts do not represent amounts paid or earned; they are simply the values attributed to awards under the applicable accounting rules.

SSUs. SSUs are a regular component of our executive pay packages. SSUs granted in 2012 and 2011, and those granted in 2010 to Mr. Popwell and Ms. Munson, are subject to a service-vesting requirement. The 2010 and 2011 SSUs included in this column generally vested in 2012, and the 2012 SSUs will vest in 2013. However, Ms. Munson’s 2012 SSUs vested at December 31, 2012 in connection with her retirement. By agreement they will be paid at the regular times in 2013, and so are treated in this proxy statement as deferred compensation at year-end.

Regular PSUs. For the past three years a significant component of our long-term equity-based incentives has taken the form of performance share units, or PSUs. All PSUs are performance-based, meaning that eventual payout may be higher or lower than the accounting values used in the table above. The PSU payout may be zero. All PSUs have performance and service requirements for vesting. For 2012, the PSUs’ performance matrix depends upon First Horizon’s adjusted return-on-equity ranking relative to banks represented in the KBW Regional Bank Index (ticker KRX) during the performance period 2012-14. For 2011, the PSUs’ performance matrix depends upon First Horizon’s return-on-equity ranking relative to selected peers during the performance period 2011-13. For 2010 PSUs, the performance goals were set out in a performance matrix focused upon achieving, over a four-year period (2010-2013), specific pre-tax normalized provisioning EPS levels. For 2012 and 2011 PSUs, the awards will vest in three years if performance goals are at least minimally achieved and if the holder remains employed with the company through the vesting date. For 2010, if performance goals are achieved awards will vest half each on the third and fourth anniversaries of grant. The goals established in 2010 have been achieved at the 50% payment level with one year left in the performance period (2013). The goals for 2012 and 2011 PSUs cannot be measured until the end of the performance periods. PSUs typically are settled with shares rather than cash, depending upon terms established by the Compensation Committee and plan limitations. For purposes of column (e), PSU amounts are shown at their original accounting valuations based in part on payout expectations, but without reduction for possible early forfeiture. Because the PSU values reflected in column (e) are less than the possible payouts if all performance conditions are maximally achieved, the following table provides a summary of the maximum payouts of the applicable PSU awards for each named executive, based on our stock values on the respective grant dates.

Maximum Dollar Values of Regular and Special PSUs Measured at Grant Date 2010-2012

Name	2010	2011	2012

Mr. Jordan	$681,318	$1,304,993	$4,529,994
Mr. Losch	$240,461	$323,991	$449,993
Mr. Kisber	NA	$1,349,999	$1,349,999
Mr. Popwell	NA	$279,447	$364,503
Mr. Tuggle	$285,555	$384,296	$449,993
Ms. Munson	NA	NA	$344,249

“NA” in the table above indicates that the person was not a named executive officer during that year. Maximum values presented for 2011 and 2012 are 150% of target levels. PSU awards granted in 2010 were limited by the Troubled Asset Relief Program.

CEO Special PSUs. In 2012 the Compensation Committee made a special grant of performance stock units to Mr. Jordan. The award had a five-year performance and service period; the award will vest all at the end of the service period only if employment continues during that period and only if one of the performance conditions is satisfied. The performance conditions are: (i) First Horizon’s stock maintains a price of at least $20 per share for 60 consecutive trading days during the five-year term; or (ii) total shareholder return for a share of First Horizon’s stock is at least $20 measured over the five-year term. The stock value on the grant date was $9.22. The maximum value of this award, measured at the grant date and assuming complete performance, was $3 million. Mr. Jordan has led the restructuring of the company, the development and implementation of new strategies, recruitment of a new management team, and a return to profitability. The Committee considered his significant contributions in turning around the company and his future value to the company when making decisions about his pay, including this special performance award. In 2012 Mr. Jordan met or exceeded his personal goals, and he successfully continued to strengthen the company and provide critical leadership through an extremely challenging time for the banking industry.

Restricted Stock. In 2010 the regular executive equity package consisted of a mix of restricted stock (40%) and PSU awards (60%). In 2011, retention grants were awarded to Messrs. Losch and Tuggle in the amount of 42,194 shares of restricted stock ($500,000 value at grant) and to Mr. Popwell in the amount of 33,755 shares of restricted stock ($400,000 value at grant). In 2012, MIP bonuses relating to 2011 performance generally were paid 40% in service-vested restricted stock awards. The full amounts of those bonuses are reported in column (g) for 2011; the related stock awards are not reported in column (e) for 2012 (to avoid double-counting), but are shown in the “Grants of Plan-Based Awards in 2012” table appearing below. Mr. Kisber’s MIP award for 2011 also was paid partly in equity awards, but differed in mix and award type: his was paid 33.3% in service-vested restricted stock units.

(f)

Option Awards. Column (f) includes the accounting values of stock option awards granted during each year indicated. In 2012 and 2011 the regular executive equity package consisted of a mix of stock options (40%) and PSU awards (60%). No stock appreciation rights (SARs) were awarded or accrued in any year shown.

(g)

Incentive Award Bonuses. For all named executives, this column represents the annual MIP bonus earned for each year shown. For 2012, MIP bonuses (other than for Mr. Kisber) were based upon achievement in the following areas: pre-set levels of adjusted 2012 pre-tax core earnings; the results of a balanced scorecard process ranking First Horizon among 14 peer banks on a matrix of balance sheet, capital, expense, earnings, and other measures; execution of personal plan goals; and individual contribution to risk management, quality of earnings, and non-strategic objectives. For 2011, MIP bonuses (other than for Mr. Kisber) were based upon achievement in the following areas: pre-set levels of adjusted 2011 pre-tax normalized-provisioning earnings; the results of a balanced scorecard process ranking First Horizon among 14 peer banks; execution of personal plan goals; and individual contribution to efficiency goals. Mr. Kisber’s bonus in both years was based on divisional net profits. No MIP bonuses were accrued for or paid to Messrs. Jordan, Losch, or Tuggle during 2010 in compliance with the TARP rules.

LTI Awards. In 2010, prior to his becoming an executive officer, Mr. Kisber received long-term incentive (LTI) units. 2010 LTIs contain substantially the same performance goals as the executive PSU awards that year, but are not stock-denominated and are paid only in cash. During 2011, performance was achieved to the extent that the 2010 LTIs will be paid at 50% of target once the remaining service-vesting requirements are met. Accordingly, included in this column is the cash amount of LTIs earned in relation to 2011 performance. 2012 performance did not increase the payout level for this award. A higher level of payout may be achieved if higher levels of performance are attained during the remainder of the performance period (2013). Although our PSU awards are incentive compensation, they are reported in column (e) (for stock-based awards) rather than in this column (for cash-based awards).

(h)

Column (h) includes changes in pension actuarial values. Changes in pension actuarial values are the aggregate increase during the year in actuarial value of all pension plans, both qualified and restoration, for each named executive. Our pension plan and pension restoration plan are designed to give employees an incentive to stay with First Horizon through their normal retirement age. As a result, most of the benefits are accrued during the later years of each employee’s career. This is illustrated in the numbers shown in the table on page 61. The actual expenses of these plans are determined using the projected unit credit actuarial method which spreads the cost over the entire career of each employee. Our pension plans were closed to new employees in 2007; as a result, Mr. Losch does not participate. The pension plans were frozen effective December 31, 2012; after that point qualified and restoration pension benefits for all participating named executive officers will no longer increase. No above-market earnings on deferred compensation were accrued during the year for any of the named executives.

(i)	Elements of “All Other Compensation” for 2012 consist of the following:

All Other Compensation (Column (i)) for 2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Perquisites and Other Personal Benefits	Tax Reimbursements	401(k) Match	Life Insurance Premiums	Earnings	Compensation Related to Retirement	Total Shown in Column (i)

Mr. Jordan	$26,422	—	$7,500	$11,433	$32,947	—	$78,302
Mr. Losch	$13,716	—	$7,500	$1,680	$7,070	—	$29,966
Mr. Kisber	$14,120	—	$7,500	$5,520	$17,284	—	$44,424
Mr. Popwell	$21,262	—	$7,500	$4,343	$7,793	—	$40,898
Mr. Tuggle	$20,215	—	$—	$13,171	$9,128	—	$42,514
Ms. Munson	$24,161	—	$7,500	$7,653	$5,784	$439,500	$484,598

Details concerning information in certain of the columns in the All Other Compensation table are presented in the following paragraphs:

(b)

“Perquisites and Other Personal Benefits” includes the following types of benefits: Flexible Dollars; Financial Counseling; Disability Insurance; Merchandise; and Aircraft Usage. Benefits are valued at the incremental cost to First Horizon. “Flexible Dollars” represents First Horizon’s contribution to our flexible benefits plan (a qualified cafeteria-type benefit plan), based on salary and service. “Financial Counseling” represents payments for the preparation of income tax returns and related financial counseling. “Disability Insurance” represents insurance premiums with respect to our disability program. “Merchandise” refers to retirement and other incidental gifts received by the executives. “Aircraft Usage” represents imputed income to the executives when their spouses accompany them on a business trip using non-commercial aircraft. This column includes taxable income from our company-wide wellness program through Virgin Healthmiles. Effective for all employees of First Horizon who have chosen to participate in the wellness program, imputed income is based on rewards earned. Mr. Jordan participated in this program. Also, this column includes the cost of Mr. Jordan participating in the Mayo Clinic Executive Health Program. In 2012 the Compensation Committee required Mr. Jordan to participate in this executive wellness program.

(c)	“Tax Reimbursements” are tax gross-up payments on certain benefits. No such reimbursements have been paid to executives since 2006.

(d)

“401(k) Match” represents First Horizon’s 50% matching contribution to our 401(k) savings plan, which is based on the amount of voluntary contributions by the participant, up to six percent of eligible earnings and subject to tax law limits. To the extent dollars from the flexible benefits plan are contributed to the savings plan, they are included in column (b) rather than in column (d). Starting in 2013, coincident with freezing the pension benefits, the 401(k) match rate was doubled to 100% (up to six percent of eligible earnings), and the company implemented a savings restoration plan for employees who have base salary above the IRS limit.

(e)

“Life Insurance Premiums” represents insurance premiums with respect to our supplemental life insurance plan. Under our survivor benefits plan a benefit of 2.5 times annual base salary as of December of each year is paid upon the participant’s death prior to retirement to the named beneficiary (or one times final salary upon death after retirement payable to the spouse in ten annual installments).

(f)

“Earnings” includes earnings (cash dividends or dividend equivalents) accrued during each of the years indicated on all stock and most stock unit awards that were outstanding during those years. In most cases dividends or dividend equivalents accrue on unvested awards but are not paid until vesting. However, for certain older restricted stock awards scheduled to vest ten years after grant, cash dividends are paid when they accrue. For awards which vested during a year indicated, only dividends or dividend equivalents accrued prior to vesting are included. Dividends paid in shares of common stock are not treated as earnings. Cash dividend equivalents accrued on SSUs granted in 2012 and 2011, and on SSUs granted in 2010 to Mr. Popwell and Ms. Munson, are included in this amount. The dividend earnings amounts included in column (i) of the Summary Compensation Table are reflected in the following table.

Dividend Earnings ($) Included in Column (i)

Name	2010	2011	2012

Mr. Jordan	—	$23,281	$32,947
Mr. Losch	—	$5,081	$7,070
Mr. Kisber	NA	$7,700	$17,284
Mr. Popwell	NA	$5,912	$7,793
Mr. Tuggle	—	$6,920	$9,128
Ms. Munson	NA	NA	$5,784

“NA” in the table above indicates that the person was not a named executive officer during that year, while a dash indicates that dividend earnings were zero.

(g)	The terms of Ms. Munson’s retirement agreement are discussed in the “Special Retirement Agreement with Ms. Munson” section found on page 65.

Grants of Plan-Based Awards

The following table provides information about grants of performance stock units (PSU), stock options (Opt), and salary stock units (SSU) granted during 2012 to the officers named in the Summary Compensation Table. No stock appreciation rights (SARs) were granted to named executives during 2012.

For purposes of the following table: PSU awards are considered to be “Equity Incentive Plan Awards” and SSUs are considered to be “All Other Stock Awards.” The information is organized so that each row represents a separate award grant; a column for a row is blank if it does not apply to the type of award listed in that row or the dollar amount is $0.

Grants of Plan-Based Awards in 2012

(a)	(b-1)	(b-2)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Action Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Mr. Jordan	PSU 2-14	2-14				53,911	107,822	161,733				$1,020,000
	PSU 5-7	5-7				NA	NA	325,379				$1,438,175
	Opt 2-14	2-14								287,526	$9.46	$1,092,599
	MIP 2-14	2-14	$480,000	$960,000	$1,440,000							NA
	MIP-RS 2-14	2-14							36,532			$345,600
	SSU Qtrly	2-14							33,726			$316,554

Mr. Losch	PSU 2-14	2-14				15,856	31,712	47,568	42,194			$300,000
	Opt 2-14	2-14								84,566	$9.46	$321,351
	MIP 2-14	2-14	$140,000	$280,000	$420,000							NA
	MIP-RS 2-14	2-14							10,655			$100,800
	SSU Qtrly	2-14							16,862			$158,267

Mr. Kisber	PSU 2-14	2-14				47,569	95,137	142,706				$900,000
	Opt 2-14	2-14								253,699	$9.46	$964,056
	MIP 2-14	2-14	NA	NA	$3,000,000							NA
	MIP-RSU 2-14	2-14							105,708			$1,000,000
	SSU Qtrly	2-14							94,855			$890,315

Mr. Popwell.	PSU 2-14	2-14				12,844	25,687	38,531	42,194			$243,000
	Opt 2-14	2-14								68,498	$9.46	$260,292
	MIP 2-14	2-14	$168,750	$337,500	$506,250							NA
	MIP-RS 2-14	2-14							13,953			$132,000
	SSU Qtrly	2-14							18,970			$178,054

Mr. Tuggle.	PSU 2-14	2-14				15,856	31,712	47,568	33,755			$300,000
	Opt 2-14	2-14								84,566	$9.46	$321,351
	MIP 2-14	2-14	$166,250	$332,500	$498,750							NA
	MIP-RS 2-14	2-14							12,684			$120,000
	SSU Qtrly	2-14							20,024			$187,947

Ms. Munson	PSU 2-14	2-14				12,130	24,260	36,390				$229,500
	Opt 2-14	2-14								64,693	$9.46	$245,833
	MIP 2-14	2-14	$159,375	$318,750	$478,125							NA
	MIP-RS 2-14	2-14							12,130			$114,750
	SSU Qtrly	2-14							17,915			$168,150

Details concerning information in certain of the columns are presented in the following paragraphs:

(b-1)

Column (b-1) shows the 2012 grant dates of the awards reported in this table. These are the dates as of which the grants are effective for legal and accounting purposes and as of which prices are set or used for those awards that use grant date stock values. “MIP” refers to the 2012 bonus opportunity under the Management Incentive Plan; “MIP-RS” refers to the restricted stock portion of the 2011 MIP bonus, for which the grant date occurred early in 2012; and “MIP-RSU” refers to the restricted stock unit portion of Mr. Kisber’s 2011 MIP bonus. SSUs were granted quarterly in arrears.

The rows in column (b-1) indicate the different award types involved as defined in the first paragraph of this section.
(b-2)

Column (b-2) shows the 2012 dates on which the Compensation Committee acted to grant the awards reported in this table. For the MIP rows, action was taken on February 14, 2012 to establish the MIP bonus opportunities for the year.

(c)-(e)

The 2012 bonus opportunities under the MIP for executives, other than Mr. Kisber, were based on performance criteria established early in 2012 by the Compensation Committee. For those executives a target bonus dollar amount was set as a percentage of salary. The highest target for those executives was at the CEO level (at 120% of salary). For those executives the Committee established two maximum amounts: an overall maximum set at 2% of 2012 pre-tax core earnings, adjusted for certain specified items (which resulted in a maximum for 2012 of $6,000,000 per person), and a guideline maximum based on a performance grid discussed on pages 37-38 in the Compensation Discussion & Analysis section of this proxy statement, not to exceed 150% of target. Subject to the overall maximum, the guideline maximum could have been adjusted by the Committee; since it was not adjusted, it is the maximum reflected in the table. The threshold bonus amount reported in the table is the amount payable for grid performance at the 50% level; for lesser performance the payment is zero. For those executives, 2012 bonuses were determined as a single dollar amount but were paid 60% in cash and 40% in restricted stock (RS), with the exception of Ms. Munson, who was paid 100% in cash, and Mr. Kisber, who is discussed below. RS shares provide a mandatory deferral mechanism which ties a portion of the bonus to long-term stock performance. The actual RS grants related to 2012 MIP bonuses were made in early 2013 and, although the grants were driven by the MIP, the grants were made under the Equity Compensation Plan. The conversion of bonus dollar amounts into RS shares was based on the market value of First Horizon common stock at the time of the RS grant in 2013. A similar RS grant process occurred early in 2012 relative to 2011 MIP bonuses; those RS awards are reported in column (i).

The annual MIP bonus award for Mr. Kisber was established and paid based on divisional net profits generated by the capital markets division. Accordingly, his bonus opportunity had no threshold or target levels. The Compensation Committee established an overall maximum of $3 million for Mr. Kisber’s 2012 bonus opportunity. The first $2 million of earned bonus was payable in cash, and the last $1 million was payable in the form of service-vested restricted stock units (RSUs). A similar RSU grant process occurred early in 2012 relative to his 2011 MIP bonus and resulted in a grant of RSUs driven by his 2011 bonus; that RSU award is reported in column (i).

The information in these columns shows the MIP bonus opportunities created for the named executives. Information concerning annual MIP bonuses actually earned by the named executive officers for 2012 is set forth in column (g) of the Summary Compensation Table and under the caption “Annual Bonus” beginning on pages 47 and 37, respectively, of this proxy statement.

(f)-(h)

For the 2012 regular annual PSU awards, First Horizon’s adjusted return on equity (ROE) averaged over the three-year period 2012-2014 will be ranked against the ROEs of those banks comprising the KBW Regional Bank Index averaged over the same period. Top quartile performance will result in a payout percentage of 150%, bottom quartile will result in 0%, and performance in the middle quartiles will result in payouts ranging from 50% to 150%. The threshold payouts listed in column (f) for PSU awards are based on achieving the minimum ranking which will result in any payout (50% of target); target payouts listed in column (g) reflect a ranking resulting in 100% payout, and maximum payouts listed in column (h) reflect a ranking resulting in 150% payout. Additional information concerning the performance criteria related to 2012 regular annual PSU awards is set forth in “Performance Goal of Annual PSU Awards” on page 40.

In 2012 the Compensation Committee made a special grant of PSUs to Mr. Jordan. The award had a five-year performance and service period. The performance conditions are: (i) First Horizon’s stock maintains a price of at least $20 per share for 60 consecutive trading days during the five-year term; or (ii) total shareholder return for a share of First Horizon’s stock is at least $20 measured over the five-year term. The stock value on the grant date was $9.22. Additional information concerning the performance criteria related to this special award is set forth in “Special CEO Performance Award” on page 41.

(i)

Column (i) shows the SSUs granted in 2012 as the number of units credited based on gross salary dollars associated with the SSUs. Retention restricted stock was granted in 2011 to Messrs. Losch, Popwell and Tuggle. RS and RSUs associated with the mandatory deferral of a portion of the 2011 MIP bonuses are included in column (i). RS and RSUs associated with the 2012 MIP bonuses were granted early in 2013 and are not included above.

(j)-(k)

Column (j) shows the number of shares granted under options to the named executives in 2012, and column (k) shows the exercise price per share of those options. The exercise price was the market price of First Horizon stock on the grant date. Additional information concerning 2012 stock option awards is given in the discussion of column (f) of the Summary Compensation Table beginning on page 47 of this proxy statement and under the caption “Service-Vested Stock Options” on page 40.

(l)

Column (l) reflects the dollar value of each award shown in columns (g), (i) and (j). For stock options, the grant date fair value given is determined based on the Black Scholes value on the date of grant of $3.80 per share. For Mr. Jordan’s special PSU award, the grant date fair value given is determined based on the Monte Carlo value on the date of grant of $4.42 per share. Additional information concerning the assumptions and valuation method is given in the discussion of columns (e) and (f) of the Summary Compensation Table beginning on page 47 of this proxy statement.

Supplemental Disclosure Concerning Summary Compensation and Grants of Plan-Based Awards Tables

The proportion of annual cash salary to total compensation opportunity and how the amounts of those elements of compensation were established and relate to other forms of compensation are set forth under the headings “Overview,” “Relative Sizing & Mix of Direct Compensation Components,” and “Base Salary” beginning on pages 33, 35, and 37, respectively, of this proxy statement.

Under the terms of all stock options, participants are permitted to pay the exercise price of the options with shares of our stock which they own.

The vesting schedules of equity-based awards granted in 2012 are as follows:

•	For executive stock option awards, vesting occurs 25% on each of the first through fourth anniversaries of the grant date.

•

Following achievement of the applicable goals and determination of the payout percentage, vesting of regular annual PSUs will occur approximately three years after grant if the executive remains with the company. Additional information concerning the performance criteria for PSU awards is set forth under the heading “Performance Goal of Annual PSU Awards” on page 40.

•

Following achievement of either of the two applicable goals, vesting of the special CEO PSUs will occur approximately five years after grant if the executive remains with the company. Additional information concerning the performance criteria for PSU awards is set forth under the heading “Special CEO Performance Award” on page 41.

•

Upon Ms. Munson’s retirement on December 31, 2012, the following vesting and forfeiture events occurred: all outstanding service-vested restricted shares vested; the service-vesting condition of all outstanding PSUs was waived but any unsatisfied performance conditions remained intact and there was no acceleration of payment; and the service-vesting condition of outstanding SSUs was waived but payment was not accelerated. The performance condition of the 2009 PSUs was met previously; those PSUs were paid at the originally scheduled times. The performance conditions for the 2010 PSUs have been achieved to date at the 50% payment level with one year of potential performance improvement remaining (2013), and the performance conditions of all later PSUs have not yet been achieved.

Vesting information related to all equity awards held by the named executives at year-end is provided under the heading “Outstanding Equity Awards at Fiscal Year-End” beginning on page 55, especially in the notes to the table in that section. For all awards, vesting will or may be accelerated or pro-rated in the cases of death, disability, and change in control. For non-performance awards, vesting may be accelerated, generally on a pro-rata basis, in the event of retirement. For performance awards, service-vesting may be waived, but performance goals typically are not waived, following retirement, and in such cases awards may be pro-rated at the discretion of the Compensation Committee. Additional information concerning the acceleration features of awards is set forth under the caption “Change in Control Features under Other Plans and Programs” on page 43.

Dividends or dividend equivalents are paid or accrued with respect to PSUs and all forms of restricted stock and stock units. No such dividends or dividend equivalents are at rates preferential to dividends paid in respect of ordinary outstanding shares. Accrued dividends and dividend equivalents are forfeited if the underlying shares or units are forfeited.

The applicable plans provide for tax withholding features related to all award types upon approval of the Compensation Committee. To date, with respect to outstanding restricted stock and stock units of all types, the Committee has approved a mandatory tax withholding feature under which vested shares are automatically withheld in an amount necessary to cover minimum required withholding taxes. No tax feature for stock options has been approved.

The Compensation Committee generally has the power to impose deferral as a term or condition of an award at the time of grant. In many cases the Compensation Committee has the power to require the deferral of payment of an award upon vesting if, absent the deferral, First Horizon would be unable to claim a corresponding deduction for tax purposes. No such deferral would cause the amount deferred to be omitted from the Summary Compensation Table.

Forfeitures of Equity-Based Awards in 2012

Some awards that affect amounts reported in the Summary Compensation Table were forfeited during 2012. Forfeitures during 2012 involving the named executives are reflected in the table below.

Forfeitures of Equity-Based Awards During 2012 (Amounts are in Shares or Share Units)

Name	LTI/PSUs*	Stock Options **	Performance Restricted Stock***	Totals

Mr. Jordan	—	—	66,011	66,011
Mr. Losch	—	—	—	—
Mr. Kisber	1,875	2,250	—	4,125
Mr. Popwell	—	—	16,801	16,801
Mr. Tuggle	—	4,867	24,003	28,870
Ms. Munson****	—	17,187	16,801	33,988

*	Reflects cash-based long-term incentive units granted in 2008 that were forfeited in January 2012 due to non-achievement of goals.

**	Reflects stock options that terminated, unexercised, upon expiration of their terms. Option amounts are shown adjusted for stock dividends through January 2011.

***	Reflects performance restricted stock granted in 2008 that was forfeited in January 2012 due to non-achievement of goals.

****	There were no forfeitures associated with Ms. Munson’s retirement under her agreement. For stock options, 17,187 older options expired normally during 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information about stock options, all types of restricted stock and stock units, and all performance equity awards held at December 31, 2012 by the executive officers named in the Summary Compensation Table. Mr. Kisber did not participate in the PSU program in 2010 and was not eligible for regular executive awards in earlier years.

Outstanding Equity Awards at Fiscal Year-End 2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)

Mr. Jordan	313,598	—	—	$32.85	5/1/2014
	60,019	—	—	$20.83	2/25/2015
	48,945	146,835	—	$11.85	2/11/2018
	—	287,526	—	$9.46	2/14/2019
						388,720	$3,852,215	534,924	$5,301,097

Mr. Losch	12,151	36,456	—	$11.85	2/11/2018
	—	84,566	—	$9.46	2/14/2019
						138,711	$1,374,626	59,928	$593,886

Outstanding Equity Awards at Fiscal Year-End 2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options(#) Exercisable	Number of Securities Underlying Unexercised Options(#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options(#)	Option Exercise Price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested(#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested($)

Mr. Kisber	430	—	—	$33.92	4/21/2013
	2,063	—	—	$33.04	4/20/2014
	2,655	—	—	$18.83	7/1/2014
	2,813	—	—	$10.93	4/18/2015
	10,910	—	—	$25.99	7/1/2016
	10,025	—	—	$28.27	7/1/2017
	50,632	151,899	—	$11.85	2/11/2018
	7,846	—	—	$36.09	7/1/2018
	—	253,699	—	$9.46	2/14/2019
	10,312	—	—	$27.46	7/1/2019
	8,513	—	—	$23.49	7/2/2021
	3,156	—	—	$15.84	7/1/2022
						278,314	$2,758,092	171,086	$1,695,462

Mr. Popwell	45,013	—	—	$31.27	7/20/2014
	24,007	—	—	$10.93	4/18/2015
	10,481	31,443	—	$11.85	2/11/2018
	—	68,498	—	$9.46	2/14/2019
						127,385	$1,262,385	50,713	$502,566

Mr. Tuggle
	4,424	—	—	$33.92	4/21/2013
	4,501	—	—	$33.04	4/20/2014
	14,413	43,241	—	$11.85	2/11/2018
	—	84,566	—	$9.46	2/14/2019
						153,705	$1,523,217	65,195	$646,082

Ms. Munson	3,207	—	—	$33.92	4/21/2013
	6,602	—	—	$33.04	4/20/2014
	37,805	—	—	$11.85	12/31/2015
	64,693	—	—	$9.46	12/31/2015
	16,944	—	—	$22.00	12/31/2017
	17,200	—	—	$27.53	12/31/2017
	8,780	—	—	$20.31	12/31/2017
	7,766	—	—	$23.42	12/31/2017
						—	—	47,428	$470,011

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)	The vesting dates of unvested options reported in column (c) are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Losch	Mr. Kisber	Mr. Popwell	Mr. Tuggle	Ms. Munson

2/11/2011	2/11/2013	48,945	12,152	50,633	10,481	14,413	—
	2/11/2014	48,945	12,152	50,633	10,481	14,414	—
	2/11/2015	48,945	12,152	50,633	10,481	14,414	—
2/14/2012	2/14/2013	71,881	21,141	63,424	17,124	21,141	—
	2/14/2014	71,881	21,141	63,425	17,124	21,141	—
	2/14/2015	71,882	21,142	63,425	17,125	21,142	—
	2/14/2016	71,882	21,142	63,425	17,125	21,142	—

(g)

The awards included in column (g) are all unvested restricted stock shares and stock units, including earned but unvested portions of PSUs, outstanding as of December 31, 2012. This column includes restricted stock shares and units granted in 2012 in connection with mandatory deferral of 2011 MIP bonuses. For Ms. Munson, this column does not include any restricted stock or units because all service-vesting conditions were waived upon her retirement on December 31, 2012.

The vesting dates of unvested restricted stock shares, portions of PSUs that are earned but unvested and unvested SSUs reported in column (g) are:

Grant Date	Vesting Date	Mr. Jordan	Mr. Losch	Mr. Kisber	Mr. Popwell	Mr. Tuggle	Ms. Munson

1/20/2009	1/20/2013	142,966	—	—	—	—	—
3/5/2009 (RS)	3/5/2013	—	18,279	—	15,599	20,451	—
3/5/2009 (PSUs)	3/5/2013	109,450	27,413	—	23,399	30,674	—
4/20/2009	4/20/2013	—	—	1,687	—	—
2/26/2010	2/26/2013	18,866	6,658	73,545	6,199	7,907	—
(RS)	2/26/2014	18,874	6,661	—	6,206	7,909	—
2/26/2010	2/26/2013	14,150	4,992	—	4,649	5,928	—
(PSUs)	2/26/2014	14,156	4,997	—	4,655	5,934	—
4/21/2010	4/21/2013	—	—	1,257	—	—	—
(RS)	4/21/2014	—	—	1,262	—	—	—
2/11/2011	2/11/2014	—	21,097	—	16,877	21,097	—
	2/11/2015	—	21,097	—	16,878	21,097	—
2/14/2012	2/14/2013	12,055	3,516	—	4,604	4,185	—
(MIP RS)	2/14/2014	12,056	3,516	—	4,604	4,186	—
	2/14/2015	12,421	3,623	—	4,745	4,313	—
2/14/2012	8/14/2013			105,708	—	—	—
(MIP RSUs)
Qtrly SSUs	July 2013	17,569	8,784	49,412	9,882	10,431	—
2012	Dec 2013	16,157	8,078	45,443	9,088	9,593	—

(h)

The values in column (h) reflect the market value at year-end of the unvested restricted shares held by the named executive officers, with no discount for the risk that the award might be forfeited or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

(i)-(j)

All awards included in columns (i) and (j) are the unearned portions of PSU awards granted in 2010, and all PSUs granted in 2011 and 2012. In 2012 the Compensation Committee determined that due to performance in 2011 the 2010 PSUs will be paid at 50% of target once the service-vesting requirements have been met. A higher level of payment is possible if higher levels of performance are achieved during the remainder of the performance period for the 2010 PSUs. PSU awards for Ms. Munson granted in 2010,

2011, and 2012 are included, even though the service-vesting conditions were waived upon her retirement, to the extent the performance conditions have not been met.
(j)

The dollar values in column (j) reflect the market value at year-end of the unearned PSU awards held by the named executive officers, with no discount for the risk that the award might be forfeited based on performance or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

The performance periods applicable to unearned PSU awards reported in columns (i) and (j) are shown in the schedule below. Awards are reported in units and, for the 2011 and 2012 awards, at “target” levels (maximum is 150% of target), with the exception of the CEO special PSU award granted in May 2012. The 2009 PSU awards are omitted since they have fully performed. For the 2010 awards performance to date has caused 50% to be earned; only the remaining portion is reported below. For Ms. Munson the service vesting condition has been waived in connection with her retirement on December 31, 2012; for all others, a service vesting condition must be satisfied in addition to the performance condition before payment of the award would occur

Grant Date	Performance Period	Mr. Jordan	Mr. Losch	Mr. Kisber	Mr. Popwell	Mr. Tuggle	Ms. Munson

2/26/2010	2010-2012	28,306	9,989	—	9,305	11,863	8,991
2/11/2011	2011-2013	73,417	18,227	75,949	15,721	21,620	14,177
2/14/2012	2012-2014	107,822	31,712	95,137	25,687	31,712	24,260
5/07/2012	2012-2017	325,379	—	—	—	—	—

Options Exercised and Stock Vested

The following table provides information about stock options exercised during 2012 by the executive officers named in the Summary Compensation Table, along with restricted stock shares and stock units that vested during 2012. The named executive officers do not hold stock appreciation rights. SSUs included in the table were paid in cash, in accordance with their terms, based on the market value of First Horizon stock at vesting. One-half of the 2009 PSUs awards vested for the named executive officers who held such awards during 2012, with the exception of Mr. Kisber who received cash LTI units in 2009; the other half is scheduled to vest in 2013. Also, 50% of the 2010 PSUs have been earned based on performance to date; the first half of that portion is scheduled to vest in 2013. As to Ms. Munson, in connection with her retirement on December 31, 2012: (i) the service-vesting condition of the remaining portion of her 2009 PSUs and the earned portion of her 2010 PSUs was waived at retirement and, since the performance conditions of those portions previously had been met, those PSUs are included in the table below even though payment was not accelerated; (ii) because the service-vesting condition of her 2012 SSUs was waived at retirement, those SSUs are included in the table even though payment was not accelerated; and (iii) vesting of her non-performance restricted shares outstanding at retirement was accelerated, and these shares are included in the table.

Options Exercised and Stock Vested During 2012

(a)	(b)	(c)	(d)	(e)
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired or Units Paid on Vesting(#)	Value Realized on Vesting($)

Mr. Jordan	—	—	320,424	$2,909,153
Mr. Losch	—	—	62,798	$579,908
Mr. Kisber	—	—	192,336	$1,731,281
Mr. Popwell	—	—	74,122	$664,578
Mr. Tuggle	—	—	70,186	$647,144
Ms. Munson	—	—	147,702	$1,406,105

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)	Values in column (c) represent the difference between the fair market value of the shares on the exercise date and the exercise price of the option.

(d)-(e)

Effective December 31, 2012, Ms. Munson retired. At that time all service-vesting requirements for outstanding stock awards were waived. As a result the following awards vested: all outstanding restricted stock (37,802 shares); all SSUs granted in 2012 (17,915 units); the remaining half of PSUs granted in 2009 (as to which the performance condition was met previously) (20,525 units); and the 50% portion of the 2010 PSUs as to which the performance condition previously was met (8,991 units). The dollar values shown in column (e) reflect market value at year-end. The SSUs and PSUs were not paid at vesting but instead will pay at the original scheduled times in 2013 and 2014; the actual values received by Ms. Munson for those awards will be based on market values at or near the time of payment. The remainder of her 2010 PSUs, and all of the 2011 and 2012 PSUs, also had the service-vesting condition waived, but the performance condition remains in place; payment of those awards will depend upon future performance of First Horizon.

Post-Employment Compensation

Overview

First Horizon provides competitive programs to its executives and other employees that provide benefits if employment is terminated. In addition, many of our regular programs have features that enhance, accelerate, reduce, cancel, or forfeit benefits (or, in the case of stock options, shorten their remaining lives) if employment terminates in various ways. Additional information concerning these programs and features is presented in the sections following this one.

Certain post-employment terms are used in this proxy statement with specific meanings. The meanings used in this proxy statement are summarized below in order to avoid confusion.

Discharge	A termination of employment by action of First Horizon (other than in connection with disability or retirement).
Resignation	A termination of employment by action of the executive (other than in connection with disability or retirement).
Disability	A permanent inability to work as specified in the applicable plan or program.
Retirement

A termination of employment after meeting certain age and service requirements specified in the applicable plan or program or, if none, as specified in our pension plan. The pension plan and some other plans specify both early and normal retirement requirements, while other plans and programs specify only normal retirement or make no provision for retirement at all.

Change in Control (CIC)

A change in control of First Horizon National Corporation as defined in the applicable plan or program. All active plans that provide for a change in control event use a substantially similar definition, discussed in more detail in “Change in Control—Definition” on page 65.

Pension Plans

In 2012 many executives participated in two defined benefit retirement plans: a tax-qualified pension plan (for a broad group of employees hired before September 2007), and a pension restoration plan (for certain highly-compensated employees, including those named executive officers hired before September 2007). In practical effect, the restoration plan extends the benefits of the pension plan as if the dollar limit imposed by the tax code did not exist. The two pension plans ordinarily have the overall effect, therefore, of a single plan providing a single benefit.

Both plans were closed to new hires effective August 31, 2007. Benefits under both plans became frozen for all participants effective December 31, 2012. As a result, no further increase in credited service, and no future change in compensation rate, will affect benefits. Participation continues for those already in the plans, but on a frozen-benefit basis.

The pension plan is integrated with social security under an “offset” formula applicable to all participants. Retirement benefits are based upon a participant’s average base salary for the highest 60 consecutive months of the last 120 months of service (“Covered Compensation”), length of service, and social security benefits. Normal retirement benefits typically are payable in monthly installments after age 65, though many variations are possible as discussed below. For purposes of the plan, “compensation” is defined as the total cash remuneration reportable on the employee’s IRS form W-2, plus pre-tax contributions under the savings plan and employee contributions under the flexible benefits plan, excluding bonuses, commissions, deferred compensation and incentive and contingent compensation.

The pension restoration plan is an unfunded plan covering certain employees in the highest salary grades, including all executive officers hired before September 2007, with the exception of Mr. Kisber, whose benefits under the pension plan have been limited under tax code Section 415 and tax code Section 401(a)(17). The limitation under Section 415 of the tax code was $200,000 for 2012 (slightly higher than the $195,000 limit in place during 2009 – 2011) or 100% of the employee’s average income in his or her three highest paid years, whichever is less. Tax code Section 401(a)(17) limited compensation to $250,000 for 2012 for purposes of certain benefit calculations, also slightly higher than the $245,000 limit used during the previous three years. “Compensation” is defined in the same manner as it is for purposes of the pension plan and includes certain salary amounts earned as salary stock units. Under the pension restoration plan participants receive the difference between the monthly pension payable if tax code limitations did not apply, and the actual pension payable.

The pension plan offers a reduced early retirement benefit for participants who are at least age 55 with 15 years of service. The reduction in benefits varies based on age at retirement. For example, if retiring at age 55, the pension plan benefit is reduced to 50% of the age 65 benefit; if retiring at age 60, the reduction is to 66%. The pension restoration plan mirrors these early retirement benefits.

Prior to retirement, participants may make various elections that affect their benefits. Among those are: the ability to take an early retirement annual benefit in lieu of a normal retirement benefit as mentioned above; the ability to take a benefit payable only during the life of the employee or a smaller benefit that would continue if the employee predeceases his or her spouse; and the ability or requirement to take a lump sum or other non-annuity payment in lieu of annual benefits under the pension restoration plan in certain circumstances and within the limitations required by tax code Section 409A. The typical form of benefit payment for a married participant is a qualified joint and survivor annuity with the surviving spouse receiving for life 50 percent of the monthly amount the participant received. The typical form of benefit payment for an unmarried participant is an annuity payable for life and 10 years certain.

Service is granted for each hour worked at First Horizon including certain hours of non-worked service such as vacation, holidays and disability. One year of service is credited for each year in which the employee works 1,000 or more hours of service.

The following table provides information about estimated benefits under the pension plan and pension restoration plan and, in certain cases, special retirement agreements, as of December 31, 2012.

Pension Benefits

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of Years of Credited Service(#)	Present Value of Accumulated Benefit($)	Payments During Last Fiscal Year($)

Mr. Jordan	Pension	6	$198,328	—
	Restoration	6	$619,608	—

Mr. Losch*	Pension	NA	NA	NA
	Restoration	NA	NA	NA

Mr. Kisber	Pension	20	$666,925	—
	Restoration	NA	NA	NA

Mr. Popwell	Pension	6	$216,062	—
	Restoration	6	$290,888	—

Mr. Tuggle	Pension	9	$563,286	—
	Restoration	9	$946,536	—

Ms. Munson	Pension	31	$1,206,671	—
	Restoration	31	$1,420,622	—

*	Not eligible; first hired after August 31, 2007.

Details concerning information in certain of the columns are presented in the following paragraphs:

(c)	This column shows full years of credited service as defined in each respective plan, as of fiscal year-end.
(d)

Column (d) reflects the actuarial present value of the named executive’s accumulated benefit under each plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to the 2012 fiscal year, except that retirement age is assumed to be the normal retirement age of 65. The amounts presented in the above table were calculated by the pension plan actuary. The valuation method chosen to calculate those amounts is the projected unit credit cost method. This method recognizes cost in an increasing pattern as a participant approaches retirement. The 2012 discount rates are 4.35% for the pension plan and 3.85% for the pension restoration plan and reflect the expected average term until settlement of each of these plans. The assumptions on which the amounts presented in the above table are based are discussed in note 19 to First Horizon’s financial statements.

(e)	No amounts were paid during 2012 under any pension plan to any named executive officer.

Nonqualified Deferred Compensation Plans

For many years First Horizon has sponsored plans and programs that allow executives to defer receipt of salary and bonus compensation. For nearly all such plans, the primary purpose has been to allow participants to defer payment of current-year taxes. Under those plans, participants may elect to defer receipt of salary and cash bonus amounts. Many executives have deferred, at different times, amounts under different plans. Deferred amounts are credited to accounts and earnings accrue according to the provisions of each plan. Participants have significant discretion regarding the length of the deferral period, the investment criteria upon which earnings are based, and the form of payout (lump sum or a term of regular payments), although the plans and tax laws mandate lump sum payout in certain circumstances. A deferral period commonly selected lasts until employment terminates. Amounts paid under the deferred compensation plans, both deferrals and earnings, are paid directly by First Horizon; these plans are unfunded and nonqualified.

In all of the deferral plans affecting the named executives, each participant’s account is fully vested and non-forfeitable. Except for the possibility of being paid out at one time rather than another, accounts in such plans are not affected by a termination of employment, change in control, or other event.

Starting in 2013, with the freezing of the pension plans discussed above, the company match rate under the broad-based tax-qualified savings plan doubled from 50% to 100% of employee contributions (up to 6% of base compensation). The qualified plan is subject to substantial dollar limits on compensation and contributions imposed by the tax laws. First Horizon has adopted a new savings restoration plan for those employees, including most executives, whose base compensation exceeds the tax ceiling. The restoration plan provides a non-qualified vehicle for highly-compensated employees to continue to participate in a savings plan beyond the dollar limits imposed by the tax laws. Unlike the qualified plan, the restoration plan is an unfunded deferred compensation plan. restoration plan participants are offered many of the investment options offered under the qualified plan, but the First Horizon stock fund, among others, is not offered. First Horizon hedges its obligations under the restoration plan by purchasing investments intended to track the performance of the investment elections made by participants.

Information concerning the activities in the past year and the year-end account balances of the executive officers named in the Summary Compensation Table with respect to non-qualified deferred compensation plans and programs is presented in the following table. No executive made contributions to, or had an account balance in, the savings restoration plan at any time during 2012.

Nonqualified Deferred Compensation

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions in Last Fiscal Year($)	Company Contributions in Last Fiscal Year($)	Aggregate Earnings in Last Fiscal Year($)	Aggregate Withdrawals/ Distributions($)	Aggregate Balance at Last Fiscal Year End($)

Mr. Jordan	—	—	$42,957	—	$291,072
Mr. Losch	—	—	—	—	—
Mr. Kisber	—	—	$59,502	—	$585,179
Mr. Popwell	—	—	—	—	—
Mr. Tuggle	—	—	$26,239	—	$237,892
Ms. Munson	$472,377	—	$28,362	—	$712,608

Details concerning information in certain of the columns are presented in the following paragraphs:

(b)

Traditional DC Plan. Currently up to 80% of cash salary and 100% of annual cash bonus may be deferred in the traditional deferred compensation plan for executives. There were no such cash deferrals in 2012.

SSUs. Except for Ms. Munson, the cash value of salary credited in the form of SSUs in 2012 is not included in this column because those SSUs are subject to a service-vesting requirement that will not be fulfilled until payment in 2013. For Ms. Munson, the service requirement was fulfilled on December 31, 2012, although payment of her SSUs will not occur until the regular payment dates in 2013.

Earned PSUs. The amount for Ms. Munson also includes her remaining 2009 PSUs and 50% of her 2010 PSUs. For those PSUs the performance conditions previously were satisfied and Ms. Munson’s service-vesting requirement was waived at year-end under her retirement agreement, but payment was not accelerated.

(c)	First Horizon makes no matching or other contributions to nonqualified deferred compensation accounts of named executives other than earnings reported in column (d).
(d)

Earnings reflect interest for those accounts that earn interest. For accounts that are phantom shares of First Horizon stock or of mutual funds, earnings reflect increases and decreases of account value from January 1 through December 31 of the year shown. The number in the table nets those amounts as applicable to the individual involved.

(e)

Withdrawals are allowed under certain plans in the case of hardship. In-service distributions may be selected, with the exception of SSUs and the savings restoration plan, when making the deferral election.

(f)

Certain plan accounts are denominated as numbers of shares of First Horizon stock or of certain mutual funds. All such accounts are valued based on the fair market value of those shares at fiscal year-end. For Ms. Munson, the year-end balance includes all unpaid SSUs and all earned but unpaid PSUs; under her retirement agreement service vesting for those units was waived at year-end, but payment was not accelerated.

The information above excludes deferral information related to First Horizon’s tax-qualified 401(k) savings plan. Additional information concerning the deferred compensation plans is given under the caption “Deferral Plans and Programs” on page 41 of this proxy statement.

Employment Contracts, Termination of Employment and Change in Control Arrangements,
and Benefits under Them

As mentioned previously, First Horizon does not have employment agreements with any named executives except for Ms. Munson. Information on the agreement with Ms. Munson appears under the heading “Special Retirement Agreement with Ms. Munson” beginning on page 65. However, many plans and programs contain special provisions regarding termination of employment in various common situations, including in connection with retirement and a change in control of First Horizon. First Horizon also has certain other arrangements that deal primarily with retirement and change in control situations. This section provides information concerning those provisions, and other arrangements related to those situations, in relation to the executive officers named in the Summary Compensation Table.

Termination of Employment Unrelated to a Change in Control

Annual Cash Bonus

If an executive resigned or was discharged prior to a bonus payment date, the annual cash bonus accrued for the prior fiscal year normally would not be owed or paid.

If an executive officer died, became disabled, or retired early or normally before payment of an annual cash bonus for a particular year, the annual cash bonus for that year could be paid in whole or part based on actual achievement of the applicable goals for that year. The amount of bonus would depend significantly on company performance, when (relative to the performance period) the retirement occurred, and the exercise of discretion by the Compensation Committee, among other things.

Salary Stock Units (SSUs)

SSUs issued to the named executive officers in 2012 are subject to a service-vesting requirement. Vesting will occur in 2013. Termination of service prior to vesting generally would result in forfeiture of the unvested units except in cases of death, disability, or normal or early retirement.

Stock Incentives

Options. Unvested stock options terminate at the time of resignation or discharge. Vested stock options terminate immediately after resignation and three months after discharge. In the case of death, disability, or normal retirement, unvested stock options continue vesting for three years (five years in the case of options granted in connection with a deferral of earned cash compensation) but not beyond their original term, and vested options remain outstanding for the same three- or five-year period, as applicable. An early retirement is treated as a resignation under the terms of the options. However, normal retirement treatment sometimes is extended, in the Committee’s discretion, in connection with a negotiated early retirement agreement.

Restricted Stock. Restricted stock shares that are not vested normally are forfeited at the time of a resignation or discharge. In the case of death or disability, restricted stock shares generally vest in proportion to the amount of the vesting period that has passed, and the remaining shares are forfeited, unless the Compensation Committee chooses to act to retain or vest the awards in whole or part. Under the Equity Compensation Plan, awards of those types would be forfeited upon retirement unless the Compensation Committee uses its discretion to vest shares or units in whole or part. In the past, the Committee on occasion has acted to vest restricted stock pro rata (based on the portion of the vesting period worked) in connection with normal retirement situations that do not involve any adverse factors, and to vest restricted stock in whole or in part when early or normal retirement has been accompanied by a special retirement arrangement, which traditionally includes a non-compete provision (described under the caption “Other Agreements and Arrangements” on page 65).

Performance Awards. PSUs and other performance-based awards as to which the performance period has not passed normally are forfeited at the time of a resignation or discharge. Long-term performance-based awards are prorated upon death, disability, or approved retirement in proportion to the amount of performance period that the recipient worked. Awards preserved in that manner remain subject to satisfaction of all applicable performance requirements for the full performance period.

Pension Plan and Pension Restoration Plan

The pension and pension restoration plans generally operate as a single plan in terms of defining the pension benefit payable to executives. Once earned and vested, benefits generally are not forfeitable. Additional information concerning the pension plans and benefits payable under them is provided under the captions “Pension Plan” and “Pension Restoration Plan” beginning on page 42.

401(k) Savings Plan and Savings Restoration Plan

The 401(k) savings plan is a defined contribution plan to which eligible employees may elect to contribute by payroll deduction, up to the limits of the plan and applicable tax rules. Although First Horizon offers a matching contribution, the primary sources of funds for the plan are deductions from the participants’ paychecks and earnings on those funds. Each participant has an account in the plan which may be invested in a variety of investment alternatives at the participant’s election, including in shares of First Horizon stock. Each account represents actual financial assets held in trust by a corporate trustee. Each executive officer participates in the savings plan and his or her account is fully vested. When employment terminates, payroll additions and any company matching contributions cease. Earnings on accounts continue to accrue until funds are withdrawn. First Horizon does not pay earnings on account funds except indirectly through dividends on company stock held in plan accounts.

As discussed above under the caption “Nonqualified Deferred Compensation Plans” beginning on page 62, starting in 2013 (when the pension plans are frozen) the match rate for the savings plan has doubled from 50% to 100% (up to six percent of eligible earnings). In addition, starting in 2013 employees whose base compensation exceeds the tax ceilings imposed on the savings plan are able to participate in the savings restoration plan. The employment termination provisions of the restoration plan are similar to those of the savings plan. First Horizon will pay net gains and earnings associated with the unfunded restoration plan accounts. First Horizon is hedging that obligation by purchasing assets whose performance is expected to track those phantom investments selected by participants. Investment choices under the restoration plan are more limited than under the savings plan and exclude, for example, First Horizon common stock.

Traditional Nonqualified Deferred Compensation Plans

The traditional nonqualified deferred compensation plans generally provide a tax deferral mechanism for executives. Account balances are always fully vested and are neither enhanced nor forfeited upon a termination of employment for any reason. All non-qualified deferral plans are unfunded. Additional information concerning the nonqualified deferred compensation plans is provided under the caption “Nonqualified Deferred Compensation Plans” beginning on page 62.

Other Agreements and Arrangements

In the past the Compensation Committee has on occasion approved entering into special arrangements or agreements with certain executive officers. Such agreements often enhance certain benefits and/or waive certain forfeitures that normally would occur in exchange for non-competition, non-solicitation, or other similar covenants. An agreement of that sort is in place with Ms. Munson.

Special Retirement Agreement with Ms. Munson

In the fourth quarter of 2012 First Horizon and Ms. Munson entered into a retirement agreement. Key provisions of the retirement agreement are: (1) Ms. Munson agreed to retire effective December 31, 2012; (2) Ms. Munson’s salary continued through her retirement date; (3) Ms. Munson received a cash severance payment at year-end equal to one year’s cash salary plus one year’s cost of COBRA insurance coverage ($439,500); (4) Ms. Munson continued to be eligible to earn a bonus for 2012 on terms established earlier in 2012; (5) all of Ms. Munson’s outstanding unvested restricted stock awards had vesting accelerated at retirement; (6) all of Ms. Munson’s performance stock units (PSUs) had the continuing-service condition waived at retirement; (7) the change in control severance agreement which First Horizon previously entered into with Ms. Munson was cancelled; and (8) Ms. Munson agreed to comply with certain non-competition, non-solicitation, and other covenants and gave First Horizon a legal release.

The applicable performance metrics of the PSUs mentioned above were not altered or waived by Ms. Munson’s retirement agreement, and payment was not accelerated. The performance conditions of her 2009 PSUs have been fully met, those of her 2010 PSUs have been met at 50% of target, and those of her later PSUs have not yet been met. The payout rate for the remaining 2010 PSUs could increase, and the remaining unearned PSUs could be paid in whole or part, depending on actual performance during the remainder of the applicable performance periods. The final value of all PSU awards which eventually vest and are paid will depend on First Horizon’s stock value at the times of payment.

Ms. Munson’s older stock options will remain outstanding according to their original terms and conditions with her departure treated as a retirement (no immediate forfeiture). Her newer options, granted in 2011 and 2012 and not yet vested, normally would have been forfeited. Under her retirement agreement the newer options vested at retirement but had their terms shortened to three years after retirement.

Change in Control

Special change in control severance agreements are in place with all of the named executive officers other than Mr. Kisber and Ms. Munson. In addition, many of plans and programs have special provisions that apply if First Horizon experiences a change in control event. This section provides information concerning arrangements and benefits that would apply if a change in control event occurs.

Definition

All active plans and programs that have a change in control provision define a change in control event in a substantially similar manner. The change in control severance agreements have slightly differing terms. The term “change in control” is defined at significant length in formal legal documents. In general terms, however, a change in control includes any of the following events, with change in control severance agreement differences noted:

(a)	A majority of the members of First Horizon’s Board of Directors changes, with certain exceptions.

(b)	A person or other entity becomes the beneficial owner of 20 percent or more of First Horizon’s outstanding voting stock, with certain exceptions.

(c)

First Horizon’s shareholders approve and there is a consummation of a merger or other business combination, unless (i) more than 50 percent (60% in the severance agreements) of the voting power of First Horizon resulting from the business combination is represented by voting securities outstanding immediately prior thereto, (ii) no person or other entity beneficially owns 20 percent or more of the resulting corporation, and (iii) at least a majority (two-thirds in the severance agreements) of the members of the board of directors of the resulting corporation were First Horizon directors at the time of board approval of the business combination.

(d)	First Horizon’s shareholders’ approve a plan of complete liquidation or dissolution or a sale of substantially all of the company’s assets.

Summary of Change in Control Effects

A change in control has the following effects on certain benefit plans, programs, and arrangements in which the named executive officers participate:

•

Annual cash bonuses along with PSU awards are pro-rated through the date of the change in control based on the formula discussed under the section “Change in Control Severance Agreements” beginning on page 66 of this proxy statement.

•

For restricted stock shares, restricted stock units, phantom stock units, and unvested stock options, vesting will not occur unless the grantee experiences termination of employment in certain circumstances following the change in control. This provision sometimes is called a “double trigger” since a change in control, and a related termination of employment, both have to occur before vesting is accelerated.

•

Under the pension restoration plan, a lump sum payout is made to participants representing the present value, using a discount rate of 4.2%, of the participant’s scheduled projected benefits, assuming periodic distributions of the participant’s accrued benefit in the normal form under the plan, actuarially adjusted according to a formula for the participant’s age at the time of the change in control.

•

The pension restoration plan provides that executives will continue to accrue age and service credit under the plan during the agreement’s 36-month severance period if the executive is at least 50 years of age and has at least 10 years of service upon termination following a change in control event. This provision does not extend benefits beyond the end of 2012, when plan benefits became frozen.

•	Any excess funding in the pension plan is allocated, according to a formula, to all plan participants and all retirees.

•	Deferred compensation under individual deferral agreements that accrue interest based on the 10-year Treasury rate and certain other benefits are paid over to previously established rabbi trusts.

•	The survivor benefits plan generally cannot be amended to reduce benefits.

•	Change in control severance agreements, discussed in the next section, provide certain benefits to those executives whose employment is terminated in specified ways following the change in control.

Change in Control Severance Agreements

At the end of 2012 First Horizon had change in control severance agreements with all of the named executive officers except Mr. Kisber and Ms. Munson. The change in control severance agreements provide generally for a payment equal to three times annual base salary plus three times a “bonus amount” if First Horizon discharges the officer other than for disability, retirement, or cause, or if the officer resigns for good reason (as specified in the agreements), in either case within 36 months after a change in control event. For corporate officers, the “bonus amount” is the average actual annual cash bonus paid over the preceding five years, excluding the years with the highest and lowest bonuses, with certain exceptions for executives who have participated in the executive bonus plan less than five years. With respect to named executive officers whose annual cash bonuses are based on a percentage of business unit earnings, the “bonus amount” cannot exceed 100% of annual base salary. Older agreements (with Messrs. Jordan and Tuggle) provide generally for an excise tax gross-up with respect to any taxes incurred under U.S. tax code section 4999 following a change in control; the newer agreements (with Messrs. Losch and Popwell) have no such provision. In addition, severance payments are to be reduced if a small reduction in benefit (up to 5% or $50,000) would avoid the excise tax. The agreements provide for continued healthcare and life insurance benefits for an 18-month period as allowed by tax laws. Non-disparagement, cooperation, and non-solicitation covenants are included in the agreements. These agreements are not employment agreements and do not guarantee employment for any term or period; they only apply if a change in control occurs. Each agreement can be terminated unilaterally upon three years’ prior notice. Ms. Munson’s agreement was cancelled when she entered into a retirement agreement in 2012.

The table below summarizes information about the potential amounts that would be paid or payable to the named executive officers if following a change in control their employment with First Horizon had terminated on December 31, 2012. The closing stock price on December 31, 2012 of $9.91 per share is used when valuing stock based award payments. Also, the actual ages and years of service of each named executive officer on that date were used when valuing the pension and restoration plan benefits. For purposes of the table, the following assumptions and adjustments have been made: (1) the present value of future health and welfare and other non-

cash benefits is calculated by using current costs to the company; (2) the value of non-forfeited stock options is measured when employment is assumed to have terminated based solely on the stock value at that time, which assumes that options having no value on the termination date ultimately will have no value prior to their expiration dates; and (3) the circumstances of the termination are such that the cash severance benefit is fully payable. Many of the amounts shown in the table below primarily accelerate the timing of payment of an amount that would have been paid eventually, and do not increase the amount paid. Nevertheless, all amounts are shown on a gross, rather than incremental, basis for the sake of completeness.

Potential Dollar Value of Payments Upon An Assumed
Termination of Employment at Year-End 2012 Related to a Change in Control

Name	Cash Severance	Pro Rata Bonus*	Stock Awards	Salary Stock Units	Pension & Restoration	Health & Welfare	Other	Tax Gross-up Payments**	Total

Mr. Jordan	$3,257,441	$285,814	$5,347,893	$334,225	$560,895	$33,930	$25,000	$2,246,540	$12,091,738
Mr. Losch	$1,631,200	$143,733	$1,546,088	$167,102	NA	$23,554	$25,000	NA	$3,536,677
Mr. Kisber***	NA	$3,000,000	$2,749,290	$940,013	NA	NA	$71,770	NA	$6,761,073
Mr. Popwell	$1,936,014	$195,338	$1,364,049	$187,993	$265,316	$25,064	$25,000	NA	$3,998,774
Mr. Tuggle	$1,725,783	$100,261	$1,699,396	$198,438	$909,226	$25,852	$25,000	$1,056,887	$5,740,843
Ms. Munson****	NA	NA	$470,011	NA	NA	NA	NA	NA	$470,011

*

For Messrs. Jordan, Losch, Popwell and Tuggle, the amounts in this column reflects “the bonus amount” defined in their change in control agreement discussed above. For Mr. Kisber, who has no severance agreement, the amount in this column reflects the amount in the management incentive plan that would have required to be paid to him.

**

Two of the executives (Messrs. Jordan and Tuggle) have the right to receive an excise tax gross-up payment. An estimate of that gross-up payment is included in the table above. For two others, who have newer agreements, no gross-up would be owed; those executives would be responsible for their own excise tax liability. That liability is estimated to be $322,042 for Mr. Losch, and $429,457 for Mr. Popwell, and those numbers have been subtracted from the total column for those persons.

***	First Horizon did not have a change in control severance agreement with Mr. Kisber as of the end of 2012.

****

Ms. Munson’s change in control severance agreement was cancelled when she signed her retirement agreement in 2012. Ms. Munson’s outstanding non-performance restricted stock awards accelerated, and the continued-service condition of her 2012 bonus and other awards lapsed, on her year-end retirement date. Accordingly, the only benefits reflected in the table for Ms. Munson are the acceleration of her unearned outstanding PSU awards from 2010, 2011, and 2012.

DIRECTOR COMPENSATION

Information concerning the compensation that non-employee directors earned during 2012 is presented in the table below. Mr. Jordan, who served as President and Chief Executive Officer in 2012, serves on the Board but does not receive any compensation under the plans, programs, and practices described below. None of the other directors is an employee of the company.

Director Compensation for 2012

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Stock Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)

Mr. Carter	$99,000	$45,128	—	—	—	—	$144,128
Mr. Compton	$76,500	$45,128	—	—	—	$15,000	$136,628
Mr. Emkes	$86,500	$45,128	—	—	—	$15,000	$146,628
Mr. Gilchrist*	$40,000	$33,750	—	—	—	$15,000	$88,750
Ms. Gregg	$84,000	$45,128	—	—	—	$25,000	$154,128
Mr. Haslam**	$59,250	$45,241	—	—	—	—	$104,491
Mr. Martin	$116,000	$45,186	—	—	$6,327	$25,000	$192,513
Mr. Niswonger	$75,000	$45,034	—	—	—	$25,000	$145,034
Ms. Palmer	$114,500	$45,186	—	—	$7,006	$20,000	$186,692
Mr. Reed	$95,000	$45,301	—	—	—	$22,000	$162,301
Mr. Rose**	$23,750	$128	—	—	$102,708	$25,000	$151,586
Mr. Sansom**.	$25,250	$128	—	—	$102,790	$12,500	$140,668
Mr. Yancy	$87,000	$45,142	—	—	—	—	$132,142

*	First elected July 2012.

**	Retired during 2012.

Details concerning information in the columns are presented in the following paragraphs:

(b)	Included in this column are all fees and retainers paid in cash, whether or not receipt was deferred.
(c)

Restricted Stock Units. Following long-standing practice, in April 2012 directors received restricted stock units (RSUs) for the ensuing year having a grant-date value of $45,000. RSUs vested in February the following year if the director remained in office for the year, unless the departure qualified as a retirement under the Board’s director policy (all three of the departures in 2012 qualified for that treatment). The RSUs were paid in shares. Dividend equivalents accrued during the vesting period and were paid in cash or shares (in the case of stock dividends) at vesting. Grants were pro-rated for anyone elected to the Board outside of the annual meeting of shareholders, such as Mr. Gilchrist. This practice has been changed beginning April 2013, as discussed below.

Accounting Values. The dollar values associated with awards shown in column (c) reflect the grant date fair value of the awards during each year shown, based on applicable financial accounting values. Those accounting values are determined as of the grant date of each award using the same assumptions and valuation method for accounting purposes in First Horizon’s financial statements. The accounting valuation method makes several assumptions about the growth and volatility of First Horizon’s stock value, vesting, forfeiture, and other matters. A discussion of those assumptions and methods appears in note 20 of the 2012 annual report to shareholders. Actual future events may be substantially inconsistent with those assumptions. Accordingly, the actual values realized by an award holder may, and often will, differ substantially from the accounting values reflected in column (c).

Grant Date Fair Value. The RSU grant in April 2012 was 4,955 RSUs with an accounting value measured on the grant date of $45,000 for each director other than Mr. Gilchrist, who received 4,266 RSUs in July (when he was first elected to the Board) with an accounting value of $33,750. Messrs. Rose and Samson did not receive a RSU grant because they retired in April 2012. Accounting values are based on the market price of First Horizon stock on the grant date. All RSUs granted in 2012 vested in February 2013.

Earnings. Column (c) also includes earnings (cash dividends) accrued during 2012 on all unvested restricted shares granted under a program discontinued in 2007, and cash dividend equivalents accrued on unvested RSUs.

(d)	Options. No stock options were granted to non-employee directors in 2012. Prior option grants from now-expired plans remain outstanding.
(c)/(d)	Outstanding Restricted Shares, RSUs, and Options. At December 31, 2012, the non-employee directors held the unvested shares of restricted stock and unexercised options shown in the following table:

Summary of Equity Awards
Outstanding at Year-End 2012

Name	Shares of Unvested Restricted Stock (#)	Unvested RSUs (#)	Shares Covered by Stock Options (#)

Mr. Carter	—	4,955	—
Mr. Compton	—	4,955	—
Mr. Emkes	—	4,955	—
Mr. Gilchrist	—	4,266	—
Ms. Gregg	—	4,955	282
Mr. Haslam.	—	—	56,712
Mr. Martin.	982	4,955	47,071
Mr. Niswonger	—	4,955	—
Ms. Palmer.	982	4,955	88,268
Mr. Reed.	3,851	4,955	—
Mr. Rose	—	—	45,787
Mr. Sansom	—	—	106,114
Mr. Yancy	248	4,955	12,761

Additional information concerning outstanding restricted stock and stock options appears under the caption “Outstanding Equity Awards at Fiscal Year-End (Non-Employee Directors)” beginning on page 71. All share figures reflect adjustment for quarterly stock dividends paid from October 1, 2008 through January 1, 2011. The cumulative compound stock dividend rate of all such dividends is 20.0380%.

(e)	Non-employee directors do not receive cash incentive compensation.
(f)	Non-employee directors do not participate in the pension or savings plans.

Above-Market Earnings on Deferred Compensation. Non-employee directors have historically had the ability to defer their compensation into non-qualified deferred compensation plan accounts. The amounts in column (f) include all above-market interest accrued during the year on all deferred compensation accounts, whether or not paid during the year. For this purpose, the Securities and Exchange Commission requires the use of one or more rates specified in certain Internal Revenue Service publications as the applicable ‘market’ rate(s) in each situation.

(g)

All Other Compensation. Amounts in this column consist of donations to charitable organizations pursuant to a matching program for non-employee directors. Under this program, the First Horizon Foundation matches the donations of each non-employee director to eligible charitable organizations, up to an annual aggregate amount of $25,000 per director.

(h)	Total $. The total dollars are a sum of columns (b) through (g).

The dollar amounts in the table above are paid under various practices and plans described in the following paragraphs.

For 2012 each non-employee director was paid a cash retainer quarterly at the annual rate of $45,000 plus a fee of $2,000 for each day of each Board meeting attended in 2012. In addition, each such director received $1,500 for each day of each committee meeting (other than an Audit Committee meeting) attended and $2,000 for each day of each Audit Committee meeting attended. The Audit Committee and Executive & Risk Committee chairpersons were paid $5,000 per Audit Committee and Executive & Risk Committee meeting attended, respectively (inclusive of committee meeting fees). An equity retainer comprised of an annual grant of RSUs, discussed in the note to column (c) of the Director Compensation table above, also was paid in 2012, having a grant-date value of $45,000. Directors are not separately compensated for Bank Board or Bank committee meetings except for those infrequent meetings that do not occur jointly with the holding company Board.

The Board has changed its compensation structure starting April 2013 in several key respects. The cash retainer will be reduced by 44% to $25,000 per year. An annual grant of FSUs (Fee Stock Units) will be made to replace all meeting fees. The amount of each FSU grant will be based on committee assignments and the meeting schedule for the year; in most respects there will be no change in dollar amounts of FSUs compared with 2012 meeting fees. Special meeting fees will no longer be paid. The FSU grant for the Lead Director and for the Chair of the Compensation Committee will include supplemental amounts of $20,000 and $10,000 annually, respectively, to recognize the responsibility of those roles. The amount of the annual RSU retainer has not been changed.

Non-employee directors of First Horizon may also serve from time to time as members of the Bank’s regional boards. Any non-employee director who became a member of such a regional board would not be compensated as a member of the regional board but instead would receive attendance fees for regional board meetings at the same rate as is paid for other regional board members, not to exceed $500 per meeting; this would be part of his or her First Horizon director compensation. In addition, the following benefits have been approved by the Board as additional compensation to non-employee directors for service as a director: a personal account executive, a no fee personal checking account for the director and his or her spouse, a FirstCheck debit card, a no-fee VISA card, no fee for a safe deposit box, no fee for traveler’s checks and cashier’s checks, use of tickets for marketing and other business events up to $5,000 in value, and, if the Board has authorized a stock repurchase program, the repurchase of shares of First Horizon common stock at the day’s volume-weighted average price with no payment of any fees or commissions if the repurchase of the director’s shares is otherwise permissible under the repurchase program that has been authorized.

Under First Horizon’s stock ownership guidelines directors are required to hold 50% of the net after-tax shares received from stock plans for the balance of their service with the company, except that directors who reach age 60 generally will be permitted to sell shares held at least three years to diversify their portfolios. The guidelines also set a target for each non-employee director to maintain beneficial ownership over time of First Horizon stock having a value at least equal to three times the annual cash and RSU retainers. (During most of 2012, the guideline was two times the retainer.) For this purpose, fully-owned shares, restricted stock, and shares held in tax-deferred plans are counted, but stock options are not counted. If a non-employee director does not own sufficient shares to satisfy the ownership guideline, 75% of the net after-tax shares received from stock plans must be retained until the target ownership level is achieved rather than the usual 50%.

Under the First Horizon National Corporation Nonqualified Deferred Compensation Plan, non-employee directors have deferred and may currently defer amounts that earn returns indexed to the performance of certain mutual funds selected by the non-employee director. These mutual funds merely serve as the measuring device to determine the director’s rate of return, and the director has no ownership interest in the mutual funds selected. First Horizon generally covers its obligations related to such mutual fund deferrals by investing in actual corresponding mutual funds.

Historically, non-employee directors could elect to defer their compensation under several other plans. Under the 2000 Non-Employee Directors’ Deferred Compensation Stock Option Plan, which expired in 2005, non-employee directors could elect to receive stock options in lieu of fees. Deferred compensation options had an exercise price of 50 percent (80 percent for options granted for 2002, 2001, and 2000 and 85 percent for options granted for years prior to 2000) of fair market value on the grant date. Each participant was required to forego the right to receive cash fees which he or she would earn. The amount of the foregone cash plus the option exercise price was required to equal or exceed 100% of the fair market value of First Horizon stock on the issue date of the options. New deferrals have not been permitted under this plan since January 2005. Options granted with respect to compensation earned prior to January 2005 remain outstanding.

Under the Directors’ and Executives’ Deferred Compensation Plan (“1985 D&E Plan”), from 1985 to 1995 non-employee directors could elect to defer fees earned and receive an accrual of interest at rates ranging from 17-22 percent annually, with a reduction to a guaranteed rate based on 10-year Treasury obligations if a participant terminates service prior to a change in control for a reason other than death, disability or retirement. The 1985 D&E Plan’s purpose was both to provide a deferral opportunity for participants and also to provide a strong retention tool for the company. Rates have varied since 1995. For the 2012 plan year, the interest rate was 11.3% for all active participants, including four non-employee directors who are participants in the plan. The rate for 2013 has been set at 9.62%. Interim distributions of the amount originally deferred were made in the eighth through the eleventh years following the year of deferral, with the amount remaining in a participant’s account and accrued interest generally paid monthly over the 15 years following retirement at or after age 65. Certain restrictions and limitations apply on payments and distributions. Although new deferrals have not been permitted under that plan since 1995, interest continues to accrue on outstanding account balances. The active non-employee directors named in the tables above who have accounts under this old plan are Mr. Martin and Ms. Palmer. Messrs. Rose and Sansom, who retired in 2012, also had accounts under this old plan.

In the past, non-employee directors have also had the option under other deferral agreements to defer amounts which generally accrue interest at a rate tied to 10-year Treasury obligations. No new deferrals have been made since 1995 under these agreements, but interest continues to accrue on outstanding account balances. First Horizon also reimburses directors for their expenses incurred in attending meetings, which is not considered to be compensation.

Outstanding Equity Awards at Fiscal Year-End (Non-Employee Directors)

As discussed above, First Horizon grants RSU awards annually to non-employee directors, and that was the only active equity program for directors in 2012. Prior to 2006 stock options were available to non-employee directors in connection with deferral elections, and 10-year restricted stock awards were granted to directors from 1992 through 2006. Many of those old awards remain outstanding and, in the case of restricted shares, unvested. The following table provides information about stock options, restricted stock, and RSUs held at December 31, 2012 by the non-employee directors as shown above in the Director Compensation table. All options reported have vested, and only unvested restricted shares are reported. No performance-based cash or equity plan or program operates for non-employee directors, and no such old awards are outstanding.

Outstanding Equity Awards at Fiscal Year-End 2012
Held by Non-Employee Directors

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities Underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)

Mr. Carter	—	—	—	4,955	$49,104

Mr. Compton	—	—	—	4,955	$49,104

Mr. Emkes	—	—	—	4,955	$49,104

Mr. Gilchrist	—	—	—	4,266	$42,276

Ms. Gregg	—	—	—	4,955	$49,104
	69	$18.83	7/1/2014
	88	$18.04	1/3/2015
	55	$18.28	7/1/2023
	70	$18.24	1/2/2024

Mr. Haslam*				—	$—
	1,274	$18.83	7/1/2014
	1,331	$18.04	1/3/2015
	3,130	$10.85	6/30/2016
	5,937	$13.37	12/31/2016
	4,967	$17.10	6/30/2017
	3,622	$23.46	10/16/2017
	3,305	$22.26	10/16/2017
	3,631	$26.53	10/16/2017
	3,120	$27.22	10/16/2017
	4,167	$20.40	10/16/2017
	5,731	$11.85	10/16/2017
	3,197	$18.85	10/16/2017
	2,852	$23.49	10/16/2017
	2,758	$23.91	10/16/2017
	2,764	$25.34	10/16/2017
	2,709	$24.36	10/16/2017
	902	$18.28	10/16/2017
	1315	$18.24	10/16/2017

Mr. Martin				5,937	$58,836
	1,965	$18.83	7/1/2014
	1,718	$18.04	1/3/2015
	5,694	$17.10	6/30/2017
	4,950	$23.46	12/31/2017
	4,704	$22.26	6/30/2018
	3,951	$26.53	12/31/2018
	3,484	$27.22	6/30/2019
	3,334	$20.40	12/31/2019
	2,985	$18.85	1/2/2021
	2,852	$23.49	7/2/2021
	3,009	$23.91	1/2/2022
	2,842	$25.34	7/1/2022
	3,119	$24.36	1/2/2023
	1,094	$18.28	7/1/2023
	1,370	$18.24	1/2/2024

Mr. Niswonger	—	—	—	4,955	$49,104

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities Underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)

Ms. Palmer				5,937	$58,836
	1,805	$18.83	7/1/2014
	1,884	$18.04	1/3/2015
	9,266	$8.16	6/30/2015
	7,960	$10.68	12/31/2015
	8,140	$10.85	6/30/2016
	8,568	$13.37	12/31/2016
	5,363	$17.10	6/30/2017
	4,710	$23.46	12/31/2017
	4,196	$22.26	6/30/2018
	4,378	$26.53	12/31/2018
	3,848	$27.22	6/30/2019
	4,584	$20.40	12/31/2019
	5,226	$11.85	7/3/2020
	3,518	$18.85	1/2/2021
	3,107	$23.49	7/2/2021
	3,093	$23.91	1/2/2022
	2,764	$25.34	7/1/2022
	2,709	$24.36	1/2/2023
	1,121	$18.28	7/1/2023
	2,028	$18.24	1/2/2024

Mr. Reed	—	—	—	8,806	$87,267

Mr. Rose*				—	$—
	1,480	$18.24	1/2/2014
	1,380	$18.83	7/1/2014
	1,386	$18.04	1/3/2015
	5,298	$17.10	4/17/2017
	3,865	$23.46	4/17/2017
	4,323	$22.26	4/17/2017
	3,417	$26.53	4/17/2017
	3,536	$27.22	4/17/2017
	4,167	$20.40	4/17/2017
	3,197	$18.85	4/17/2017
	3,022	$23.49	4/17/2017
	3,260	$23.91	4/17/2017
	3,080	$25.34	4/17/2017
	3,365	$24.36	4/17/2017
	1,011	$18.28	4/17/2017

Mr. Sansom*				—	$—
	1,380	$18.83	7/1/2014
	1,441	$18.04	1/3/2015
	11,350	$8.16	6/30/2015
	11,249	$10.68	12/31/2015
	10,750	$10.85	6/30/2016
	9,331	$13.37	12/31/2016
	6,955	$17.10	4/17/2017
	5,312	$23.46	4/17/2017
	5,849	$22.26	4/17/2017

(a)	(b)	(c)	(d)	(e)	(f)
Name	Stock Options			Restricted Stock Awards
	Number of Securities Underlying Unexercised Options(#)	Option Exercise Price($/sh)	Option Expiration Date	Number of Shares or Units of Stock Held that Have Not Vested(#)	Market Value of Shares or Units of Stock that Have Not Vested($)

	4,913	$26.53	4/17/2017
	4,733	$27.22	4/17/2017
	5,974	$20.40	4/17/2017
	6,575	$11.85	4/17/2017
	5,010	$18.85	4/17/2017
	3,107	$23.49	4/17/2017
	3,176	$23.91	4/17/2017
	3,316	$25.34	4/17/2017
	3,284	$24.36	4/17/2017
	1,039	$18.28	4/17/2017
	1,370	$18.24	4/17/2017

Mr. Yancy				5,203	$51,562
	1,327	$18.83	7/1/2014
	1,386	$18.04	1/3/2015
	1,379	$23.91	1/2/2022
	2,921	$25.34	7/1/2022
	3,202	$24.36	1/2/2023
	1,011	$18.28	7/1/2023
	1,535	$18.24	1/2/2024

*

Messrs. Haslam, Rose, and Sansom retired during 2012. All unvested restricted stock shares and units vested at retirement. All options had fully vested prior to retirement. By operation of the original grant provisions, at retirement the remaining term of each option was shortened to the fifth anniversary of retirement or the original expiration date, whichever occurs first.

Details concerning information in certain of the columns are presented in the following paragraphs:

(b)/(c)

The numbers of shares covered by stock options, as well as the option prices, reported in the table have been adjusted proportionately to reflect the effects of stock dividends distributed through January 1, 2011; see note (e) below.

(e)

The awards included in column (e) are all unvested restricted stock shares and RSUs outstanding on December 31, 2012. The share amounts include the number of shares granted plus quarterly stock dividends, if applicable, distributed from October 1, 2008 through January 1, 2011. The cumulative compound stock dividend rate of all such dividends is 20.0380%.

(f)

The values in column (f) reflect the closing value at December 31, 2012, of the unvested restricted shares held by the named persons, with no discount for the risk that the award might be forfeited or for the time remaining before vesting. The values are not based on financial accounting assumptions or methods.

The vesting dates of those shares in column (e) are:

Vesting Dates of Non-Employee Director Restricted
Stock & RSU Awards Outstanding at Year-End 2012

Name	Grant Date	Vesting Dates	Shares of Stock Vesting Each Year(#)*	Total Shares Unvested(#)*

Mr. Carter	4/20/2012	2/11/2013	4,955	4,955
Mr. Compton	4/20/2012	2/11/2013	4,955	4,955
Mr. Emkes	4/20/2012	2/11/2013	4,955	4,955
Mr. Gilchrist	7/23/2012	2/11/2013	4,266	4,266
Ms. Gregg	4/20/2012	2/11/2013	4,955	4,955
Mr. Martin	4/17/2003	4/30/2013	248	248
	5/2/2005	4/30/2013	734	734
	4/20/2012	2/11/2013	4,955	4,955
Mr. Niswonger	4/20/2012	2/11/2013	4,955	4,955
Ms. Palmer	4/17/2003	4/30/2013	248	248
	5/2/2005	4/30/2013	734	734
	4/20/2012	2/11/2013	4,955	4,955
Mr. Reed	4/14/2006	4/30 of each year 2013-2016	963	3,851
	4/20/2012	2/11/2013	4,955	4,955
Mr. Yancy	4/17/2003	4/30/2013	248	248
	4/20/2012	2/11/2013	4,955	4,955

*	Share amounts include stock dividends which accrued on outstanding restricted stock shares. The cumulative compound stock dividend rate of all such dividends is 20.0380%.

Non-Employee Director Options Exercised and Stock Vested

The following table provides information about stock options and similar rights exercised during 2012 by the non-employee directors named in the Director Compensation table, as well as restricted shares and RSUs that vested during 2012. As discussed above, all directors except Mr. Gilchrist had RSUs vest in 2012. A few directors also had old restricted shares vest during 2012; those old awards were granted prior to 2007 with 10-year terms. In 2012 all directors were granted RSUs, and in 2013 all had those RSUs vest except for Messrs. Haslam, Rose, and Sansom, who retired during 2012 and whose awards accelerated at the time of retirement.

Non-Employee Director
Options Exercised and Stock Vested During 2012

(a)	(b)	(c)	(d)	(e)
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise(#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting(#)	Value Realized Upon Vesting ($)

Mr. Carter	—	—	4,257	$40,058
Mr. Compton	—	—	4,257	$40,058
Mr. Emkes	—	—	4,257	$40,058
Ms. Gregg	—	—	4,257	$40,058
Mr. Haslam	—	—	9,695	$91,041
Mr. Martin	—	—	5,205	$48,714
Mr. Niswonger	—	—	3,373	$31,740
Ms. Palmer	—	—	5,205	$48,714
Mr. Reed	—	—	5,212	$48,777
Mr. Rose	—	—	4,257	$40,058
Mr. Sansom	—	—	4,257	$40,058
Mr. Yancy	—	—	4,492	$42,204

Details concerning information in certain of the columns are presented in the following paragraphs:

(d)	Column (d) reflects the shares acquired on vesting. All share numbers are adjusted for stock dividends distributed through January 1, 2011.
(e)

Values in column (e) represent the fair market value of the shares on the respective vesting dates. With respect to the restricted shares, vesting dates (and therefore vesting values) differed among directors for these reasons: (1) director shares vest on the anniversary dates of grant, they were granted initially when a director first joined the Board, and few directors joined on the same date; (2) second grants (ten years after initial grants) varied due to prospective retirement ages at the time of grant; and (3) some directors were affected by transitional grants in 2003 which increased the vesting rate from 600 shares each year to 800 (both share amounts are stated before adjustment for stock dividends). All RSUs vest at the same time as described in the notes to the Director Compensation for 2012 table beginning on page 68.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), requires our directors and officers to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and to furnish us with copies of all forms filed.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the past fiscal year our officers and directors complied with all applicable Section 16(a) filing requirements, except as noted below.

Mr. Martin inadvertently failed timely to file three required Form 4s to report the sale of fractional shares of our common stock that were sold in six transactions either as a result of a brokerage account transfer or a transfer from one depository to another. The late Form 4s covered, in the aggregate, fewer than three shares. None of the sales gave rise to liability for short-swing profits. All required Form 4s reporting these sales have now been filed.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report on Form 10-K, including the financial statements and schedules thereto, which is filed with the SEC, is available free of charge to each shareholder of record upon written request to the Treasurer, First Horizon National Corporation, P. O. Box 84, Memphis, Tennessee, 38101. Each such written request must set forth a good faith representation that as of the record date specified in the notice of annual shareholders’ meeting the person making the request was a beneficial owner of a security entitled to vote at the annual meeting of shareholders.

The exhibits to the Annual Report on Form 10-K will also be supplied upon written request to the Treasurer and payment to us of the cost of furnishing the requested exhibit or exhibits. A document containing a list of each exhibit to Form 10-K, as well as a brief description and the cost of furnishing each such exhibit, will accompany the Annual Report on Form 10-K.

BY ORDER OF THE BOARD OF DIRECTORS

CLYDE A. BILLINGS, JR. Senior Vice President, Assistant General Counsel and Corporate Secretary
March 20, 2013

Appendix A

AUDIT COMMITTEE CHARTER
FIRST HORIZON NATIONAL CORPORATION
(As Amended and Restated as of October 16, 2012)

Establishment and Purposes of the Committee

Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation’s restated charter, as amended, and Section 3.5 of the Corporation’s bylaws, as amended, the Board of Directors of First Horizon National Corporation hereby creates the Audit Committee (the “Committee”) of the Board of Directors, which shall: (1) assist the Board of Directors in its oversight of (a) the Corporation’s accounting and financial reporting principles and policies and internal controls and procedures, (b) the integrity of the Corporation’s financial statements, (c) the Corporation’s compliance with legal and regulatory requirements, (d) the independent auditor’s qualifications and independence, and (e) the performance of the independent auditor and Corporation’s internal audit function; and (2) prepare the report to be included in the Corporation’s annual proxy statement pursuant to the proxy rules of the Securities and Exchange Commission (“SEC”).

The function of the Committee is oversight. Management of the Corporation is responsible for preparation, presentation and integrity of the Corporation’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting principles and policies and internal controls and procedures to provide for compliance with accounting standards and applicable laws and regulations, and the officer in charge of the Corporation’s internal audit function (“internal auditor”) is responsible for testing such internal controls and procedures. The independent auditor is responsible for planning and carrying out a proper audit of the Corporation’s annual financial statements, reviews of the Corporation’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures. It is recognized that, in fulfilling their responsibilities hereunder, members of the Committee are not full-time employees of the Corporation and are not, and do not represent themselves to be, performing the functions of accountants or auditors. As such, it is not the duty or responsibility of the Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards, and each member of the Committee shall be entitled to rely on (1) the integrity of those persons and organizations within and outside the Corporation from which it receives information, (2) the accuracy of the financial and other information provided to the Committee by such persons or organizations absent actual knowledge to the contrary (which shall be promptly reported to the Board) and (3) the representations made by management as to any non-audit services provided by the independent auditor to the Corporation. Further, in fulfilling their responsibilities hereunder, the members of the Committee will incorporate the use of reasonable materiality standards, including the size of the Corporation and the nature, scope and risks of the activities conducted.

The independent auditor for the Corporation is accountable to the Committee as representatives of the shareholders and must report directly to the Committee. The Committee has the authority and responsibility directly to appoint (subject, if applicable, to shareholder ratification), retain, compensate, evaluate and terminate the Corporation’s independent auditor and to oversee the work of such independent auditor.

The independent auditor shall submit to the Committee annually a formal written statement (the "Auditor’s Statement”) describing: the independent auditor’s internal quality-control procedures; any material issues raised by the most recent internal quality-control review or peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with such issues; and (to assess the independent auditor’s independence) all relationships between the independent auditor and the Corporation addressing each non-audit service provided to the Corporation and at least the matters set forth in the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence.

The independent auditor shall submit to the Committee annually a formal written statement of the aggregate fees billed for each of the last two fiscal years for professional services rendered by the independent auditor in the following categories (as defined by the rules of the SEC): audit, audit-related, tax and all other services.

Qualifications of Committee Members

The Committee shall consist of at least three members appointed annually by a majority of the entire Board on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, acting in its capacity as the nominating committee. Members shall be directors who meet the independence and experience requirements of the NYSE and Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended, and the rules of the SEC promulgated thereunder. Under these requirements as currently adopted, the Board must determine:

•	that each member has no material relationship, either direct or indirect, with the Corporation;

•	that each member is financially literate, or shall become financially literate within a reasonable period of time after his or her appointment to the Committee; and

•	that at least one of the members has accounting or related financial management expertise;

as such requirements are interpreted by the Board of Directors in the exercise of its business judgment. Members may be replaced by the Board.

No director may serve as a member of the Committee if such director serves on the audit committees of more than two other public companies unless the Board of Directors determines that such simultaneous service would not impair the ability of such director to serve effectively on the Committee, and discloses this determination in the Corporation’s annual proxy statement. No member of the Committee may be an affiliated person (as such term is defined in SEC Rule 10A-3, including any exceptions or exemptions permitted thereby) of the Corporation or any subsidiary thereof or may receive any compensation from the Corporation other than (I) director’s fees, which may be received in cash, stock options or other in-kind consideration ordinarily available to directors; (ii) a pension or other deferred compensation for prior service that is not contingent on future service; and (iii) any other regular benefits that other directors receive; provided, however, that notwithstanding the foregoing, it shall be permissible for Committee members to receive those types of compensation permitted by the rules of the SEC and the NYSE regarding the independence of audit committee members.

Operation of the Committee

Meetings shall be held at least four times yearly, or more frequently if circumstances dictate, and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the members of the Committee prior to the meeting. A quorum shall consist of a majority of the members and the vote of a majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association (“Bank”) if either the members of the Bank’s committee and the members of this Committee are identical or all of the members of the Bank’s committee would meet the eligibility requirements of the NYSE, Section 10A(m)(3) and the rules of the SEC, including any exceptions permitted thereby. The Committee may, in its discretion, delegate all or a portion of its authority and duties to a subcommittee of the Committee, and may delegate to the Chairperson the authority to grant pre-approvals of audit and permitted non-audit services as provided herein, provided that the decisions of such Chairperson to grant pre-approvals shall be presented to the full Committee at its next regularly scheduled meeting.

The Committee shall have unrestricted access to Corporation personnel and documents. The Committee will be given the resources and authority appropriate to discharge its duties and responsibilities, including (I) the authority to retain and compensate special or independent counsel, accountants or other experts or consultants to advise the Committee, without seeking approval of the Board or management, and (ii) appropriate funding, as determined by the Committee, for payment of compensation to such counsel, accountants or other experts and consultants. The Committee may request any officer or employee of the Corporation or of the Corporation’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation. The Committee shall meet separately periodically with management, the internal auditor, and the independent auditor in separate executive sessions to discuss any matters that the Committee or any of these persons or firms believes should be discussed privately.

Duties and Responsibilities of the Committee

The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify:

1.	with respect to the independent auditor,

a.	directly appoint (subject, if applicable, to shareholder ratification), retain, compensate, oversee the work of, evaluate and terminate the independent auditor.

b.	adopt a policy for the Corporation regarding preapproval of all audit and non-audit engagement fees and terms and approve, in advance, all such fees and terms in accordance with such policy.

c.

ensure that the independent auditor prepares and delivers annually an Auditor’s Statement (it being understood that the independent auditor is responsible for the accuracy and completeness of this Statement) and consider such Auditor’s Statement in assessing the independence of the independent auditor.

d.

ensure that the independent auditor timely reports on all critical accounting policies and practices to be used; all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

e.	review and evaluate the qualifications, performance and independence of the lead partner of the independent auditor

f.

discuss with management the timing and process for implementing the rotation of the lead audit partner, the concurring partner, and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

g.	instruct the independent auditor that the independent auditor is ultimately accountable to the Committee as representatives of the shareholders.

2.	with respect to the internal audit department,

a.	appoint and remove the Corporation’s internal auditor and approve the salary and annual bonus of the internal auditor.

b.

advise the internal auditor that he or she is expected to provide the Committee summaries of and, as appropriate, significant reports to management prepared by the internal audit department and management’s responses thereto (including but not limited to reports on the Corporation’s risk governance, risk assessment and risk management, adequacy of policies and compliance with legal and regulatory requirements).

c.	approve the charter of the internal audit department and all significant changes thereto.

3.	with respect to financial reporting principles and policies and internal controls and procedures,

a.	advise management, the internal auditor and the independent auditor that each is expected to provide to the Committee a timely analysis of significant financial reporting issues and practices.

b.

consider any reports or communications (and management’s and/or the internal auditor’s responses thereto) submitted to the Committee by the independent auditor required by or referred to in SAS 61 (as codified by AU Section 380), as may be modified or supplemented.

c.

meet with management, the independent auditor and, if appropriate, the internal auditor (I) to discuss the scope of the annual audit; the audited financial statements and quarterly financial statements; any significant matters arising from any audit, including any audit problems or difficulties and management’s response thereto; any significant matters arising from changes to the Corporation’s auditing and accounting principles, policies, controls, procedures and practices proposed or contemplated by the independent auditor, the internal auditor or management; any major issues regarding accounting principles and financial statement presentations; any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies; analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements; the effect, if significant, of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Corporation; (ii) to review the form of opinion the independent auditor proposes to render to the Board of Directors and shareholders; and (iii) to discuss the Corporation’s risk assessment and risk management policies and to inquire about significant risks and exposures, if any, and the steps taken to monitor and minimize such risks.

d.

obtain from the independent auditor assurance that the audit was conducted in a manner consistent with Section 10A of the Securities Exchange Act of 1934, as amended, which set forth certain procedures to be followed in any audit of financial statements required under that act.

e.

review any employee complaints or material reports or inquiries received from regulators or government agencies and management’s responses; in addition to receiving reports from the internal auditor regarding risk and compliance matters as described in Section 2 of this Charter, meet periodically with the Corporation’s chief risk officer to discuss any risk and compliance matters that may have a material effect on the Corporation’s financial statements or internal controls; discuss any significant compliance issues raised in reports or inquiries received from regulators or government agencies; review periodic reports regarding the effectiveness of the Compliance and Ethics Program; and discuss with the Corporation’s General Counsel pending and threatened claims that may have a material impact on the financial statements.

f.

discuss earnings press releases, including the use of “proforma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies; provided, however, that the Committee’s responsibility to discuss earnings releases as well as financial information and earnings guidance may be done generally and may be limited to the types of information to be disclosed and the types of presentations to be made.

g.	establish hiring policies for employees or former employees of the independent auditor.

h.	review and oversee related party transactions.

i.

establish procedures for the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and for the confidential anonymous submission by the Corporation’s employees of concerns regarding questionable accounting or auditing matters.

j.

review disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

4.	with respect to reporting and recommendations,

a.	prepare any report or other disclosures, including any recommendation of the Committee, required by the rules of the SEC to be included in the Corporation’s annual proxy statement.

b.	review this Charter at least annually and recommend any changes to the Board.

c.	report its activities to the full Board of Directors on a regular basis and make such recommendations with respect to the above and other matters as the Committee may deem necessary or appropriate.

d.

prepare and review with the Board an annual performance evaluation of the Committee, which evaluation must compare the performance of the Committee with the requirements of this Charter. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Appendix B

COMPENSATION COMMITTEE CHARTER
FIRST HORIZON NATIONAL CORPORATION
(As Amended and Restated July 17, 2012)

Acting pursuant to Tennessee Code Annotated Section 48-18-206, Article 11(b)(8) of the Corporation’s restated charter, as amended, and Article III(6) of the Corporation’s bylaws, as amended, the Board of Directors of First Horizon National Corporation hereby creates the Compensation Committee (the “Committee”) of the Board of Directors, which shall serve as a compensation committee for the Corporation, with such specific authority as is herein provided. This Committee was known prior to January 20, 2004 as the Human Resources Committee, and all references to the Human Resources Committee in any of the plans named in Section 8 herein shall be understood to refer to this Committee.

Purposes of the Committee

The purposes of the Committee are (1) to discharge the Board’s responsibilities relating to the compensation of the Corporation’s executive officers, (2) to produce an annual report on executive compensation for inclusion in the Corporation’s proxy statement, in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), (3) to identify and recommend to the Board individuals for appointment as officers, (4) to evaluate the Corporation’s management, and (5) to carry out certain other duties set forth herein.

Qualifications of Committee Members

The Committee shall be appointed annually by a majority of the entire Board, upon recommendation of the Nominating and Corporate Governance Committee, and shall consist of at least three members of the Board, each of whom is “independent” under the rules of the New York Stock Exchange (“NYSE”). In addition, at least two members of the Committee must be directors of the Corporation who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and at least two members of the Committee must be directors of the Corporation who are “non- employee directors” for purposes of Section 16 of the Securities Exchange Act of 1934. Only members who meet the Section 162(m) test may participate in decisions required to be made by “outside directors” under Section 162(m), and any other member of the Committee must recuse himself or herself with respect to those issues. Any member may volunteer to recuse himself or herself if he or she believes his or her qualification under Section 162(m) or Section 16 may be in doubt. In the event of any recusal for any of those reasons, the remaining members of the Committee would constitute “the Committee” for the action in question for purposes of both this Charter and any applicable plan administered by the Committee, provided that the Committee as so constituted for such action shall have at least two members. Only members who meet the Section 16 test may participate in decisions required to be made by “non-employee directors” under Section 16, and any other member of the Committee must recuse himself or herself with respect to those issues. If a quorum of the Committee is present in accordance with the requirements of the “Operation of the Committee” section of this Charter, then the action taken by at least two “outside directors” (with respect to matters required to be acted upon by “outside directors”) and the action taken by at least two “non-employee directors” (with respect to matters required to be acted upon by “non-employee directors”) each shall be the valid action of this Committee and is fully authorized by the Board of Directors, as long as such action is taken by a majority of the “outside directors” or a majority of the “non-employee directors,” as applicable. Members of the Committee may be replaced by the Board.

Operation of the Committee

Meetings shall be held at least four times yearly and may be called at any time by the Committee Chairperson or by any two members of the Committee upon written or oral notice to a majority of the Committee prior to the meeting. A quorum shall consist of a majority of the members, and the vote of the majority of the members present at a meeting at which a quorum is present shall be the act of the Committee. Proceedings of the Committee over the signature of a member in attendance shall be recorded in a minute book and reflect the names of those in attendance. The Chairperson of the Committee, or acting Chairperson of the meeting, will present a report of the Committee activities to the full Board of Directors at its next regularly scheduled meeting. The Secretary of the Board will permanently maintain the minutes of Committee meetings. Meetings may be held jointly with a similar committee of First Tennessee Bank National Association (“Bank”) if (i) the members of the Bank’s committee and the members of this Committee are identical or (ii) all of the members of the Bank’s committee meet the independence requirements of the NYSE. The Committee may invite to its meetings such members of management as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The Corporation’s Chief Executive Office (“CEO”) should not attend the portion of any meeting where the CEO’s performance or compensation is discussed, unless specifically invited by the Committee. It will be the responsibility of the Committee to maintain free and open means of communication between the directors and management of the Corporation.

The Committee shall have unrestricted access to Corporation personnel and documents and shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. The Committee shall have the authority to retain compensation consultants to assist in the evaluation of CEO, senior executive officer or director compensation, including authority to approve the fees and other retention terms. The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee.

Duties, Responsibilities, and Authorities of the Committee

The Committee is hereby delegated full authority with respect to the following matters and such additional matters as may be provided in the bylaws of the Corporation or as the Board of Directors may from time to time by resolution adopted by a majority of the entire Board specify.

1.	To adopt and amend major corporate policies and objectives with respect to the Corporation’s compensation and management of its human resources.

2.

To make regular reports to the Board and to provide a periodic review, evaluation and reporting link between management and the Board with respect to the Corporation’s compensation and management of its human resources.

3.

To review periodically management’s human resources policies, guidelines, procedures, and practices for conformity with corporate objectives and policies concerning the Corporation’s compensation and management of its human resources, including a periodic review of compensation structures for non- executive officers.

4.

To review and approve corporate goals and objectives relevant to the compensation of the CEO, evaluate the performance of the CEO in light of those goals and objectives, and set the CEO’s compensation level based on this evaluation.

5.	To make recommendations to the Board concerning compensation for directors.

6.

To fix the compensation–including salary, bonus, benefits, and other current, deferred, or retirement compensation including any severance or similar termination payments–of executive officers, and to oversee the operation of the Corporation’s compensation plans and practices for employees and directors.

7.	To adopt and amend benefit plans and compensation plans, including incentive compensation plans, applicable to executive officers but excluding the plans listed in 9 below.

8.

To adopt and amend other employee benefit plans and compensation plans but excluding the plans listed in 9 below, provided that the Committee’s authority hereunder is not exclusive so that such plans may be adopted or amended by management consistent with explicit delegation or general Committee policy or practice.

9.

To make recommendations to the Board concerning the adoption or amendment of the following plans: the Pension Plan; the Pension Restoration Plan; the Directors & Executives Deferred Compensation Plan; the First Horizon National Corporation Deferred Compensation Plan; the First Horizon Deferred Compensation Plan; the terms and conditions of the change in control severance agreements offered to executives and other officers from time to time; any plan originally adopted by the Board which expressly provides for amendment or administration solely by the Board; and any plan which involves the issuance of Corporation stock. The exclusion of change in control severance agreements applies only to the terms and conditions of such agreements; the Committee is delegated authority to select recipients and fix payment levels. The delegations in 7 and 8 are not exclusive and do not prevent the Board from acting upon the matters covered therein; no such action by the Board shall diminish those delegations unless explicitly so provided by the Board.

10.	To serve as the Committee required:

a.	by the terms of the 1990 Stock Option Plan and the 1995, 1997 and 2000 Employee Stock Option Plans;

b.	by terms of the Directors & Executives Deferred Compensation Plan;

c.	to resolve questions of interpretation arising under the Non-Employee Directors’ Deferred Compensation Stock Option Plan and the 2000 Non-Employee Directors’ Deferred Compensation Stock Option Plan;

d.	by the terms of the Management Incentive Plan;

e.	to review the appropriateness of the issuance of Corporation common stock under the terms of the Savings Plan as required by resolutions of the Board as adopted from time to time;

f.	to designate those eligible to participate in the Pension Restoration Plan and Survivor Benefit Plan;

g.	by the terms of the 2002 Bank Director and Advisory Board Member Deferral Plan, the Bank Director and Advisory Board Member Deferral Plan and the Bank Advisory Director Deferral Plan;

h.	by the terms of the Equity Compensation Plan; and

i.	by the terms of the First Horizon National Corporation Deferred Compensation Plan and the First Horizon Deferred Compensation Plan.

11.

In consultation with management, to oversee regulatory compliance with respect to compensation matters, including (a) overseeing the Corporation’s policies on structuring compensation programs to maximize tax deductibility while retaining the discretion deemed necessary to compensate executive officers in a manner commensurate with performance and the competitive market for executive talent, and (b) as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

12.

To produce annually a report of the Committee for inclusion in the Corporation’s proxy statement in accordance with applicable SEC rules and regulations, or as required by any other applicable law or regulation.

13.

To review and approve recommendations from management and recommend Board approval regarding the creation of corporate offices (for executive officers) and the defining of authority and responsibility of such offices and concerning nominees to fill such offices.

14.

To review and approve recommendations from management and recommend Board approval regarding the appointment of incumbent officers, including consideration of their performance in determining whether to nominate them for reelection, and to review succession plans for executive officers, including the CEO.

15.

To review, monitor, and make recommendations to the Board or management, as appropriate, with respect to any communications directed to the Corporation or one or more of the directors relating to performance, nomination or removal of officers.

16.

To create corporate offices and define the authority and responsibility of such offices, except to the extent such authority or responsibility would not be consistent with the law, the charter, or the bylaws, to appoint persons to any office of the Corporation except Chairman of the Board, Chief Executive Officer, President, Auditor, Secretary, and any office the incumbent in which is designated by the Board as an Executive Officer, and to remove from office any person that was, or could have been, so appointed by the Committee.

17.	To evaluate performance of the Corporation’s executive officers and review that performance with the Board.

18.

To prepare and provide to the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this Charter. The performance evaluation shall also recommend to the Board any improvements to this Charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

19.

To serve as the committee required by the Bylaws and resolutions of the Corporation to be responsible for and with authority to make and record all requests of directors, officers, and employees of the Corporation, or any of its subsidiaries, to serve other business entities at the Corporation’s request and to be indemnified against liability arising from such service.

20.	To review compliance with the Management Interlocks Acts and approve indemnification for officers and directors.

21.

To oversee the Corporation’s compliance with all applicable laws and regulations, both currently in existence and as may be adopted in the future, relating to (i) appropriate management of the risks associated with incentive compensation programs or arrangements or (ii) public, regulatory, or other reporting associated with such risks, programs, or arrangements.

22.

To oversee the Corporation’s compliance with the provisions of all applicable laws and regulations, both currently in existence and as may be adopted in the future, relating to the compensation of the Corporation’s executive officers or to public, regulatory, or other reporting associated with such compensation.

ANNUAL MEETING

May 2, 2013
10:00 a.m. Central time

FIRST TENNESSEE BUILDING
M-Level Auditorium
165 Madison Avenue
Memphis, TN 38103

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND
VOTING INSTRUCTION CARD FOR
FIRST HORIZON NATIONAL CORPORATION SAVINGS PLAN (“Plan”)

Shareholders of Record: The undersigned appoints George P. Lewis and Lewis R. Donelson, or any one or both of them with full power of substitution, as proxy or proxies, to represent and vote all shares of stock standing in my name on the books of the corporation at the close of business on March 1, 2013, which I would be entitled to vote if personally present at the annual meeting of shareholders of First Horizon National Corporation, to be held in the auditorium of the First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, on May 2, 2013, at 10 a.m. Central time or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side. The proxies are further authorized to vote in their discretion as to any other matters which may come before the meeting. The board of directors, at the time of preparation of the proxy statement, knows of no business to come before the meeting other than that referred to in the proxy statement.

Plan Shareholders: Under the terms of the Plan, each participant having funds allocated to the FHNC Stock Fund is entitled to instruct the Plan Trustee, Wilmington Trust Retirement and Institutional Services Company, as to the manner in which to vote the shares of First Horizon common stock held in the FHNC Stock Fund represented by the participant’s interest therein as of March 1, 2013 (the record date for the annual meeting of shareholders). The purpose of this instruction card is for the participant to give instructions to the Plan Trustee as to how to vote such shares in connection with the annual meeting of shareholders of First Horizon National Corporation to be held in the Auditorium of the First Tennessee Building, 165 Madison Avenue, Memphis, Tennessee, on May 2, 2013, at 10 a.m. Central time or any adjournments thereof, upon the matters set forth in the notice of said meeting as stated on the reverse side and also on any other matters that may come before the meeting. The undersigned hereby directs the Plan Trustee to vote the shares of FHNC common stock in the FHNC Stock Fund represented by the undersigned’s interest therein as specified on the reverse side.

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

YOU CAN VOTE BY TELEPHONE, OVER THE INTERNET, OR BY SIGNING AND RETURNING THIS CARD AS DIRECTED ON THE REVERSE SIDE.

Vote by Internet, Telephone or Mail

There are three ways to vote. Internet or telephone voting is available 24 hours a day, 7 days a week.

Your phone or Internet vote authorizes the named proxies and/or the Plan Trustee to vote your shares in the same manner as if you had marked, signed and returned this card.
You will need the last four digits of your Social Security number to vote your shares on the Internet or by phone.

MAIL
INTERNET	TELEPHONE
www.eproxy.com/fhn	1-800-560-1965	Mark, sign and date this card and return it in the postage-paid envelope provided or mail to Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.

Use the Internet to vote your shares	Use any touch-tone telephone to vote
until 12 p.m. (CT) on April 30, 2013	your shares until 12 p.m. (CT) on April
(for Plan shares) or May 1, 2013	30, 2013 (for Plan shares) or
(for all other shares).	May 1, 2013 (for all other shares).

If you vote by Internet or by telephone, you do NOT need to mail back this card.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945	COMPANY #
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS CARD.

The Board of Directors unanimously recommends a vote FOR Items 1, 2 and 3.

1.	Election of eleven directors to serve until the 2014 Annual Meeting of Shareholders:

			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01	Robert B. Carter	☐	☐	☐	07	R. Brad Martin	☐	☐	☐

	02	John C. Compton	☐	☐	☐	08	Scott M. Niswonger	☐	☐	☐

Please fold here – Do not separate

	03	Mark A. Emkes	☐	☐	☐	09	Vicki R. Palmer	☐	☐	☐

	04	Corydon J. Gilchrist	☐	☐	☐	10	Colin V. Reed	☐	☐	☐

	05	Vicky B. Gregg	☐	☐	☐	11	Luke Yancy III	☐	☐	☐

	06	D. Bryan Jordan	☐	☐	☐

2.	Approval of an advisory resolution to approve executive compensation	☐	For	☐	Against	☐	Abstain

3.	Ratification of appointment of KPMG LLP as auditors	☐	For	☐	Against	☐	Abstain

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF NOTICE OF SAID MEETING AND THE RELATED PROXY STATEMENT.

Date ____________________________________________, 2013

Signature(s) in Box

Shareholders sign here exactly as shown on the imprint on this card. When signing as Attorney, Executor, Administrator, Trustee or Guardian, please give full name. If more than one Trustee, all should sign. All Joint Owners should sign.